As Filed with the Securities and Exchange Commission July 3, 2008

Registration No.: 333-146975

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 on Form S-1 to
Form SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUIHENG MEDICAL, INC.
(Formerly Mill Basin Technologies, Ltd.)
(Name of registrant as specified in its charter)

Huiheng Building, Gaoxin 7 Street South, Keyuannan Road,
Nanshan District, Shenzhen Guangdong, P.R. China 518057
Telephone: 86-755-25331366
(Address and telephone number of principal executive offices)

Nevada	5047	20-4078899
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Li Bo
Huiheng Building, Gaoxin 7 Street South, Keyuannan Road,
Nanshan District, Shenzhen Guangdong, P.R. China 518057
Telephone: 86-755-25331366
(Name, address and telephone number of agent for service)

WITH A COPY TO

Douglas J. Rein C. Christopher Shoff c/o DLA Piper US LLP 4365 Executive Drive, Suite 1100 San Diego, CA 92121 (858) 677-1400 (858) 677-1401 (facsimile)	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 (facsimile)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001(2)	4,600,000	$7.00	$32,200,000	$1,266
Underwriter’s Purchase Option to purchase shares of common stock(4)	322,000	-	$100	1
			$32,200,100	$1,267	(4)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2) Includes shares issuable upon exercise of the underwriters over-allotment option.

(3) Represents the shares of common stock issuable upon exercise of a purchase option to be sold to the company’s underwriters (Roth Capital Partners, LLC and Chardan Capital Markets, LLC) in connection with this offering.

(4) $1,060 Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall there after become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note: The registrant is amending a registration statement originally filed on Form SB-2 before the effective date of the amendments contained in Release 33-8876. Pursuant to the transition provisions in that release, the registrant has elected to continue using the disclosure format and content based on Form SB-2.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 3, 2008

PRELIMINARY PROSPECTUS

4,000,000 SHARES
COMMON STOCK
HUIHENG MEDICAL, INC.

This is a prospectus for the offer and sale by us of up to 4,000,000 shares of our common stock.

Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by NASD (“OTCBB”) under the ticker symbol HHGM, although trading has been very limited. We have applied to list our shares on the Nasdaq Capital Market. On July 2, 2008, the last reported sale price of our common stock was $7.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should read the discussion of material risks in investing in our common stock.  See “Risk Factors” beginning on page 6 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 600,000 shares from us at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments.  If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $__________, and our total proceeds, before expenses, will be $__________. We will also sell to the representatives of the underwriters, for nominal consideration, warrants to purchase up to 322,000 shares at $__________ per share (115% of the per share offering price to investors), commencing on __________, 2008 (six months from the date of the offering) and expiring on ____________, 2013 (five years after the date of the offering).

Neither the Securities and Exchange Commission nor the state securities regulators have approved or disapproved these securities or determined if this preliminary prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in ________, _______ on _________________, 2008.

ROTH CAPITAL PARTNERS    CHARDAN CAPITAL MARKETS, LLC

____________________, 2008

You should only rely on the information contained in this prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus.  We are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

TABLE OF CONTENTS

Prospectus Summary	1

Risk Factors	6

Note Regarding Forward Looking Statements	19

Use of Proceeds	20

Market for our Shares	20

Selected Historical Consolidated Financial Data	23

Management’s Discussion and Analysis or Plan of Operation	24

Business	41

Directors, Executive Officers, Promoters and Control Persons	51

Principal Stockholders	54

Executive Compensation	56

Certain Relationships and Related Person Transactions	58

Underwriting	60

Shares Eligible for Future Sale	63

Description of Capital Stock	65

Legal Matters	68

Experts	68

Where You Can Find More Information	68

Financial Statements	F-1

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you.  This prospectus includes information about the shares of common stock we are offering as well as information regarding our business and detailed financial data.  You should read this prospectus and the registration statement of which this prospectus is part in their entirety, especially the risks of investing in our common stock which we discuss under “Risk Factors,” and our financial statements and related notes beginning on page F-1.

Unless the context requires otherwise, the words “Huiheng,” “Huiheng Medical,” “we,” “us,” “our” and “our company” refer to Huiheng Medical, Inc. and its subsidiaries.

You should read the entire prospectus carefully before deciding to invest in shares of our common stock.

Our Business

We design and sell precision radiotherapy equipment used for the treatment of cancerous tumors in the People’s Republic of China (“PRC” or “China”). Our products include a patented line of gamma treatment systems (“GTS”) that accurately deliver well-defined conforming doses of radiation to the target tissue and a multileaf collimator (“MLC”) used in conjunction with a linear accelerator for radiation therapy applications. We currently have 15 patents issued in the PRC, one patent issued in the U.S., one patent issued in the European Union and additional patent applications which cover our product line.

Our primary customers are hospital equipment investors, with hospitals and clinics as end users. In addition to providing precision radiotherapy equipment, we also offer our customers comprehensive post-sales services for our products as well as products manufactured by others. These services include radioactive cobalt source replacement and disposal, medical expert training, clinical trial analysis, patient tumor treatment analysis, software upgrades and patient care consulting.

Our net revenues increased from $12.7 million in 2006 to $16.2 million in 2007. Our net income increased from $6.8 million in 2006 to $9.0 million in 2007.

Our operating subsidiaries were founded in 2001 by Mr. Hui Xiaobing, our Chairman and a pioneer in the GTS industry in the PRC. Mr. Hui served as president and Chairman of Shenzhen OUR Technology, Co., Ltd., the first PRC company to develop a gamma treatment system. Mr. Hui is also the former CEO of Everbright Securities, a major Chinese financial institution.

Our Strategies

Our goal is to gain greater market share for our GTS products, by pursuing the following strategies:

•	continuing to offer high quality, competitively priced products and services;

•	broadening our product offering and improving our existing technologies;

•	expanding our sales and distribution force in the PRC;

•	exploring opportunities to develop international markets in South America, Eastern Europe and Southeast Asia; and

•	expanding our product portfolio through relationships with foreign medical equipment technology leaders.

Our Strengths

We believe, based solely on management’s knowledge of our industry, that we are a leader in the GTS market in the PRC. We consider our core competitive strengths to be:

•	experienced leadership;

•	strong customer relationships and network;

•	proprietary technology with patent protection;

•	high quality product line;

•	strong gross margins and pricing flexibility;

•	consistent, high quality post-sale customer service and support;

•	experienced research and development team; and

•	strong R&D partnerships with Beijing University, China Science & Technology University and Public Healthcare Institute of Jilin University.

Our Industry

The market for medical equipment and supplies in the PRC is segmented into geographical regions. Hospitals with greater spending power tend to be located in large towns and cities in the eastern part of the PRC, where rapid economic growth has taken place during the last two decades and where the population tends to have higher income. Medical equipment and supplies distribution is a very specialized and localized business sector in the PRC. Distributors of medical equipment and supplies operate in the PRC within relatively small and geographically dispersed markets, each based in a wealthy eastern city to cover the surrounding areas, with few distributors willing or able to cover the entire country. Most distributors focus on the PRC’s eastern cities, where the bulk of purchasing power is concentrated, while the western part of the PRC has very limited coverage. The fact that different areas of the PRC have their own medical and insurance practices, purchasing policies and regulatory issues further increases the complexity of medical equipment and supplies distribution in the PRC.

The PRC’s aging population, the popularization of private hospitals and clinics and growing demand for high-quality medical equipment and efficient healthcare services are some of the key factors contributing to the growth of the medical equipment market in the country. Additionally, initiatives by the government, such as reforms in the national healthcare system, are also fueling growth in the industry.

The PRC Radiotherapy Market

The Ministry of Health identified cancer as the leading cause of death in the PRC for the years 2005, 2006 and 2007. To the extent that cancer-related illness and death are caused by environmental factors, the air and water pollution associated with the PRC’s rapid industrial expansion are expected to increase the rate of both. As a result, effective treatment of cancer is a high priority for the PRC healthcare system.

Radiotherapy is used in approximately 50% of all cancer treatments worldwide. The United States has 13 radiotherapy units per million people. The World Health Organization recommends 6 radiotherapy units per million people for “developed” countries. The PRC remains well below the recommended threshold. In 2007, there was less than one radiotherapy unit per million people in the PRC.

The PRC radiotherapy industry has the following characteristics:

•	consolidation of the market as small suppliers find it difficult to compete;

•	high degree of government regulation with respect to unit pricing;

•	large discrepancy between the need for and access to radiation oncology systems; and

•	high barriers to entry due to both high technology requirements and established relationships.

Trends in the radiotherapy market in the PRC include:

•	increasing ability of the PRC medical community to detect cancer at treatable stages;

•	increasing acceptance of the use of Western style medicine and treatment approaches;

•	emerging middle class with increased financial ability to pay for medical procedures and improved cancer care; and

•	government indications to increase permissible spending on medical equipment procurement.

Corporate Structure

We are a Nevada holding company and conduct all of our business through our operating subsidiaries as described in the chart below. We own 100% of the equity interest of Allied Moral Holdings, Ltd. (“Allied Moral”), a British Virgin Islands company that, in turn, owns 100% of the equity interest of Tibet Changdu Huiheng Development Company, Ltd. (“Changdu Huiheng”), a Tibetan holding company that, in turn, directly owns 100%, 75% and 50%, respectively, of our operating subsidiaries, Wuhan Kangqiao Medical New Technology Company, Ltd. (“Wuhan Kangqiao”), a PRC company, Shenzhen Hyper Technology Company, Ltd. (“Shenzhen Hyper”), a PRC company and Beijing Yuankang Kbeta Nuclear Technology Co., Ltd. (“Beijing Kbeta”), a PRC company. Wuhan Kangqiao focuses on research and development and managing production of the Head Gamma Treatment System and Body Gamma Treatment System. Shenzhen Hyper focuses on research and development and production management of the Super Gamma System and our multileaf collimator product that is used in conjunction with a linear accelerator for cancer treatment. Beijing Kbeta focuses on installation and replacement of the Cobalt 60 radioactive sources used in our GTS products. The remaining equity interests in Shenzhen Hyper and Beijing Kbeta are owned by unrelated, unaffiliated parties.

Previous Operations

Prior to a change of control transaction in September 2006, we were engaged in the business of importing molding and door components and our corporate name was Pinewood Imports, Ltd. In September 2006, we changed our corporate name to Mill Basin Technologies, Ltd. In May 2007, we were subject to another change of control transaction, in which we acquired Allied Moral.

Corporate Information

Our principal executive office is located at Huiheng Building, Gaoxin 7 Street South, Keyuannan Road, Nanshan District, Shenzhen Guangdong, P.R. China 518057. Our telephone number at that address is 86-755-25331366. Our website address is www.huihengmedical.com. The information on our website is not a part of this prospectus.

The Offering

Shares of common stock offered by us	4,000,000

Shares of common stock to be outstanding after this offering	20,251,113 (1)

Use of proceeds	Product development, construction of manufacturing facilities, working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	The purchase of our common stock involves a high degree of risk. See “Risk Factors.”

OTCBB Ticker symbol	HHGM
___________
(1)
The number of shares of common stock to be outstanding is based on 13,800,137 shares of common stock outstanding as of May 31, 2008 and the conversion of all of our Series A Preferred Stock into an aggregate of 2,450,976 shares of common stock upon the closing of the offering.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

Investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from those of the United States. This discussion contains forward-looking statements.

Risks Related to our Business

Adverse trends in the medical equipment industry, such as an overall decline in sales or a shift away from the therapies that our products support, may reduce our revenues and profitability.

Our business depends on the continued growth of the radiotherapy equipment industry in the PRC. We operate in an industry characterized by technological change, short product life cycles and margin pressures. It is possible that innovations in the treatment of tumors or improvements in radiotherapy equipment developed by others will make our products uncompetitive, reducing our revenues and profits.

We do not have long-term purchase commitments from customers and have to rely on maintaining a steady stream of new orders for our products.

Our medical equipment is generally sold one unit at a time to a particular hospital or clinic and they generally do not reorder our products. As a result, the continued growth of our business involves making sales to an increasing number of new hospitals and clinics each year. The failure to find and sell to a significant number of new end users each year would limit our revenues and profits.

We also make significant decisions related to production schedules, component procurement commitments, facility requirements, personnel needs and other resource requirements, based upon our estimates of future sales. Because many of our costs and operating expenses are fixed, a reduction in customer demand would reduce our gross margins and operating results. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases could expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence if the expected demand does not materialize, and hence adversely affect our business and operating results.

The price and the sales of our products may be adversely affected by reductions in treatment fees by the Chinese government.

Treatment fees for our radiotherapy systems are subject to prices set by provincial governments in China, and these prices can be adjusted downward or upward from time to time. If the treatment fees for our products are reduced by the government, some customers may be discouraged from buying our products, which would reduce our sales. We may need to decrease the price of our products to provide our customers acceptable financial returns on their purchases. Our business or results of operations may be adversely affected by a reduction in treatment fees for our products in the future.

Failure to optimize our sourcing activities and cost structure could materially increase our expenses, causing a decline in our margins and profitability.

We strive to utilize our suppliers of parts and manufacturing services in an efficient manner. The efficiency of our operations depends in part on our success in accurately forecasting demand for our products and planning component parts and outsourced manufacturing services for new products that we intend to produce. Failure to optimize our sourcing activities and cost structure could materially and adversely affect our business and operating results.

Moreover, our cost structure is subject to fluctuations from inflationary pressures. China is currently experiencing dramatic growth in its economy. This growth may lead to continued pressure on wages and salaries that may exceed increases in productivity. In addition, these pressures may not be compensated for and may be exacerbated by exchange rate movements.

Our business is subject to intense competition, which may reduce demand for our products and materially and adversely affect our business, financial condition, results of operations and prospects.

The medical equipment market is highly competitive, and we expect the level of competition to remain at its current level or intensify. We face direct competition in China and will do so in other markets should we expand internationally. This competition is across all product lines and at all price points. Our competitors also vary significantly according to business segment. For domestic sales, our competitors include publicly-traded and privately-held multinational companies, as well as domestic Chinese companies. For international sales, which we are planning to commence in the near future, our competitors are primarily publicly-traded and privately-held multinational companies. We also face competition in international sales from companies that have local operations in the markets in which we sell our products.

Some of our larger competitors, especially the multinational companies, have, among them:

•	greater financial and other resources;

•	a larger variety of products that have received regulatory approvals;

•	more extensive research and development and technical capabilities;

•	patent portfolios that may present an obstacle to our conduct of business;

•	greater knowledge of local market conditions where we seek to increase our international sales;

•	stronger brand recognition; and

•	larger sales and distribution networks.

As a result, we may be unable to offer products similar to, or more desirable than, those offered by our competitors, market our products as effectively as our competitors or otherwise respond successfully to competitive pressures. In addition, our competitors may be able to offer discounts on competing products as part of a “bundle” of non-competing products, systems and services that they sell to our customers, and we may not be able to match those discounts while remaining profitable. Furthermore, our competitors may develop technologies and products that are more effective than ours or that render our products obsolete or uncompetitive. In addition, the timing of the introduction of competing products into the market could affect the market acceptance and market share of our products. Our failure to compete successfully could materially and adversely affect our business, financial condition, results of operation and prospects.

Moreover, some of our internationally-based competitors have established or are in the process of establishing production and research and development facilities in China, while others have entered into cooperative business arrangements with Chinese manufacturers. If we are unable to develop competitive products, obtain regulatory approval or clearance and supply sufficient quantities to the market as quickly and effectively as our competitors, market acceptance of our products may be limited, which could result in decreased sales. In addition, we may not be able to maintain our outsourced manufacturing cost advantage.

In addition, we believe that corrupt practices in the medical equipment industry in China still occur, although it is difficult to quantify. To increase sales, certain manufacturers or distributors of medical equipment may pay kickbacks or provide other benefits to hospital personnel who make procurement decisions. Our company policy prohibits these practices. As a result, as competition intensifies in the medical equipment industry in China, we may lose sales, customers or contracts to competitors who engage in these practices, and there may be no remedy we can pursue to prevent this.

We may fail to effectively develop and commercialize new products, which would materially and adversely affect our business, financial condition, results of operations and prospects.

Our success depends on our ability to anticipate technology development trends and to identify, develop and commercialize in a timely and cost-effective manner new and advanced products that our customers demand. Moreover, it may take an extended period of time for our new products to gain market acceptance, if at all. Furthermore, as the life cycle for a product matures, the average selling price generally decreases. Although we have previously offset the effect of declining average sales prices through increased sales volumes and reductions in outsourced manufacturing costs, we may be unable to continue to do so. Lastly, during a product’s life cycle, problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect its continued commercial viability.

Whether we will be successful in developing and commercializing new products will depend on our ability to:

•	obtain regulatory clearances or approvals in a timely and cost efficient manner;

•	optimize our procurement processes to control costs;

•	manufacture and deliver quality products in a timely manner;

•	increase customer awareness and acceptance of our new products;

•	compete effectively with other medical equipment companies;

•	price our products competitively; and

•	effectively integrate customer feedback into our research and development planning.

If we fail to obtain or maintain applicable regulatory clearances or approvals for our products, or if such clearances or approvals are delayed, we will be unable to distribute our products in a timely manner, or at all, which could significantly disrupt our business and materially and adversely affect our sales and profitability.

The sale and marketing of our products are subject to regulation in the PRC and in most other countries where we intend to conduct business. For a significant portion of our products, we need to obtain and renew licenses and registrations with the PRC State Food and Drug Administration, or SFDA, and its equivalent in other markets. The processes for obtaining regulatory clearances or approvals can be lengthy and expensive, and the results are unpredictable. We recently experienced unexpected delays in obtaining regulatory approval for our HGTS and MLC products. We believe these delays resulted from a combination of the reorganization of the SFDA within the PRC Ministry of Health and greater scrutiny of pending applications by the SFDA following corruption charges against previous administrators. Based on our review of announced approvals, we believe that no new applications for medical equipment incorporating advanced technologies have been approved in almost two years, and we cannot be certain how long the additional delays will be. In addition, the relevant regulatory authorities may introduce additional requirements or procedures that could have the effect of delaying or prolonging the regulatory clearance or approval for our existing or new products. For example, in 2007 the SFDA introduced a new safety standard to its approval process for new medical equipment which we believe has increased the typical time period required to obtain approval by approximately three months. If we are unable to obtain clearances or approvals needed to market existing or new products, or obtain such clearances or approvals in a timely fashion, our business would be significantly disrupted, and our sales and profitability could be materially and adversely affected.

In particular, as we enter foreign markets, we lack the experience and familiarity with both the regulators and the regulatory systems, which could make the process more difficult, more costly, more time consuming and less likely to succeed.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes building our brand, increasing market penetration of our existing products, developing new products, increasing our targeting of hospitals in the PRC, and expanding internationally. Pursuing these strategies has resulted in, and will continue to result in, substantial demands on management resources.

In addition, the management of our growth will require, among other things:

•	enhancement of our research and development capabilities;

•	stringent cost controls;

•	adequate working capital and financial resources;

•	strengthening of financial and management controls and information technology systems;

•	increased marketing, sales and sales support activities; and

•	hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We extend credit to our customers and may not be able to collect all receivables on a timely basis, and our inability to collect such receivables would have an adverse effect on our immediate and long-term liquidity.

The typical terms on which we sell our products provide for the customer to make a deposit at the time that the order is placed and to make progress payments at various stages of the manufacturing, shipping, installation and testing process, typically with the final 10% payment due 12 months after the customer accepts the product as meeting the specifications. Customers frequently pay slower than the terms established in our agreements. Legal action is available, but the time it takes and the outcome of any litigation is inherently uncertain, particularly in the PRC, where the civil justice system continues to evolve. Should we be unable to collect on these accounts, it would reduce our liquidity and profitability.

We generate a significant portion of our revenues from a small number of products, and a reduction in demand for any of these products could materially and adversely affect our financial condition and results of operations.

We derive a substantial percentage of our revenues from a small number of products. We currently have just four products in our portfolio, and we added the fourth product, our MLC, in 2007. As a result, continued market acceptance and popularity of these products is critical to our success. A reduction in demand due to, among other factors, the introduction of competing products, the entry of new competitors, or customer dissatisfaction with the quality of our products, could materially and adversely affect our financial condition and results of operations.

If we experience a significant number of warranty claims, our costs could substantially increase and our reputation and brand could suffer.

We typically sell our products with warranty terms covering 12 months after purchase. Our product warranty requires us to repair all mechanical malfunctions and, if necessary, replace defective components. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, we may have to accrue a greater liability for potential warranty claims. Moreover, an increase in the frequency of warranty claims could substantially increase our costs and harm our reputation and brand. Our business, financial condition, results of operations and prospects may suffer materially if we experience a significant increase in warranty claims on our products.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

In order to grow, remain competitive, develop new products and expand distribution, we may require additional capital. Our ability to obtain additional capital will be subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for capital raising activities by medical equipment and related companies;

•	investor demand for new offerings by issuers with small market capitalizations; and

•	economic, political and other conditions in China and elsewhere.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. Furthermore, the terms and amount of any additional capital raised through issuances of equity securities may result in significant stockholder dilution.

Products we develop may contain design or manufacturing defects, which could result in reduced demand for our products and services and increased customer claims against us, causing us to sustain additional costs, loss of business reputation and legal liability.

Our products are highly complex and may at times contain design or manufacturing errors or failures. Any defects in the products we develop, whether caused by a design, manufacturing or component failure or error, may result in claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs, and if they occur in large quantity or frequently, we may sustain additional costs, loss of business reputation and legal liability.

Any product recall could have a material adverse effect on our business, results of operations and financial condition.

Complex medical equipment, such as our radiotherapy systems, can experience performance problems that require review and possible corrective action by the manufacturer. From time to time, we receive reports from users of our products relating to performance problems they have encountered. We expect that we will continue to receive customer reports regarding performance problems they encounter through the use of our products. Furthermore, component failures, manufacturing errors or design defects could result in an unsafe condition or injury to the patient. Any serious failures or defects could cause us to withdraw or recall products, which could result in significant costs such as repair and product replacement costs. We cannot assure you that market withdrawals or product recalls will not occur in the future, and they could have a material adverse effect on our business, financial condition and results of operations. We are currently unable to insure against this type of liability in China.

We could become involved in intellectual property disputes, resulting  in substantial costs and diversion of our management resources. Such disputes could materially and adversely affect our business by increasing our expenses and limiting the resources devoted to expansion of our business, even if we ultimately prevail.

We currently possess 15 patents issued in the PRC, one in the U.S. and one in the European Union. If one of our patents is infringed upon by a third party, we may need to devote significant time and financial resources to attempt to halt the infringement. We may not be successful in defending the patents involved in such a dispute. Similarly, while we do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties, we may be required to spend a significant amount of time and financial resources to resolve any infringement claims against us. We may not be successful in defending our position or negotiating an alternative remedy. Any litigation could result in substantial costs and diversion of our management resources and could reduce our revenues and profits and harm our financial condition.

We also rely on trade secrets, proprietary know-how and other non-patentable technology, which we seek to protect through non-disclosure agreements with employees. We cannot assure you that these non-disclosure agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets, proprietary know-how and other non-patentable technology will not otherwise become known to, or be independently developed by, our competitors.

Enforcement of PRC intellectual property-related laws has historically been deficient and ineffective, and is hampered by corruption and local protectionism. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. The experience and capabilities of PRC courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation.

We may develop new products that do not gain market acceptance, and the significant costs in designing and manufacturing such product solutions could hurt our profitability and operations.

We operate in an industry characterized by frequent technological advances, the introduction of new products and new design and manufacturing technologies. We expect to introduce four new products over the next several years. As a result, we are expending funds and committing resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; expanding our manufacturing capabilities and continually enhancing design processes and techniques. Delays in product approval by regulatory authorities could further increase our costs. We may invest in equipment employing new production techniques for existing products and new equipment in support of new technologies that fail to generate adequate returns on the investment due to insufficient productivity, functionality or market acceptance of the products for which the equipment may be used. We could, therefore, incur significant costs in design and manufacturing services for new products that do not result in sufficient revenue to make those investments profitable, or in any revenue at all.

Our limited operating history makes evaluating our business and prospects difficult.

Shenzhen Hyper commenced operations in September 2001, and we installed our first Super Gamma System (“SGS”) in that year and installed our first MLC in March 2007. Wuhan Kangqiao also commenced operations in September 2001, and we installed our first Body Gamma Treatment System (“BGTS”) in 2003 and our first Head Gamma Treatment System (“HGTS”) in 2004. As a result, we have a limited operating history which may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. We may not have sufficient experience to address the risks frequently encountered by early-stage companies, and as a result we may not be able to:

•	maintain profitability;

•	preserve what we believe (based solely on management’s knowledge of the industry) is our leading position in the GTS market in China;

•	acquire and retain customers;

•	attract, train, motivate and retain qualified personnel;

•	keep up with evolving industry standards and market developments;

•	increase the market awareness of our products;

•	respond to competitive market conditions;

•	maintain adequate control of our expenses;

•	manage our relationships with our suppliers and hospital equipment investors; or

•	protect our proprietary technologies.

If we are unsuccessful in addressing any of these risks, our business may be materially and adversely affected.

Our component and materials suppliers may fail to meet our needs and quality standards, causing us to experience outsourced manufacturing delays, which may harm our relationships with current or prospective customers and reduce sales.

We acquire the components of our equipment from third parties. This exposes us to supply risk and to price increases that we may not be able to pass on to our customers.   There may be shortages of some of the materials and components that we use. If we are unable to obtain sufficient amounts of components or materials on a timely and cost effective basis, we may experience outsourced manufacturing delays, which could harm our relationships with current or prospective customers and reduce sales.

We are subject to product liability exposure and have no product liability insurance coverage.

As our main products are medical equipment used for the treatment of patients, we are exposed to potential product liability claims in the event that the use of our products causes or is alleged to have caused personal injuries or other adverse effects. A successful product liability claim against us could require us to pay substantial damages. Product liability claims, whether or not successful, are often costly and time-consuming to defend. Also, in the event that our products prove to be defective, we may be required to recall or redesign such products. As the insurance industry in China is still in an early stage of development, we do not have any product liability insurance. A product liability claim, with or without merit, could result in significant adverse publicity against us, and could have a material adverse effect on the marketability of our products and our reputation, which in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we do not have any business interruption insurance coverage for our operations. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

New product development in the medical equipment and supply industry is both costly and labor-intensive and has a very low rate of successful commercialization.

Our success will depend in part on our ability to enhance our existing products and technologies and to develop and acquire new products or technologies. The development process for medical technology is complex and uncertain, as well as time-consuming and costly. Product development requires the accurate assessment of technological and market trends as well as precise technological execution. We cannot assure you that:

•	our product or technology development will be successfully completed;

•	necessary regulatory clearances or approvals will be granted by the SFDA or other regulatory bodies as required on a timely basis, or at all; or

•	any product or technology we develop can be commercialized or will achieve market acceptance.

Also, we may be unable to develop suitable products or technologies or to acquire such products or technologies on commercially reasonable terms. Failure to develop or acquire, obtain necessary regulatory clearances or approvals for, or successfully commercialize or market potential new products or technologies could have a material adverse effect on our financial condition and results of operations.

Potential strategic alliances may not achieve their objectives, which could lead to wasted effort or involvement in ventures that are not profitable and could harm our company’s reputation.

We are currently exploring strategic alliances intended to enhance or complement our technology, to provide additional know-how, components or supplies, and to introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances entered into may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated. As a result, the alliances themselves may run at a loss, which would reduce our profitability, and if the products or customer service provided by such alliances were of inferior quality, our reputation in the marketplace could be harmed, affecting our existing and future customer relationships.

We may not be able to retain, recruit and train adequate management and production personnel. We rely heavily on those personnel to help develop and execute our business plans and strategies, and if we lose such personnel, it would reduce our ability to operate effectively.

Our success is dependent, to a large extent, on our ability to retain the services of our executive management, who have contributed to our growth and expansion to date. Our Chairman, Mr. Hui Xiaobing, has been, and will continue to be, instrumental to our success. In addition, the executive directors play an important role in our operations and the development of our new products. Accordingly, the loss of their services, without suitable replacements, will have an adverse effect on our business generally, operating results and future prospects.

In addition, our continued operations are dependent upon our ability to identify and recruit adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by Shenzhen, Beijing and our operations. With the economic growth currently being experienced in China, competition for qualified personnel will be substantial, and there can be no guarantee that a favorable employment climate will continue and that wage rates we must offer to attract qualified personnel will enable us to remain competitive. The inability to attract such personnel or the increased cost of doing so could reduce our competitive advantage relative to our competitors, reducing or eliminating our growth in revenues and profits.

Risks Related to our Activities in China

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

We are subject to oversight at the provincial and local levels of government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation, which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in interpreting and enforcing our rights under these laws and regulations is limited, and our future ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located outside of the United States and most of our officers and directors will reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws of the United States. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws of the United States.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

The PRC historically has not followed Western style management and financial reporting concepts and practices, and access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC in these areas. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Our management may fail to meet the obligations under Chinese law that enable the distribution of profits earned in the PRC to entities outside of the PRC.

A circular promulgated by SAFE has increased the ability of foreign holding companies to receive distributions of profits earned by Chinese operating subsidiaries. We qualify for this treatment, but remaining qualified for it will require the Chinese principals involved in our business to meet annual filing obligations. While they have agreed to meet those annual requirements, it is possible that they will fail to do so, which could limit our ability to gain access to the profits earned by Allied Moral. The result could be the inability to pay dividends to our stockholders or to deploy capital outside of the PRC in a manner that would be beneficial to our business as a whole.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could leave us unable to use the assets we have accumulated for the purpose of generating profits for the benefit of our stockholders.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially reduce the value of our business by making us uncompetitive or, for example, by reducing our after-tax profits. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China, where a significant portion of our profits are generated.

National, provincial and local governments have established many regulations governing our business operations.

We are also subject to numerous national, provincial and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications and regulatory approvals from healthcare agencies. We are subject to laws and regulations governing our relationship with our employees including: wage requirements, limitations on hours worked, working and safety conditions, citizenship requirements, work permits and travel restrictions. These local labor laws and regulations may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our facilities in the PRC, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation. These regulations can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Risks Related to International Operations

We currently conduct most of our business in the PRC. However, we have plans to expand internationally, and the rate and degree of that expansion could be substantial. For that reason, risks related to international operations may be relevant to your investment decision.

The failure of China to continue its policy of economic reforms could, among other things, result in an increase in tariffs and trade restrictions on our products, making our products less attractive in international markets and potentially reducing our future revenues and profits.

China’s government has been reforming its economic system since the late 1970s. The economy of China has historically been a nationalistic, “planned economy,” meaning it has functioned according to governmental plans and pre-set targets or quotas.

However, in recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. Although we believe that the changes adopted by the government of China have had a positive effect on the economic development of China, additional changes still need to be made. For example, a substantial portion of productive assets in China are still owned by the Chinese government. Additionally, the government continues to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed, but should they occur, they could reduce our operating flexibility or require us to divert our efforts to products or ventures that are less profitable than those we would elect to pursue on our own.

A recent positive economic change has been China’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. It is believed that China’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States and other western countries. However, China has not fully complied with all of its WTO obligations to date, including fully opening its markets to American goods and easing the current trade imbalance between the two countries. If actions are not taken to rectify these problems, trade relations between the United States and China may be strained, and this may have a negative impact on China’s economy and our business by leading to the imposition of trade barriers on items that incorporate our products, which would reduce the revenues and profits we might otherwise generate from international sales.

In order to market our products internationally, we will be required to obtain relevant regulatory approvals for our products in the countries in which we intend to sell.

Our products will be subject to review by governmental agencies prior to being eligible for sale in new markets. We lack the expertise to navigate such approval processes outside of China We will be required to rely on our distributors and advisors to obtain such approvals, and we will have very little influence over their activities. The failure of our partners to obtain and maintain required approvals will limit our ability to sell our products internationally and harm our prospects for future revenues and profitability.

International expansion may be costly, time consuming and difficult. If we do not successfully expand internationally, our profitability and prospects would be materially and adversely affected.

Our success depends to a significant degree upon our ability to expand into international markets. In expanding our business internationally, we intend to enter markets in which we have limited or no experience and in which our brand is less recognized. To promote our brand and generate demand for our products so as to attract distributors in international markets, we expect to spend significantly more on marketing and promotion than we do in our existing markets. We may be unable to attract a sufficient number of distributors, and our selected distributors may not be suitable for selling our products. Furthermore, in new markets we may fail to anticipate competitive conditions that are different from those in China. These competitive conditions may make it difficult or impossible for us to effectively operate in these markets. If our expansion efforts in existing and new markets are unsuccessful, our profitability and prospects would be materially and adversely affected.

If we begin to do business internationally, we will be subject to significant worldwide political, economic, legal and other uncertainties.

Today, substantially all of our assets are located in the PRC. Should we begin selling our products to customers worldwide, we will have receivables from, and goods in transit, to those locations.

In addition, international operations will expose us to other risks, including:

•	political instability;

•	economic instability and recessions;

•	changes in tariffs;

•	difficulties of administering foreign operations generally;

•	limited protection for intellectual property rights;

•	obligations to comply with a wide variety of foreign laws and other regulatory requirements;

•	increased risk of exposure to terrorist activities;

•	reliance on our international distributors for compliance with foreign regulatory approvals and sales;

•	export license requirements;

•	unauthorized re-export of our products;

•	potentially adverse tax consequences; and

•	the inability to effectively enforce contractual or legal rights.

The additional risks and costs of our intended international expansion could harm our profitability and financial condition.

Fluctuation of the Renminbi could make our pricing less attractive, causing us to lose sales, or could reduce our profitability when stated in terms of another currency, such as the U.S. dollar.

The value of the Renminbi, or RMB, the main currency used in China, fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. The conversion of RMB into foreign currencies such as the U.S. dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. The official exchange rate had remained stable over the past several years. However, the PRC recently adopted a floating rate with respect to the RMB. As a result, the exchange rate of the RMB to the U.S. dollar was about 6.86 on June 27, 2008 as compared to an average of approximately 7.60 during 2007. This floating exchange rate, and any appreciation of the RMB that may result from such rate, could have various effects on our international business, which include making our products more expensive relative to those of our competitors. It is not possible to predict if the net effects of the appreciation of the RMB, to whatever extent it occurs, would be positive or negative for our business.

Changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other business for which we would need access to foreign currency exchange.

The Renminbi is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund business activities outside the PRC or to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies. For example, RMB cannot be converted into foreign currencies for the purpose of expatriating the foreign currency, except for purposes such as payment of debts lawfully owed to parties outside of the PRC. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

We cannot provide any assurance that Chinese regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiary in the PRC currently generates virtually all of our revenues and these revenues are denominated mainly in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our stockholders or for funding our other business activities outside the PRC.

We are subject to various tax regimes, which may adversely affect our profitability and tax liabilities in the future.

Huiheng is incorporated in the U.S. and has subsidiaries and other operations in the PRC and the British Virgin Islands. We will be subject to the tax regimes of these countries. Although virtually all of Huiheng’s profits will be earned outside of the U.S., under U.S. tax laws Huiheng’s earnings generally will be subject to U.S. taxation, because U.S. companies are generally taxed on their world-wide income. This may be true even if Huiheng does not repatriate any of its foreign earnings to the U.S., although repatriation of earnings would likely trigger more significant and immediate tax obligations. As a result of the imposition of U.S. taxes, Huiheng’s after-tax profits could decrease and could be below the level that would have been obtained if Huiheng were incorporated outside the U.S. The amount of taxes payable in the U.S. generally depends on the profitability of our various operations and the application of available tax credits and tax treaties. We are not currently receiving the benefit of any U.S. tax credit, and we are not currently conducting a material amount of business in a country with an advantageous tax treaty. Since the effect of tax credits and tax treaties depends on the profitability of operations in various jurisdictions, the amount of our tax will vary over time as we change the geographic scope of our activities. However, for the near term we expect that our total tax rate will be significantly influenced by the taxes we pay in China. In the future, Huiheng may pay significantly higher taxes than we have paid historically. In addition, any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect Huiheng’s profitability and tax liabilities in the future.

Because Chinese law will govern almost all of our material agreements, we may not be able to enforce our legal rights internationally, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. Further obstacles still may arise in obtaining the approval for the use of our equipment in the health care systems of various countries.   The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

The PRC has agreed that foreign companies will be allowed to import most products into any part of the PRC. In the sensitive area of intellectual property rights, the PRC has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that the PRC will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all. If the PRC does not fulfill its obligations to the World Trade Organization, we may be subject to retaliatory actions by the governments of the countries into which we sell our products, which could render our products less attractive, thus reducing our revenues and profits.

Risks Related to our Securities

The market price of our shares is subject to significant price and volume fluctuations.

The price of our common shares may be subject to wide fluctuations due to variations in our operating results, news announcements, our limited trading volume, general market trends both domestically and internationally, currency movements, sales of common shares by our officers, directors and our principal stockholders, and sales of common shares by existing investors. Certain events, such as the issuance of common shares upon the exercise of our outstanding stock options, could also materially and adversely affect the prevailing market price of our common shares. Further, the stock markets in general have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies and that have been unrelated or disproportionate to the operating performance of such companies. In addition, a change in sentiment by U.S. investors for China-based companies could have a negative impact on the stock price. These fluctuations may materially and adversely affect the market price of our common shares and the ability to resell shares at or above the price paid, or at any price.

One of our stockholders, which is controlled by our Chief Executive Officer, will own approximately 58% of our common stock following this offering and has the ability to prevent certain types of corporate actions, to the detriment of other stockholders.

Clear Honest International Limited, a company controlled by Mr. Hui Xiaobing (our Chief Executive Officer) owns 11,750,000 shares of our common stock, which (assuming the sale of 4,000,000 shares in this offering and the conversion of our Series A Preferred Stock upon the closing of this offering) would represent approximately 58% of our outstanding shares of common stock following this offering. Mr. Hui will be able to exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and determination of significant corporate actions. This ownership percentage and level of influence will increase if the earnout shares are issued. If all 1,600,000 of the earnout shares are issued as additional consideration under the Allied Moral share exchange (which would occur from 2008 through 2011) and assuming the sale of 4,000,000 shares in this offering, the conversion of our shares of Series A Preferred Stock upon the closing of this offering and that there are no other issuances of shares, Clear Honest would own approximately 61% of our issued and outstanding common stock. This concentration of ownership could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

Future sales of our common stock may depress our stock price.

Assuming the sale of 4,000,000 shares in this offering (and the conversion of the shares of Series A Preferred Stock upon the closing of this offering), we will have approximately 20,251,113 shares of common stock outstanding, or approximately 20,851,113 shares if the underwriters over-allotment option is exercised in full. The 4,000,000 shares sold in this offering (or 4,600,000 shares if the underwriters over-allotment option is exercised in full) will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. The remaining 13,800,137 shares of common stock outstanding, and an additional 2,450,976 shares of common stock issuable upon conversion of our Series A Preferred Stock, will be available for sale in the public market as follows:

Number of Shares	Date of Availability for Sale
1,700,100	On the date of this prospectus
14,551,013	90 days after the date of this prospectus

The above table assumes the effectiveness of lock-up agreements we expect to enter into with our directors and officers, and holders of substantially all of our common stock and of our Series A Preferred Stock under which these holders agree not to sell or otherwise dispose of their shares of common stock. Roth Capital Partners and Chardan Capital Markets may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

If our stockholders sell substantial amounts of shares in the public market, or if the market perceives that these sales may occur, the market price of our common stock may decline. In addition, as soon as practicable after the completion of this offering, we intend to file a registration statement under the Securities Act covering up to 1,566,666 shares of common stock issuable under our company stock plan. Accordingly, shares registered under that registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or lock-up agreements as described above.

Our Articles of Incorporation authorize our board of directors to issue new series of preferred stock that may have the effect of delaying or preventing a change of control, which could adversely affect the value of your shares.

Our articles of incorporation provide that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 700,000 additional shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change of control of our company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

There may never be an active, liquid trading market for our common stock.

There has been very little trading in our shares of common stock to date. Our common stock is currently traded on the Over-the-Counter Bulletin Board, and we have filed an application for listing on The Nasdaq Capital Market. We believe we currently meet all of the requirements for listing except for the required number of round lot holders, which we believe we will meet upon the closing of this offering. Even if we are listed on the Nasdaq Capital Market, we cannot assure investors that an active trading market will develop for our shares.

Compliance with the applicable provisions of the Sarbanes-Oxley Act may be a further condition of continued listing or trading. If we are granted a listing on the Nasdaq Capital Market, we may not always be able to meet the listing requirements. Failure to continually meet the Nasdaq Capital Market listing requirements could result in the delisting of our common stock, which may adversely affect the liquidity of our shares, the price that can be obtained for them or both.

We do not expect to pay dividends.

We expect to apply our future earnings, if any, toward the further expansion and development of our business. The likelihood of our paying dividends is further reduced by the fact that, in order to pay dividends, we would need to repatriate profits earned outside of the U.S., and in doing so those profits generally would become subject to U.S. taxation. Thus, the liquidity of your investment is dependent upon your ability to sell your shares at an acceptable price, rather than receiving an income stream from your investment. The price of our stock may decline and fluctuations in market price coupled with limited trading volume in our shares may limit your ability to realize any value from your investment, including recovering the initial purchase price.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding, among other things, our expectations, beliefs, plans, intentions for future operations and business strategies. When used in this prospectus, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements regarding the following: the effectiveness and advantages of our products, factors relating to demand for and economic advantages of our products, our plan to develop and acquire additional technologies, our expectations regarding growth in international sales, our marketing, technology enhancement and product development strategies, our intention to enter into agreements with new partners, our belief that we bring products to market efficiently, our estimate of the length of time for product approvals, the identity of our competition and factors for competition, our compliance with regulatory requirements and laws, and our plan to seek approval to sell our products in additional countries.

The forward-looking statements in this prospectus represent our management’s beliefs, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

The net proceeds to us from the sale of the four million shares offered hereby at an assumed price of $7.00 per share are estimated to be approximately $24.6 million. We expect to use approximately $13 million to construct a new manufacturing facility, $5 million for research and development and the remainder for working capital and general corporate purposes.

Construction of Manufacturing Facilities - $13 Million

Over the next few years, our company plans to pursue U.S. FDA approval for a next-generation SGS unit and medical LINAC currently under development in order to facilitate international sales. To meet the requirements of the U.S. FDA for SGS and LINAC manufacturing, we plan to construct an advanced manufacturing and assembly and testing facility. We have obtained approval to acquire rights to a piece of property for industrial purposes in Wuhan City, Hubei Province, China. We intend to establish an assembly and testing line for our products, the estimated cost of which is $13 million and includes the purchase price of the property and the construction of facilities.

Research & Development - $5 Million

We plan to invest approximately $5 million for research and development activities, including the cost for clinical trials and U.S. FDA and SFDA filings. The new products under such activities include a medical LINAC that will be equipped with our MLC, the next-generation SGS unit, an advanced magnetic resonance imaging (“MRI”) machine and a LINAC used in industrial applications.

Working Capital and General Corporate Purposes- $6.6 Million

We plan to use approximately $6.6 million for working capital and other general corporate purposes. Such uses include sales and marketing expenses for both new and existing products. We are also actively seeking strategic acquisition opportunities in both China and abroad that offer new technologies and/or synergies to enhance and strengthen our current product line.

MARKET FOR OUR SHARES

Our common stock is currently listed for trading in the Over-the-Counter Bulletin Board maintained by NASD under the Symbol: “HHGM”. After we initially registered shares for public trading in 2006, our common stock did not have any trading volume or bid prices listed. Our common stock has only had bid prices entered since the second quarter of 2007, following the share exchange we consummated with Allied Moral Holdings, Ltd.

The following table shows the high and low bid prices for our stock since May 2007 (these amounts reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and do not necessarily represent actual transactions):

Fiscal 2007	High	Low
Second Quarter	$9.00	$9.00
Third Quarter	$8.00	$7.50
Fourth Quarter	$13.00	$8.00

Fiscal 2008	High	Low
First Quarter	$10.00	$7.20
Second Quarter	$8.50	$5.50

There are no outstanding options or warrants that can be converted into our common stock. Pursuant to the earnout provisions in the Allied Moral Securities Exchange Agreement, if we achieve certain profit targets for 2008 through 2011, we may distribute some or all of 1,600,000 shares of newly-issued common stock to those persons who were the holders of Allied Moral’s common stock at the time of the share exchange.

We have approximately 40 record holders of our common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Securities authorized for issuance under equity compensation plans

At present, we have 1,566,666 shares authorized for issuance under our equity compensation plan. However, no options for such shares have been granted as yet.

Dividends

In 2006, our subsidiary (Changdu Huiheng) paid a dividend of approximately $9.16 million to the sole stockholder of Changdu Huiheng’s common stock at the time, Mr. Hui Xiaobing, our Chief Executive Officer. The dividend was intended to distribute the retained earnings that had accumulated before the acquisition of Changdu Huiheng’s stock by Allied Moral in August 2006. We have no plans to distribute additional dividends for at least the immediate future, as we intend to retain any profit to support our growth plans.

China’s SAFE and Foreign Acquisition Regulation

All of our business is conducted through our subsidiaries based in China. Renminbi, or RMB, is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to make dividends or other payments in United States dollars. However, in accordance with the existing foreign exchange regulations in China, Allied Moral is able to pay dividends in foreign currencies, without prior approval from the State Administration for Foreign Exchange (“SAFE”), by complying with certain procedural requirements. The current foreign exchange measures may be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful. As a result, if we intend to distribute profits outside of China, we may not be able to obtain sufficient foreign exchange to do so. Additionally, China regulatory authorities may impose further restrictions on the convertibility of the RMB. Since our subsidiaries in China, both direct and indirect, generate virtually all of our revenue, and these revenues are currently denominated in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our stockholders.

The SAFE regulates the conversion of the RMB into foreign currencies. Currently, Foreign Invested Enterprises (“FIE”) are required to apply for “Foreign Exchange Registration Certificates,” which permit the conversion of RMB into foreign exchange for the purpose of expatriating profits earned in the PRC to a foreign country. Our PRC subsidiary, Changdu Huiheng, is a FIE that has obtained the registration certifications, and with such registration certifications, which need to be renewed annually, Changdu Huiheng is allowed to open foreign currency accounts including a “current account” and “capital account.” Currently, conversion within the scope of the “current account”, such as remittance of foreign currencies for payment of dividends, can be effected without the approval of SAFE. However, conversion of currency in the “capital account,” for capital items such as direct investments, loans, and securities, still requires the approval of SAFE. In accordance with the existing foreign exchange regulations in the PRC, Changdu Huiheng is able to pay dividends in foreign currencies, without prior approval from SAFE, by complying with certain procedural requirements.

SAFE regulations have required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to burdensome payment restrictions and reporting, the ability of a company with its principal operations in China to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business in which they own for other reasons. Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves, which amounts are distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our stockholders as dividends.

In addition, on October 21, 2005, SAFE promulgated Notice 75, Notice on Issues concerning Foreign Exchange Management in People’s Republic of the PRC Residents’ Financing and Return investments through Offshore Special Purpose Vehicle (“OSPV”). Notice 75 provides that Chinese residents shall apply for foreign investment exchange registration before establishing or controlling an OSPV, which is defined by Notice 75 as a foreign enterprise directly established or indirectly controlled by Chinese residents for foreign equity capital financing with their domestic enterprise assets and interests. Notice 75 further requires that Chinese residents shall process the modification of foreign investment exchange registration for the interests of net assets held by Chinese residents in an OSPV and its alteration condition, if Chinese residents contributed their domestic assets or shares into the OSPV, or processed foreign equity capital financing after contributing their domestic assets or shares into the OSPV. Pursuant to Notice 75, Chinese residents are prohibited, among other things, from distributing profits or proceeds from a liquidation, paying bonuses, or transferring shares of the OSPV outside of the PRC if Chinese residents have not completed or do not maintain the foreign investment exchange registration.

Mr. Hui Xiaobing, our Chief Executive Officer and director, has filed the requisite application for foreign investment exchange registration under the relevant laws of the PRC and the regulations of Notice 75, and his registration application has been approved by SAFE. His foreign investment exchange registration is valid, legal and effective for the purpose of Notice 75.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary of selected historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto that are included elsewhere in this report. Historical results are not necessarily indicative of the results that may be expected for any future period.

	Years Ended December 31,
	2006	2007
Statement of Income Data:
Total revenues	$12,669,866	16,203,566
Income from operations	8,169,476	10,300,950
Net income (after minority interest)	6,816,474	9,015,769
Weighted average shares outstanding	13,243,750	13,000,000

	Years Ended December 31,
	2006	2007
Balance Sheet Data:
Cash	$338,039	866,585
Working capital (deficit)	(1,356,477)	11,073,898
Total assets	9,506,645	18,860,353
Long-term debt	0	0
Stockholders’ equity (deficit)	(895,973)	14,357,896

Exchange Rate Information

The following table sets forth certain information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated:

Period	Period End	Average	High	Low
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5973	7.8041	7.2946

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements, including as a result of those matters set forth under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW

We are a China-based medical equipment company that develops, designs and markets radiation therapy systems used for the treatment of cancer. We currently have four products; the Super Gamma System (“SGS”), the Body Gamma Treatment System (“BGTS”), the Head Gamma Treatment System (“HGTS”) and a multileaf collimator device (“MLC”) used in conjunction with a linear accelerator.

In 2005, the ownership interests of Shenzhen Hyper, Wuhan Kangqiao and Beijing Kbeta were reorganized under Changdu Huiheng. Upon the completion of the reorganization, Changdu Huiheng owned 75% of the equity interest in Shenzhen Hyper, 100% of the equity interest of Wuhan Kangqiao and 50% of the equity interest of Beijing Kbeta.

In 2006, we established Allied Moral Holdings, Ltd. in the British Virgin Islands as a holding company and Allied Moral acquired 100% of the ownership interests of Changdu Huiheng as part of an ownership restructuring to facilitate investments by foreign investors. As discussed below in “Business - Huiheng Medical’s Background,” the stockholders of Allied Moral engaged in a share exchange transaction with our company in May 2007.

Our company is led by Mr. Hui Xiaobing, a pioneer in the GTS industry in the PRC. Through his experience and relationships, Mr. Hui maintains access to China’s hospitals and our company’s principal customers. As a result of his leadership, we have successfully developed a strong sales and marketing force, which covers the entire country and maintains relationships with China’s top medical institutions.

Our expansion plans include broadening our product offering. Our research and development team is focused on developing and producing technologically advanced radiotherapy and GTS products. We currently have 15 patents issued in the PRC, one patent in the U.S., one patent in the European Union, and additional patent applications pending. Our SGS and BGTS products are approved for use in China by the State Food and Drug Administration (“SFDA”), an agency of the Ministry of Healthcare of the PRC.

Currently, the focus of our research and development efforts is on four main projects. The first project is the development of next-generation SGS unit that will incorporate advanced radiotherapy technologies through the addition of an Image Guided System (“IGS”), which improves the targeting of the radiation beam through use of computer-generated images, and a Respiration Tracking System (“RTS”), which automatically adjusts the targeting of the radiation to compensate for the patient’s breathing. We plan to install the first next-generation SGS unit in the second half of 2008. The other major projects include the development of an integrated linear accelerator (“LINAC”) and multileaf collimator unit, another type of radiotherapy device that is used in less demanding applications, an advanced magnetic resonance imaging (“MRI”) device and an industrial LINAC unit used for, among other things, preserving food through irradiation. These projects are in various stages of development.

We sell our products primarily to hospital equipment investors in China, who install our systems in hospitals or clinics, and occasionally we sell directly to hospitals or clinics. We also offer comprehensive post-sales services for our medical equipment to our customers. The service contracts are negotiated and signed independently and separately from the sales of medical equipment. Our post-sales services include radioactive cobalt source replacement and disposal, medical expert training, clinical trial analysis, patient tumor treatment analysis, product maintenance, software upgrades, and consulting.

Many of the key research and development personnel who developed our products are currently employed by our company.

We have also begun pursuing relationships with foreign medical equipment technology leaders to provide high quality, low cost manufacturing services and China-based distribution for their products.

Our Operating Subsidiaries

Shenzhen Hyper. Shenzhen Hyper was established in September of 2001 as a domestic Chinese company based in Shenzhen, China. From inception, it has been engaged in designing, developing and servicing radiotherapy medical equipment used for the treatment of cancerous tumors for customers throughout China. Shenzhen Hyper developed the SGS, our most advanced and versatile technology, in 2001. The SGS is a radiotherapy device that uses gamma radiation to non-invasively treat tumors located in the head and the body and to treat certain functional disorders of the head and neck areas. It utilizes stereotactic, or three-dimensional imaging, principles to enhance the accuracy of the targeting of the radiation beams. Shenzhen Hyper has also developed a MLC device that is used in conjunction with a LINAC to provide conformal shaping of radiotherapy treatment beams, which increases the precision of the beam and reduces the damage caused to surrounding tissues. We are currently developing our own LINAC with which we will integrate our MLC.

Shenzhen Hyper is currently working on the development of additional radiotherapy and diagnostic equipment that will be sold in China and abroad, including the next-generation SGS unit, capable of treating cancerous tumors in the head and body by advanced radiotherapy functions.

Wuhan Kangqiao. Wuhan Kangqiao was established in September of 2001 as a domestic Chinese company based in Wuhan, China. From inception, it has been engaged in designing, developing and servicing radiotherapy medical equipment for customers throughout China. Wuhan Kangqiao developed the BGTS in 2003 and the HGTS in 2004 and currently designs, markets and services these products. The BGTS is a stereotactic radiotherapy device that uses gamma sourced radiation to non-invasively treat tumors located in the body. The HGTS is a stereotactic radiotherapy device that uses gamma sourced radiation to non-invasively treat tumors in the head and to treat other functional disorders of the head and neck area.

Beijing Kbeta. Beijing Kbeta was established in December 2004 and supplies the Cobalt-60 radioactive material used as the radioactive source in the SGS, BGTS and HGTS.

PRICING

Treatment fees for radiotherapy are set by provincial governments in China, a factor we consider when pricing our systems. To gain market penetration, we price our radiotherapy treatment systems at levels that we believe offer attractive economic returns to our customers, taking into account the prices of competing products in the market. We believe that our products offer quality features at a competitive price in China.

If the provincial governments in China reduce the treatment fee rates for radiotherapy, some hospitals and hospital equipment investors may be discouraged from purchasing our products, which would reduce our sales. In that event, we may need to decrease the price of our systems to provide our customers acceptable returns on their purchases. We cannot assure you that our business, financial condition and results of operations will not be adversely affected by any reduction in treatment fees for radiotherapy in the future.

Under existing regulations, we are permitted to install a limited number of units, and to be reimbursed for the equipment and installation costs, prior to the receipt of the regulatory registration for that equipment. Those installations frequently are used to conduct clinical trials or for other research purposes. Our installations of the HGTS units and the MLC units have been made under this exemption. While those limited installations are not considered “sales” or commercial distribution for regulatory purposes, they do result in revenues to us as a result of the cost reimbursements. However, this cost reimbursement is below the price at which we intend to sell our products following regulatory approval.

REVENUES

We derive our revenues from selling our products to third party investors and hospitals and from selling service contracts to the buyers of our products.

Our revenues are net of Value Added Tax (“VAT”), but include VAT refunds on the sales of self-developed software embedded in our medical equipment products. In addition, our revenues include regional VAT and Business tax subsidies.

The sales price of our devices includes basic training and installation services. These services are ancillary to the purchase of medical equipment by our customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, revenues for the entire arrangement is recognized upon customer acceptance, which occurs after delivery and installation.

Our revenues, growth and results of operations depend on many factors, including the level of acceptance of our products among doctors, hospitals and patients and our ability to maintain prices for our products at levels that provide favorable margins. The level of acceptance among doctors, hospitals and patients is influenced by the performance and pricing of our products, our ability to educate the medical community about our products, our relationships with hospitals and hospital equipment investors, government reimbursement levels as well as other factors.

Our sales have historically been achieved on a unit-by-unit basis. We expect that in any given period a relatively small, and changing, number of third party investors will continue to account for a significant portion of our revenues. For the fiscal year ended December 31, 2006, sales to our top three customers (all of whom were hospital equipment investors) accounted for 89% of our revenues. For the year ended December 31, 2007, two customers (both of whom were hospital equipment investors) accounted for 76% of our revenues.

COSTS

Cost of revenues

Our cost of revenues primarily consists of material and component costs. It also includes amortization of intangible assets and direct costs incurred in the assembly, installation and service of our products, such as salaries and related personnel expenses and depreciation costs of plant and equipment used for production purposes. Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized and expensed as cost of revenues when product is sold.

As we source a significant portion of our components and raw materials in China, we currently have a relatively low cost base compared to medical technology companies in more developed countries. We expect the costs of components and raw materials in China will increase in the future as a result of further economic development in China. In addition, our focus on new generations and applications of our products may require higher cost components and raw materials. We plan to offset increases in our cost of raw materials and components through more efficient product designs and product assembly enhancements as well as through savings due to economies of scale.

Operating expenses

Our operating expenses primarily consist of research and development expenses, sales and marketing expenses and general and administrative expenses.

Research and development. Research and development expenses primarily consist of costs associated with the design, development, testing and enhancement of both our existing products and our new products under development. These costs consist of expenditures for purchases of supplies, clinical trials, salaries and related personnel expenses, and other relevant costs. Going forward, we expect to increase our research and development expenses, both on an absolute basis and as a percentage of revenues, to develop new products and applications and to improve the designs of our existing products.

Sales and marketing. Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities. Our sales are currently made primarily to hospital equipment investors, rather than directly to hospitals or clinics. As a result, our sales and marketing expenses as a percentage of revenues are significantly lower than medical equipment companies that operate their own marketing and distribution networks and sell directly to hospitals. Going forward, we expect to increase our expenditures on sales and marketing, both on an absolute basis and as a percentage of revenues, to promote our products in China. Furthermore, we anticipate aggressively pursuing new markets outside the PRC and expect to increase our expenditures on sales and marketing for this purpose as well.

General and administrative. General and administrative expenses consist primarily of salaries and benefits and related costs for our administrative personnel and management, fees and expenses of our outside advisers, including legal, audit and valuation expenses, expenses associated with our administrative offices and the depreciation of equipment used for administrative purposes. We expect that our general and administrative expenses will increase, both on an absolute basis and as a percentage of revenues, as we hire additional personnel and incur costs related to the anticipated growth of our business and ongoing expenses associated with being a publicly listed company in the U.S.

TAXES AND INCENTIVES

The discussion of taxes that follows denotes financial obligations and thresholds in RMB, since that is the currency in which those amounts are measured. These amounts have been translated into U.S. dollars using the exchange rate in effect on December 31, 2007. The actual future value of taxes expressed in USD will vary depending upon future rates of exchange.

Allied Moral Holdings

Under the current laws of the British Virgin Islands, we are not subject to tax on our income or capital gains. In addition, no British Virgin Islands withholding tax would be imposed on payments of dividends.

Changdu Huiheng

Under the current PRC laws, Changdu Huiheng is subject to the Enterprise Income Tax (“EIT”) and the Value Added Tax (“VAT”). Changdu Huiheng is established in the western region of the PRC and, as such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. However, pursuant to an agreement with the Tibet Finance Bureau, Changdu Huiheng will be refunded any amounts of its annual EIT payment that exceed RMB 900,000 (USD 123,119). In addition, the Tibet Finance Bureau will refund Changdu Huiheng’s annual 31% business tax payment and its 38.75% VAT payment under the condition that the total annual business tax and the annual VAT owed exceed RMB 1 million (USD 136,799) and RMB 1.5 million (USD 205,198), respectively. This tax incentive policy will be valid for 5 years from the commencement of the tax refund, which began in fiscal 2006.

Shenzhen Hyper

Shenzhen Hyper is classified as a high technology company and currently operates in an approved economic-technological development area. As such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. Furthermore, this classification, according to local tax regulations, entitles Shenzhen Hyper to a tax-free period for two years, commencing on its first profitable year, and a 50% reduction in EIT for the following six years. Although Shenzhen Hyper was profitable in 2007, accumulated losses from prior years eliminated its tax liability for 2007. As a result, 2007 does not qualify as the first year of its tax-free period according to local tax regulations. We expect Shenzhen Hyper to begin the first year of its tax-free period in 2008.

The VAT is charged based on the selling price of products at a general rate of 17% and our revenues are recorded net of this VAT. Shenzhen Hyper, however, is entitled to a 14% refund of VAT on the sales of self-developed software embedded in device systems. This is a result of a PRC government program to promote the development of the high technology sector of China’s economy. The program phases out for companies after five years of profitable operations.

The VAT refund is recorded as part of net revenues under U.S. GAAP. For the fiscal year ended December 31, 2007, no VAT refunds were booked as revenues for the period due to the refund application process extending past the end of the year. As a result, we expect the refunds that we applied for in 2007 to be booked as revenue in 2008. VAT refunds amounted to $173,077 (RMB 1.35 million) for the fiscal year ended 2006. There were no VAT refunds for fiscal year ending December 31, 2005.

Wuhan Kangqiao

Wuhan Kangqiao is classified as a high technology company and currently operates in an approved economic-technological development area. As such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. Furthermore, this classification, according to local tax regulations, entitles Wuhan Kangqiao to a tax-free period for two years, commencing the first year the company is established. Wuhan Kangqiao’s EIT rate for the years ending December 31, 2005, 2006 and 2007 were 15% for all three years.

The PRC tax system is subject to uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject us to tax increases in the future.

SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon our financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States. During the preparation of our financial statements we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” we identified the most critical accounting principles upon which our financial status depends. We determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets. We present these accounting policies in the relevant sections in this management’s discussion and analysis, including the Significant Accounting Policies discussed below.

(a)	Principles of Consolidation

The consolidated financial statements include the company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consists of cash on hand and in the bank.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts, sales returns, trade discounts and value added tax. The allowance for doubtful accounts is the company’s best estimate of the amount of probable credit losses in the company’s existing accounts receivable. The company performs ongoing credit evaluations of its customers’ financial conditions. The company provided an allowance of $5,059 and $4,446 for doubtful accounts respectively as of December 31, 2007 and 2006.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(d)	Inventories

The company values inventories, consisting of work in process and raw materials, at the lower of cost or market. Cost of material is determined on the weighted average cost method. Cost of work in progress includes direct materials, direct production cost and an allocated portion of production overhead.

The final steps of assembly of our products, including installation of radioactive service materials, are completed at customer locations. Accordingly, the company generally does not carry finished goods (inventory held for sale in the ordinary course of business) inventory.

(e)	Property, Plant, and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three to twenty years. Building improvements are amortized on a straight-line basis over the estimated useful life. Depreciation of property, plant and equipment are stated at cost less accumulated depreciation. Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Construction in progress represents the costs of property, plant and equipment under construction or installation . The accumulated costs are reclassified as property, plant and equipment when installation or construction is completed. All borrowing costs, which include interest and foreign exchange differences incurred that are attributable to qualifying assets, are capitalized as cost of construction in progress. Capitalization of borrowing costs ceases when the construction is completed and the constructed or installed asset is ready for its intended use.

The estimated useful lives of the assets are as follows:

Years

Building improvements	3-5
Buildings	20
Production equipment	3-5
Furniture, fixtures and office equipment	3-5
Motor vehicles	5-10

(f)	Intangible Assets

Intangible assets are stated at cost, representing the fair value at the time such intangibles were contributed to the company by the minority owner of a subsidiary in exchange for equity interests. Fair value was supported by cash contributed contemporaneously by another investor. Intangible assets are carried net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Years
Patented technology	20
Software	5

(g)	Investment in Affiliated Company

The company owns a 50% equity interest of Beijing Kbeta and accounts for the investment using the equity method of accounting. The equity method is utilized as the company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the company’s investment in Beijing Kbeta may not be recoverable, the company would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

(h)	Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, if any, are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

No impairment loss was recognized in 2006 and 2007.

(i)	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, current income tax assets, prepayments and other current assets, accounts payable, income taxes payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

(j)	Revenue Recognition

The company generates revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

Sales of medical equipment

The company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training services, which generally take about 1 month. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As training services do not have separately determinable fair values, the company recognizes revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, value added tax (“VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the company’s products, the company recognizes the VAT refund at the time the product is sold. The amount is included in the line item “Revenues” in the consolidated statements of income and is recorded on an accrual basis.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the company’s products, the company recognizes the VAT refund at the time the product is sold. The amount is included in the line item “Revenues” in the consolidated statements of income and is recorded on an accrual basis.

The medical equipment sold by the company has embedded self-developed software which can also be sold on a standalone basis.

Provision of maintenance and support services

The company also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipment. Under existing service agreements, the company provides the exchange of cobalt sources, training to users of the medical equipment, maintenance of medical equipment, upgraded software and consulting. Fees for the services are recognized over by the life of the contract on a monthly basis.

Government subsidies

Pursuant to the document dated December 16, 2004 with No.173 issued by Tibet Finance Bureau, the profits tax payment of Changdu Huiheng in excess of RMB 900,000 for a year will be refundable by Tibet Finance Bureau. The 31% of business tax payment will be refundable by Tibet Finance Bureau provided that the business tax payment exceeds RMB 1.0 million for a year. The 38.75% of value added tax payment will be refundable by Tibet Finance Bureau provided that the value added tax payment exceeds RMB 1.5 million for a year. All tax incentive policies will be valid for five (5) years from the year of commencement of tax refund, starting from September 2006.

(k)	Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for the research and development staff and material costs for research and development. The company incurred $263,314 and $124,283 for the years ended December 31, 2007 and 2006, respectively.

(l)	Income Taxes

The company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the year that includes the enactment date.

(m)	Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to consolidated statements of operations as and when the related employee service is provided.

(n)	Warranty

The company provides a product warranty to its customers to repair any product defects that occur generally within twelve months from the date of sale. The company’s purchase contracts generally allow the customer to withhold up to 10% of the total purchase price for the duration of the warranty period. Based on the limited number of actual warranty claims and the historically low cost of such repairs, the company has not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

(o)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

(p)	Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related transaction adjustments are reflected in “Accumulated other comprehensive income / (loss)” in the stockholders’ equity section of the company consolidated balance sheet.

The average monthly exchange rates for 2007 and the closing rate of December 31, 2007 were Rmb 7.5973 and Rmb 7.2946 to one USD, respectively. The average monthly exchange rates for 2006 and the closing rate as of December 31, 2006 were Rmb 7.9579 and Rmb 7.8041 to one USD, respectively.

(q)	Earning Per Share

Basic earnings per share are computed on the basis of the weighted-average number of shares of the company common stock outstanding during the year. Diluted earnings per share is computed on the basis of the weighted-average number of shares of the company common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method. Dilutive potential common shares include Series A Preferred Stock.

The following table sets forth the computation of basic and diluted net income per share:

	2007	2006
Net income	$9,015,769	$6,816,474

Weighted-average outstanding shares of common stock	13,243,750	13,00,000
Diluted effect of Preferred Stock	1,517,270	-
Diluted weighted average outstanding shares	14,761,020	13,000,000

Earnings per share:
	$0.68	$0.52
	$0.61	$0.52

The weighted-average number of common shares outstanding during the period from January 1, 2006 through the May 2007 share exchange is based on the number of shares of Allied Moral multiplied by the exchange ratio in the merger agreement. The weighted-average number of common shares outstanding from the acquisition date through December 31, 2007 is based upon the actual number of shares outstanding during the period.

(r)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(s)	Segment Reporting

SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, establishes standards for reporting information on operating segments in interim and annual financial statements. The company operates in two segments (i) selling the medical equipment and, (ii) providing the consultancy, repairs and maintenance services for the customers. The chief operating decision-makers review the company’s operation results on an aggregate basis and manage the operations as two operating segments as disclosed in note 13.

(t)	Deferred Offering Costs

Deferred offering costs are those costs directly attributable to the company’s proposed public offering. Such costs consist principally of professional fees and will be charged to stockholders’ equity upon receipt of the capital raised. Should the proposed offering prove to be unsuccessful, the deferred costs will be charged to operations.

(u)	Comprehensive Income

The company has adopted SFAS No. 130 Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Income and the Consolidated Statement of Stockholders’ Equity.

(v)	Financial Instruments with Characteristics of both Liabilities and Equity

The company accounts for its Series A Preferred Stock in accordance with SFAS Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150) and SFAS Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). We have determined that our Series A Preferred Stock is not mandatorily redeemable. Accordingly, the company accounts for the Preferred stock as permanent equity.

(w)	Impact of New Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5, Accounting for Contingencies. The company adopted the provisions of this statement on July 1, 2007. The adoption of this statement did not have a material effect on the company’s financial condition and results of operations.

On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the company’s financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The company does not anticipate that the adoption of this statement will have a material effect on the company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The company does not anticipate that the adoption of this statement will have a material effect on the company’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be the company’s fiscal year that begins after December 15, 2008. The company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the company’s financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160).” SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority interests in consolidated subsidiaries from total liabilities to a separate component of stockholder’s equity.

In December 2007, SAB 109 supersedes SAB 105, “Application of Accounting Principles to Loan Commitments”, provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The company does not believe that the adoption of this statement will have a material effect on the company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Incentive Share and After-tax Profit Targets

As an additional payment under the Allied Moral Holdings Securities Exchange Agreement, the previous holders of common stock of Allied Moral Holdings will be issued, on an all or none basis, 400,000 shares of common stock each year over four years (up to an aggregate of 1,600,000 shares of common stock), if on a consolidated basis, the company has after-tax profits in the following amounts for the indicated periods:

Years Ending December 31,	After-tax Profit in USD
2008	13,100,000
2009	18,500,000
2010	26,200,000
2011	34,060,000

OUR SELECTED RESULTS OF OPERATIONS

Comparison of three months ended March 31, 2007 and 2008

Operating revenues

For the three months ended March 31, 2008, revenues amounted to $1.43 million, a decrease by $2.69 million compared to $4.12 million for the same period of the prior year. This decrease resulted from delays in installations of our radiotherapy units.

We recognize revenue only once a purchased radiotherapy unit is actually installed. The reason for the delays in product installations in the first quarter was due to the combination of the Spring Festival holiday and severe snow storms and generally bad weather that impacted China over that period.

Revenues from product sales, services and tax refunds and subsidies are broken down below.

Revenues from product sales were $0 for the three months ended March 31, 2008, representing a decrease of approximately $2.80 million, compared with the approximately $2.80 million in revenues from product sales from the same period of the prior year.  We did not install any units during the period and therefore did not recognize any revenue from product sales.

Revenues from services were approximately $1.34 million for the three months ended March 31, 2008, representing an increase of $101,096 compared with the approximately $1.23 million in revenue from services from the same period of the prior year. The increase resulted from appreciation of the Remninbi against the U.S. dollar as we had the same number of service contracts in the first quarter of 2008 that we had in the first quarter of 2007.

For the three months ended March 31, 2008, revenues from tax refunds and subsidies totaled $92,410, an increase of $5,989 over the $86,421 in tax refunds and subsidies for the same period of the prior year. Since our tax refunds are based on the prior year, this increase was due to more tax being paid in 2007 compared with 2006.

Revenue backlog

Revenue backlog represents the total amount of unrecognized revenue associated with existing purchase orders for our products. Any deferral of revenue recognition is reflected in an increase in backlog as of the end of the current period. Revenue backlog from product sales as of March 31, 2008 was approximately $12.24 million, an increase of $9.39 million compared to our revenue backlog from product sales of $2.85 million as of March 31, 2007. The increase was due to a high demand for our products as well as installation delays in the first quarter of 2008. These purchase orders are not cancellable and we expect to recognize revenue on all of the units under these contracts during 2008.

Cost of revenues

For the three months ended March 31, 2008 the total cost of revenues amounted to $101,067, a decrease by $1.21 million, compared to $1.31 million for the same period of the prior year. This decrease was due to all of our revenues for the period being generated from our service contracts and from tax refunds and subsidies, which have minimal associated direct costs. Since no units were installed, we did not recognize any revenues from unit sales, and therefore, no direct costs from unit production were recognized over the period.

Gross margin

As a percentage of net revenues, the overall gross margin increased to 92.9% for the three months ended March 31, 2008 from 68.2% for the same period in the prior year. This increase was due to no product sales revenue being recognized in the first quarter of 2008 and therefore no direct costs from product sales were recognized. All of our revenues for the period were generated from service contracts and from tax refunds and subsidies, all of which have minimal associated direct costs.

Operating expenses

Sales and marketing expenses

Sales and marketing expenses mainly consist of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities. Sales and marketing expenses were $21,888 for the three months ended March 31, 2008, an increase of 79% or $9,626, compared to $12,262 for the same period of the prior year. This increase in sales and marketing expenses resulted from increased sales and marketing activity related to our radiotherapy units over the period.

General and administrative expenses

General and administrative expenses amounted to $405,765 for the three months ended March 31, 2008, representing an increase of roughly $84,188, or 26%, compared to $321,577 for the same period of the prior year. The increase in general and administrative expenses resulted from an increase in the number of employees that were hired since the end of the first quarter of 2007 to facilitate and manage our rapid growth.

Research and development expenses

Research and development expenses are comprised primarily of employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. Research and development expenses were $96,520 for the three months ended March 31, 2008, an increase of $65,235 or 209% compared to $31,285 in the same period of the prior year. The increase was due to a higher amount of research and development activity over the period.

Income tax provision

For the three months ended March 31, 2008, the company’s income tax provision was $121,530, compared to $287,247 for the same period of the prior year, representing a decrease of $165,717. The decrease in income tax was due primarily to the decrease in taxable income in the first quarter 2008 compared to the first quarter of 2007.

Net income

For the three months ended March 31, 2008, the company’s net income amounted to $773,670, a decrease of approximately $1.40 million compared to approximately $2.18 million for the same period of the prior year. This decrease was attributable to no revenues from product sales being recognized over the period.

Comprehensive income

For the three months ended March 31, 2008, the company’s comprehensive income, which reflects the change in foreign currency translations on net income, amounted to approximately $1.37 million, a decrease of approximately $839,000 compared to $2.21 million for the same period of the prior year, or 38%. The decrease resulted from not recognizing any revenues from product sales over the period.

Comparison of the years ended December 31, 2006 and 2007

Operating revenues

For the year ended December 31, 2007, revenues were $16.20 million, an increase of $3.53 million, or 28%, compared to $12.67 million for the same period of the prior year. This increase in total revenues was due to higher revenues from product sales, services, and tax refunds and subsidies in 2007 compared with 2006. The next two paragraphs discuss these changes in greater detail.

Total revenues from product sales were $9.53 million for 2007, an increase of $2.92 million or 44%, compared to $6.61 million for the prior year. In 2007, we sold 11 units and in 2006 we sold a total of 8 units. This increase in unit sales and revenues in 2007 compared with 2006 was due to increased demand in the market for our products.

Total revenues from services were $5.03 million for 2007, an increase of $0.36 million or 7.5%, compared to $4.68 million for the prior year. For the years ended December 31, 2006 and 2007, we managed a total of 26 service contracts. Of the 26 contracts, three were signed at the beginning of the second quarter of 2006. As a result, we generated revenue on those three contracts for three quarters in 2006 and for an entire year in 2007, resulting in an increase in service revenues in 2007 compared with 2006.

Of the $16.20 million of revenues, approximately $1.64 million related to tax refunds and subsidies, an increase of approximately $255,888 or 18% over the $1.38 million in tax refunds and subsidies for the prior year. Tax refunds and subsidies accumulate each year and are paid to us, and recognized as revenue during, the following year. Since our total revenue and taxable income in 2007 was higher than in 2006, our revenues from tax refunds and subsidies will be larger in 2008 than in 2007.

Revenue backlog

Revenue backlog represents the total amount of unrecognized revenue associated with existing purchase orders for our products. Any deferral of revenue recognition is reflected in an increase in backlog as of the end of that period. The backlog as of December 31, 2007 amounted to $2.47 million, representing a decrease of 56%, compared to $5.41 million as of December 31, 2006. The decrease in backlog was due to negotiations over new purchase contracts extending past 2007. However, in the first quarter of 2008, we received a total of 10 purchase orders, which increased our backlog to $12.24 million as of March 31, 2008. These purchase orders are not cancelable and we expect to complete the installation of all units under these contracts during 2008.

Cost of revenues

The total cost of revenues amounted to $4.03 million for the year ended December 31, 2007, an increase of $1.05 million or 35%, compared to $2.98 million for the prior year. The increase was due to an increase in the number of units sold in 2007 compared with 2006.

Gross margin

As a percentage of total revenues, the overall gross margin decreased to 75% for the year ended December 31, 2007 from 76.5% for the prior year. The decrease in the gross margin was due to product sales accounting for a larger percentage of total revenues in 2007 compared with 2006, during which time higher margin service revenues accounted for a larger percentage of total revenues. We anticipate that revenue from product sales will continue to increase as a percentage of total revenue in 2008. As a result, we anticipate that our gross margins will decrease slightly in 2008 compared with 2007.

Operating expenses

Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities.

Sales and marketing expenses were approximately $82,000 for the year ended December 31, 2007, a decrease of 34%, or roughly $41,000 compared to approximately $123,300 for the prior year. The decrease was due to fewer commissions paid to sales staff as senior management was responsible for several sales and were not paid any commissions.

This relatively low overall expenditure toward sales and marketing is due to our direct marketing strategy which primarily includes expenses for salaries, commissions and travel fees for our marketing staff. We have established guidelines to monitor and evaluate sales performance for our products and to control selling expenses. We expect that our selling expenses will increase above 2007 levels as we increase our efforts to expand sales, particularly internationally, where our brand is not known.

General and administrative expenses. General and administrative expenses consist primarily of salaries and benefits and related costs for our administrative personnel and management, fees and expenses of our outside advisers, including legal, audit and valuation expenses, expenses associated with our administrative offices. General and administrative expenses amounted to approximately $1.53 million for the year ended December 31, 2007, an increase of roughly $250,000 compared to approximately $1.28 million for the prior year, representing an increase of 19.5%. The increase in general and administrative expenses was due primarily to increased expenses associated with human resources, increased administrative expenses resulting from our growth over the year and from additional expenses resulting from becoming a publicly-listed company in the U.S.

Research and development expenses. Research and development expenses include employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. Research and development expenses were $263,300 for the year ended December 31, 2007, compared to $124,300 for the prior year. This was due to new product development including our MLC, linear accelerator and next-generation SGS device.

Income tax provision

Our effective tax rate was 9.12% for the year ended December 31, 2007, compared to 17.07% for the year ended December 31, 2006. This decrease in effective tax rate resulted from a combination of factors. The tax rate payable at each level of our operations is different. In 2007, the tax rate payable at Changdu Huiheng was 15%, at Wuhan Kangqiao was 15% and at Shenzhen Hyper was 0%. In 2007, a greater percentage of the company’s income was earned at Shenzhen Hyper, and therefore subject to a 0% tax rate. This occurred for two reasons: Shenzhen Hyper sold proportionally more SGS units in 2007 than in 2006, and it sold those products to Changdu Huiheng at a higher price. As a result, more of the company’s taxable revenue was earned at Shenzhen Hyper, which is located in the most favorable tax jurisdiction in comparison to our other subsidiaries, which produced a reduction in 2007 taxes relative to 2006. In addition to reducing the effective tax rate, that shift in income generation also reduced the income tax expense by nearly 33%, to $938,000 in 2007 from $1.4 million in 2006. The tax rate payable at each level of our operations is expected to remain the same in 2008, although the effective tax rate may change should the income generated at each level be different.

Net Income

For the year ended December 31, 2007, the company’s net income amounted to $9.02 million, an increase of $2.2 million or 32.3% compared to $6.82 million for the prior year. This increase was attributable primarily to the increase in product sales.

Comprehensive income

For the year ended December 31, 2007, the company’s comprehensive income amounted to $9.72 million, an increase of $2.89 million or 42% compared to $6.82 million for the prior year. The increase was due to an increase in net income and foreign currency translation adjustments over the period.

LIQUIDITY AND CAPITAL RESOURCES

To date, the company has financed its operations primarily through the issuance of equity and cash flows from operations. We currently do not have any outstanding short-term or long-term debt. Our relatively high margins provide us with sufficient cash to purchase various raw materials, meet our component inventory needs and pay our vendors. In addition, there are very few direct costs associated with our service business which further enhances our cash position. We have longstanding, positive relationships with our vendors and have maintained favorable payment terms. Also, we believe that we can defer certain tax payments, if we choose to do so. We plan to raise additional equity capital that will help finance a number of expansion initiatives including new product development.

As of December 31, 2007, the company had total assets of $18.86 million. Our cash was $866,585, accounts receivable were $8.04 million, prepayment and other receivables were $3.48 million and inventories were $1.07 million. Working capital was approximately $11.07 million. The quick ratio was approximately 4.18:1.

As of March 31, 2008, the company had total assets of approximately $19.71 million. Our cash was $625,027, accounts receivable were approximately $8.45 million, prepayment and other receivables were approximately $4.76 million, inventories were approximately $1.24 million, and amounts due from related parties totaled $775,528. Working capital was approximately $13.21 million. The quick ratio was approximately 5.52:1.

Comparison of years ended December 31, 2006 and 2007

Net cash from operating activities totaled approximately $4.10 million for the year ended December 31, 2007, a decrease of $6.22 million from $10.32 million for the prior year. This decrease resulted primarily from the following changes in the operating assets and liabilities:

•	$5.39 million increase in accounts receivables;

•	$553,000 decrease in inventories;

•	$692,000 increase in prepayments and other receivables;

•	$76,853 increase in accounts payable;

•	$620,168 decrease in tax payable; and

•	$521,023 increase in accrued expenses and other current liabilities;

Cash collected from accounts receivable for the year ended December 31, 2007 was significantly lower than cash collected from accounts receivables for the year ended December 31, 2006. This was due to an abnormal, large accounts receivable payment made by one of the company’s major customers during the year ended December 31, 2006.

Net cash used for investing activities was $10.24 million and $1.17 million for the years ended December 31, 2007 and 2006, respectively. Cash used during 2007 includes the expenses of equipping our new office facility into which we moved to support our growing operations and to pay the consideration owed for the acquisition of Changdu Huiheng in August of 2006.

Cash flows provided by financing activities amounted to $5.62 million for the year ended December 31, 2007 and a use of cash of $9.16 million during 2006. For the year ended December 31, 2007, cash flows generated by financing activities consisted of $9.12 million from the sale of Series A Preferred Stock in February 2007 and a $3.49 million payment for the redemption of common shares.

Comparison of three months ended March 31, 2007 and 2008

Net cash from operating activities totaled approximately $(453,764) for the three months ended March 31, 2008, a decrease of $0.93 million from $477,865 for the same period in the prior year. This decrease resulted primarily from the following changes in the operating assets and liabilities:

•	$411,382 increase in accounts receivable;
•	$165,388 increase in inventories;
•	$119,005 decrease in prepayments and other receivable;
•	$180,107 decrease in accounts payable;
•	$132,446 increase in tax payable;
•	$453,378 decrease in accrued liabilities and other payables.

Cash collected from accounts receivable for the three months ended March 31, 2008 was lower than cash collected from accounts receivables for the three months ended March 31, 2007. This decrease was due primarily to a lower overall increase in the accounts receivable balance during the three months ended March 31, 2008 compared with the three months ended March 31, 2007.

Net cash used in investing activities was $247,803 and approximately $6.42 million for the three months ended March 31, 2008 and 2007, respectively. The cash used by investing activities was primarily used to equip and decorate our new office facility.

Cash flows from financing activities amounted to $0 and $6.42 million for the three months ended March 31, 2008 and 2007, respectively.

OPERATING LEASE COMMITMENTS

Rental expenses for obligations under operating leases were $43,880 (RMB 349,200) and $50,413 (RMB 383,000) for the years ended December 31, 2006 and 2007, respectively. As of December 31, 2007, the total future minimum lease payments under non-cancellable operating leases related to our facilities were $5.01 million (RMB 35.57 million). While our new facilities have a lower cost per square meter, they are larger than the office space we previously occupied. As a result, our total rental expense will increase from $4,006 (RMB 31,880) per month to $21,060 (RMB 160,000) per month.

Quantitative information about market risk and qualitative information about market risk

Transaction Risk and Currency Risk Management

Our operations do not employ financial instruments or derivatives which are market sensitive, and therefore we are not subject to the financial market risks associated with such instruments and derivatives.

Exchange Rate Sensitivity

We do not currently sell our products internationally, so we are not subject to substantial risk from changes in exchange rates. There is a limited impact from exchange rate fluctuations as a result of the fact that we purchase some components and materials internationally. However, after a fairly stable period when the RMB was pegged to the U.S. Dollar, the trend over the past few years has been appreciation of the RMB. This has the result of reducing our costs when stated in RMB terms, as it requires fewer RMB to acquire the same dollar value of goods compared to periods when the RMB was weaker.

Our production base is in China, which results in a substantial portion of our operating expenses being denominated in Renminbi, although the majority of our international purchases are made in U.S. dollars.

We currently do not engage in hedging or other activities to control the risk of our foreign currency exposure.

Exchange Controls

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in China to other countries, and the remittance does not require prior approval by the State Administration on Foreign Exchange. SAFE regulations formerly required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business which they own as a result of other restrictions that the Chinese government may impose. Relevant Chinese laws and regulations permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that the Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves which amounts are distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our stockholders as dividends.

Interest Rate Risk

Historically we have financed our operations from the issuance of equity and internally generated cash flow. As we have not relied on debt, we have had limited exposure to interest rate risk. However, as our operations expand, we may explore the use of debt. If this occurs then the cost associated with such debt could influence our profitability.

BUSINESS

Overview

We design and sell precision radiotherapy equipment used for the treatment of cancerous tumors in the PRC. Our products include a patented line of gamma treatment systems (“GTS”) that accurately deliver well-defined doses of radiation conforming to the target tissue and a multileaf collimator (“MLC”) that is used in conjunction with a linear accelerator (LINAC”) for various radiation therapy applications. We have 15 patents issued in the PRC, one patent issued in the U.S., one patent issued in the European Union and numerous additional patent applications covering our product line.

Our GTS product line is capable of treating tumors with sophisticated radiation therapy techniques, such as stereotactic radiosurgery, intensity-modulated radiotherapy and 3D conformal radiotherapy. We believe, based solely on management’s knowledge of our industry, that we are a leader in the GTS market in the PRC. Our R&D operations are developing four additional products that we plan to introduce through 2009. We also plan to expand our sales and distribution beyond the PRC.

Our business is focused on the development and design of devices used in the treatment of cancer. The Ministry of Health has identified cancer as the leading cause of death in the PRC for the years 2005, 2006 and 2007. To the extent that cancer-related illness and death are caused by environmental factors, the air and water pollution associated with China’s rapid industrial expansion are expected to increase the rate of both. As a result, effective treatment of cancer is a high priority for China’s healthcare system.

Our primary customers are third party hospital equipment investors, with the end users being hospitals and clinics. We also offer our customers comprehensive post-sales services for our products, as well as for products manufactured by others. These post-sales services include radioactive cobalt source replacement and disposal, medical expert training, clinical trial analysis, patient tumor treatment analysis, software upgrades, and patient care consulting.

Our net revenues increased from $12.7 million in 2006 to $16.2 million in 2007. Our net income increased from $6.8 million in 2006 to $9.0 million in 2007. From 2003 through June 2007, we sold what we believe to be, based solely on management’s knowledge of the industry, 72% (36 of 50) of the total number of GTS devices sold in the PRC.

We conduct our business principally through three operating subsidiaries:

•	Shenzhen Hyper, which is engaged in our principal research and development activities along with the production management and servicing of our SGS and our MLC product;

•	Wuhan Kangqiao, which also conducts research and development and focuses on the production management and servicing of our HGTS and BGTS products; and

•
Beijing Kbeta, which supplies the Cobalt-60 material used as the radioactive sources in the SGS, BGTS and HGTS, is a collaboration among Changdu Huiheng, Beijing Shuangyuan Isotope Technology Co., Ltd. and Beijing Taihai Tonghui Culture Technology Co., Ltd., which are privately held businesses incorporated in China.

Industry Background

The conventional and most commonly used treatment methods for cancerous tumors are surgery, radiotherapy and chemotherapy. High intensity focused ultrasound, radio frequency ablation, microwave thermo-coagulation, cryosurgery and monoclonal antibody therapy are some of the new cancer treatment methods developed and commercialized in recent years. Biotherapy and gene therapy are still in experimental stages and are not currently available to patients generally. The selection of a particular treatment method for a patient depends on various factors, including the tumor’s receptivity to the treatment method, the location of the tumor, the stage of the cancer and whether it has spread and the patient’s state of health. Cancer patients are usually treated by a combination of various treatment methods.

There are three primary types of radiation therapy. The first type, which represents the majority of radiation treatments, is external beam radiation therapy. In this type of radiation therapy, a beam of energy originating outside the patient’s body is focused on the tumor. The second type of radiation therapy is internal radiation therapy, commonly referred to as brachytherapy, which involves implanting radioactive materials in the patient’s body at the site of the tumor. A third approach is intraoperative electron radiation therapy (“IOERT”) where the electron radiation is applied directly to the residual tumor or tumor bed during cancer surgery. Our products fall into the first category, as they are external beam radiation therapy devices.

External beam radiation therapy can be divided into two main categories, common radiotherapy and precision radiotherapy. Common radiotherapy involves the use of a linear accelerator to deliver high energy X-rays to a tumor target. This X-ray beam is relatively wide. Common radiotherapy may be employed to treat relatively large, localized tumors, but it affects surrounding tissues, making it inappropriate for tumors in sensitive areas.

Precision radiotherapy devices deliver either high energy gamma or x-ray energy to tumor targets in a precise manner, limiting radiation exposure to surrounding tissue. Precision radiotherapy devices include the various gamma treatment systems, such as our GTS product line and various other devices capable of Stereotactic Radiosurgery, Conformal Radiotherapy Treatments (“CRT”) and Intensity-Modulated Radiation Therapy (“IMRT”).

In general, gamma treatment systems are precision stereotactic radiotherapy devices that deliver low dose beams of high energy gamma rays to tumor targets for the purposes of destroying tumor cells. In the case of our GTS products, numerous gamma ray beams, arranged across an arc frame, are irradiated and collimated from a source of Cobalt-60, to the treatment target. A single gamma ray beam would not deliver a sufficient level of radiation for treatment. However, when multiple gamma ray beams intersect, precisely, at the tumor target, they collectively generate a high dosage of treatment. The attractive aspect of this treatment approach is that the tissue surrounding the point where the gamma beams intersect is spared a high level of exposure.

The PRC Market and Growth Drivers

Increasing Expenditure on Healthcare

One of the major benefits of the economic boom in the PRC is the increase in the per capita income of people in the country. The annual per capita income in the PRC reached $1,740 by the end of 2005, a significant increase from $960 in 2004. This number is expected to continue to grow as the GDP continues to rise. Therefore, the population at large demands better and more efficient health services resulting in a higher demand for high, medium and low-tech medical devices. Moreover, the endeavor of the government to provide better health services to its citizens is resulting in large investments in hospitals and updated medical technologies.

In 2005, the healthcare expenditure of the PRC (with a population of 1.3 billion persons) accounted for 5.7% of the GDP ($2.3 trillion) as compared to 15.9% of the GDP ($12 trillion) in the US (with a population of 300 million). We believe that this indicates that expenditure on healthcare is likely to increase in the future.

Expanding Insurance Coverage

Three types of public healthcare insurance schemes are available in the urban areas of the PRC. The first type, known as the Government Insurance System, provides free healthcare and medical benefits to approximately 34 million public sector employees. The second type, known as the labor safety healthcare scheme, provides compulsory coverage for approximately 148 million employees of state-owned enterprises and some collectively owned enterprises, with coverage including a 50% contribution towards medical expenses incurred by dependent relatives of the employee, according to Medistat. As the PRC’s economy has grown, more private sector companies have emerged whose workers are covered by the third type, the compulsory healthcare insurance scheme. Under this scheme, a worker normally pays 2% of his or her wages into an insurance fund, while the employer contributes an additional 6% of the worker’s wages.

The PRC has also opened its market to foreign insurance companies, thereby providing affordable private healthcare insurance options to the middle-class in the country. This prompts the healthcare service providers to purchase better quality machines to cater to the increasing demand. Since the PRC’s entry into WTO in December 2001, insurance companies have been offering improved services and risk coverage to meet international standards as well as the intensifying competition.

Reform in National Medicine System

In the recent years, the government has replaced the self-procurement system of hospitals with a centralized public bidding system. As a result, hospitals are now required to provide better services and upgrade their hardware to increase their revenue. Hence, the demand for mid or high-end medical devices is expected to be one of the main growth drivers for this market in the PRC. The recent medical system reforms in the PRC have increased the demand for medical devices in hospitals. According to an official market survey, about 15% of all medical equipment currently in use in hospitals in the PRC was manufactured in the 1970s, and 60% in the 1980s, which means that there is a large potential market for product replacements.

Private Hospitals and Clinics Becoming More Popular

The key strategy of private hospitals and clinics is to use advanced technologies or devices to attract customers. Private hospitals and clinics therefore, through the use of high quality healthcare devices, are gaining market share as compared to state-owned hospitals.

Aging Population

As a result of the “one-child policy”, the country has entered an aging phase since 2001. According to the PRC Research Center on Aging, it is estimated that there will be 5.96 million senior citizens (above 60 years of age) added every year from 2001 to 2020. This means that by 2020 the number of senior citizens is estimated to reach 248 million, according to an estimate by the Hong Kong Trade Development Council.

Our Products

We produce radiotherapy equipment. Radiotherapy uses external radiation sources to destroy or inhibit the growth of cancerous tumors. Although radiotherapy is used to treat a wide range of cancer types, different types of tumors have different sensitivities to radiation, and different patients have different levels of tolerance for radiation, both of which play a role in determining if radiotherapy is an appropriate treatment. Radiation therapy is the primary treatment option for localized cancerous tumors.

Our line of GTS products includes the Head Gamma Treatment System (“HGTS”), the Body Gamma Treatment System (“BGTS”) and the Super Gamma System (“SGS”). They each deliver gamma radiation to tumor targets in a precise and effective manner. The BGTS is used to treat a variety of tumors located throughout the body and is not used for intracranial tumors. Similarly, the HGTS treats only tumors of the head and other functional disorders of the head, especially those that cannot be treated with conventional surgery. The SGS can effectively treat tumors of both the head and body with accuracy and precision, and this wide range of applicability is what sets it apart from other GTS products on the market. In addition, our products are capable of performing a wide range of treatment options, including stereotactic radiosurgery, intensity-modulated radiotherapy (“IMRT”) and 3D-conformal radiotherapy (“CRT”).

We also produce a multileaf collimator device (“MLC”) used in conjunction with a linear accelerator (“LINAC”). The MLC is used to control the shape and dose of radiation beams delivered from a LINAC to treat and destroy tumors. Currently, our MLC units are attached to a third-party produced LINAC. In the future, we plan to develop our own LINAC technology and products, which we would attach and integrate with our MLC.

Our first SGS device was installed in 2001 and was approved by the SFDA in 2004. As of May 31, 2008, we have a total installed base of 24 SGS units, all of which are located in China. We estimate that over 14,000 patients have been treated with our SGS product. Our first BGTS device was installed in 2003 and it was approved by the SFDA in 2004. As of May 31, 2008, we have a total installed base of 8 BGTS units. Our first HGTS device was installed in 2004. We have completed clinical trials on the HGTS and have submitted a final report to the SFDA. Subject to a favorable review by the SFDA, we expect to receive SFDA approval of the HGTS in 2008. As of May 31, 2008, we had a total installed base of 6 HGTS units. Our first MLC was installed in March of 2007 in China for a clinical trial.

Prior to October 2005, our business had been organized differently. While we had the production operations described above, a significant part of our business involved the operation of treatment centers within Chinese hospitals. These treatment centers would either purchase or lease our products on favorable terms and we would participate in the revenue stream generated from the treatments delivered in the center, an arrangement that facilitated the hospital’s purchase of these capital items. However, following our reorganization in 2005, we shifted our business model to one in which our revenues and profits are derived from the sale of our medical equipment and from servicing those products after sale.

Since the inception of Shenzhen Hyper in 2001, our revenues have grown, with the shift in the business model leading to substantially greater revenues and profits compared with prior years. This was due to both the continued expansion of our business and the change in accounting treatment accorded to sales of equipment, with revenue recognized upon acceptance of the equipment by the customer, versus the revenues associated with the income stream produced over a period of years by the treatment centers.

Our relatively strong competitive position is reflected in the gross margins on our products, which were in excess of 60% for both 2006 and 2007. We believe that these high margins will allow us potential pricing flexibility in order to increase volumes as our production capacity increases. This pricing flexibility should also provide us with an advantage in entering foreign markets where our products are not as well known and our pricing power is not as great.

The typical terms on which we sell our products provide for the customer to make a deposit at the time that the order is placed and to make progress payments at various stages of the manufacturing, shipping, installation and testing process, typically with the final 10% payment due 12 months after the customer accepts the product as meeting the specifications. Generally speaking, the progress payments made by customers during the manufacturing of a device help support our working capital needs. In addition, we will need working capital to expand capacity or to enter international markets, as well as for research and development. These working capital needs have historically been met through a combination of cash flow and equity financing.

Research and Development

Our R&D is a major priority and is primarily focused on the next generation development of existing products and new product launches. As China’s economy and social structure continue their development and evolution, our products must continue to reflect technological advancements in order to maintain our position, based solely on management’s knowledge of the industry, as a leader in China’s radiotherapy industry.

We are currently working to complete the development of four new products and these include:

•	a next-generation SGS,

•	a medical LINAC that will be integrated with our MLC,

•	an advanced MRI system, and

•	an industrial LINAC.

The addition of these products will bolster the overall product line and help keep us at the forefront of China’s radiotherapy and medical capital equipment industry.

We spent $124,283 and $263,314 during 2006 and 2007, respectively, on research and development efforts to improve existing products and processes and to develop new products. These amounts may appear low by developed country standards, but they have been adequate to support the development of significant improvements in our products and the development of new products. We expect our spending on research and development to increase in the future.

Regulation

Our products are subject to regulatory controls governing medical devices. Our SGS and BGTS products are authorized by the State Food and Drug Administration (SFDA), which is the regulatory institution for medical devices in the PRC. As a developer of medical equipment, we are subject to regulation and oversight by different levels of the SFDA. We are also subject to other government laws and regulations which are applicable to developers in general. SFDA requirements include obtaining production permits, compliance with clinical testing standards, development practices, quality standards, applicable industry and adverse reporting, and advertising and packing standards.

On April 1, 2000, SFDA formulated a set of regulations for the medical device market - “Regulations for the Supervision and Administration of Medical Devices” - which included general provisions, administration of medical devices, administration of production, distribution and use of medical devices, supervision of medical devices, penalties, and supplementary provisions. Recent regulatory changes in the PRC include improvements in the supervision and efficiency of medical devices testing, introduction of a new pricing policy for medical devices, and introduction of a new regulation - “Provisions on Daily Supervision and Administration of Medical Devices Manufacturing Enterprises,” by SFDA in 2006.

Classification of medical devices

In China, medical devices are classified into three different categories, Class I, Class II and Class III, depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Classification of a medical device is important because the class to which a medical device is assigned determines, among other things, whether a developer needs to obtain a production permit and the level of regulatory authority involved in obtaining such permit. Classification of a device also determines the types of registration required and the level of regulatory authority involved in effecting the registration.

Class I devices are those with low risk to the human body and are subject to “general controls.” Class I devices are regulated by the local food and drug administration of the city where the manufacturer is located. Class II devices are those with medium risk to the human body and are subject to “special controls.” Class II devices require product certification, usually through a quality system assessment, and are regulated by the food and drug administration of the province where the manufacturer is located. Class III devices are those with high risk to the human body, such as life-sustaining, life-supporting or implantable devices, and are regulated by the SFDA under the strictest regulatory control.

Our products are classified as a Class III devices, and are therefore subject to all regulatory controls governing Class III medical devices.

Production permit for medical devices

A developer must obtain a production permit from the provincial food and drug administration before commencing the development of Class II or Class III medical devices. A production permit, once obtained, is valid for four years and is renewable upon expiration. To renew a production permit, a developer must submit to the provincial food and drug administration an application to renew the permit, along with required information six months before the expiration date of the permit.

Registration requirements of medical devices

In accordance with the “Administration Measures Regarding Medical Device Registration” implemented on August 9, 2004, before a medical device can be developed for commercial distribution, a developer must obtain medical device registration by establishing, to the satisfaction of respective levels of the food and drug administration, the safety and effectiveness of the medical device. In addition, in order to conduct a clinical trial on a Class II or Class III medical device, the SFDA requires developers to apply and to obtain in advance a favorable inspection result for the device from a third party inspection center approved by the SFDA. The application to the inspection center must be supported by required data, such as animal and laboratory testing results, as well as certain pre-clinical and clinical trial data. If approved, the medical device registration is valid for four years.

According to the “Provisions Regarding Medical Device Clinical Trials” implemented on April 1, 2004, clinical trials for our products are also subject to SFDA regulation governing GTS medical devices. Under these regulations, the minimum clinical trial period for a medical device is one year, with a minimum of 100 subjects participating and using at least two units of the GTS. Compliance with these SFDA regulations also requires satisfactory clinical reports from at least two institutions that have participated in the clinical trial. Other areas subject to these regulations include proper labeling of the medical device, obtaining informed consent from each subject, and proper record-keeping.

Under existing regulations, we are permitted to install a limited number of sample units of equipment and to be reimbursed for the equipment and installation costs prior to the receipt of a medical device registration.  Those installations frequently are used to conduct clinical trails. While those limited installations are not considered sales or commercial distribution for regulatory purposes, they do result in revenues as a result of the cost reimbursements.

The SFDA occasionally changes its policies, adopts additional regulations, revises existing regulations or tightens enforcement, each of which could block or delay the approval process for a medical device.

We have received SFDA approval for our SGS and BGTS products. Although we have not yet received SFDA approval for our HGTS and MLC products, we have completed clinical trials for those products and have submitted final applications to the SFDA. Our other products under development will require clinical trials (none of which have commenced) in order to obtain approval from the SFDA. Under existing rules, we are permitted to install equipment to conduct clinical trials, but those installations are not considered commercial sales under the regulations.

Continuing SFDA regulations

We are subject to continuing regulation by the SFDA. In the event of significant modification to an approved medical device, its labeling or its manufacturing process, a new pre-market approval or pre-market approval supplement may be required. Our GTS products are subject to, among others, the following regulations:

•	SFDA’s quality system regulations, which require developers to create, implement and follow certain design, testing, control, documentation and other quality assurance procedures;

•	medical device reporting regulations, which require that developers report to the SFDA certain types of adverse reactions and other events involving their products; and

•	SFDA’s general prohibition against promoting products for unapproved uses.

Class II and III devices may also be subject to special controls applicable to them, such as supply purchase information, performance standards, quality inspection procedures and product testing, which may not be required for Class I devices. We believe we are in compliance with the applicable SFDA guidelines, but we could be required to change our compliance activities or be subject to other special controls if the SFDA changes or modifies its existing regulations or adopts new requirements.

We are also subject to inspection and market surveillance by the SFDA to determine compliance with regulatory requirements. If the SFDA decides to enforce its regulations and rules, the agency can institute a wide variety of enforcement actions, such as:

•	fines, injunctions and civil penalties;

•	recall or seizure of our products;

•	the imposition of operating restrictions, partial suspension or complete shutdown of production; and

•	criminal prosecution.

Regulatory requirements for developing international markets

We believe that the regulatory requirements of some international markets we are targeting will be satisfied at least in part by the regulatory approvals granted by the SFDA. We believe that compliance with regulatory requirements in our targeted international markets will ultimately be the responsibility of the local distributor, especially in markets where regulators will rely on the SFDA approval process. We have not fully evaluated the regulatory requirements of these markets and our ability to comply with the requirements of a jurisdiction will be a factor in our expansion plans.

Customers

The end users of our products are hospitals and clinics that treat various type of tumors, although our equipment is currently purchased by third party investors that place our units in the hospital or clinic under a financing arrangement. While we have a limited number of customers (with two customers accounting for 76% of revenues for the year ended December 31, 2007), the health care institutions that are the end users of our products are located in most of the provinces in China. While we are expanding our own sales and marketing capabilities and developing an internal distribution network to facilitate direct sales, we will still need to cooperate with third party investors who provide lease financing for the health care institutions.

In an effort to expand our customer base outside of China, we have entered into distribution agreements with companies located in India, Argentina, Ukraine, Chile, Russia, Hungary, South Korea and Peru. These agreements were entered into from September 2005 through October 2007. Based on our experience with our distributor in India (where obtaining regulatory approval took more than two years from the execution of the agreement in January 2006), we expect that it will take at least two years from commencement of the agreement before sales commence in those countries, and substantially longer if the applicable regulatory authorities require clinical trials or additional data beyond what was required to obtain SFDA approval.

Materials and Components

Our manufacturing activities are outsourced and performed by others. We obtain components for our products and assembly services from a network of third party suppliers located in Shenzhen, Beijing, Wuhan and Chengdu, which are considered some of the industrialized areas of China. We obtain our Cobalt 60 sources from Beijing Shuangyuan Isotope Co. Ltd. and Chengdu Zhonghe Isotope Co. Ltd.; electrical cabinets from Wuhan Shankuo Mechanical & Electrical Equipment Co. Ltd; main engines from Jiangsu Duoling Numerical Control Machine Tool Co. Ltd and Chengdu Aviation Plastic Modeling Co. Ltd; and positioning beds from Shenzhen Tianda High-Tech Material Co. Ltd. Although we work closely with these organizations, component shortages may occur from time to time. We do not have long-term agreements with our suppliers. Instead, we obtain these products and services on a purchase order basis. Because of the knowledge of our suppliers concerning our requirements, we would have some difficulties, in the short run, replacing a supplier.

Our major assembly processes are “dry,” meaning that they do not involve significant quantities of solvents, plating solutions or other types of materials that lead to the generation of large amounts of hazardous wastes, process wastewater discharges or air pollutant emissions. Our GTS devices use radioactive isotopes, and the proper handling of this material, both prior to installation and after removing it from a device for replacement, which must occur periodically, is initially our responsibility. However, under current Chinese law and the arrangements that we have with our waste handler, the responsibility and liability for management of that waste transfers to the waste handler with the waste itself.

We periodically review the performance of our suppliers and manufacturers, which includes an evaluation of any quality issues and corrective actions.

Competition

As with many medical technologies, competitive advantages are derived from a favorable combination of price, quality and customer service. We believe that we are well-positioned among radiotherapy products in the PRC to continue to compete effectively in all three areas in the future. China’s low cost labor and high base of skilled engineers enable us to offer sophisticated products at competitive prices while enjoying favorable margins. We have made providing high quality post-sales service a priority, which further solidifies our client relationships. We seek to leverage our range of skills and experience to offer new high-quality and cost competitive medical technologies within China. We also seek to replicate these opportunities in new international markets, particularly in emerging markets where the cost of equipment is a primary concern.

Within the PRC, the market for radiotherapy products can be segmented into two categories: high-end GTS devices and less expensive LINAC systems. We believe (based solely on management’s knowledge of the industry) that we are the leading provider of GTS systems in China based on our installed base of 38 GTS devices as of May 31, 2008. The GTS market remains fragmented with a number of small privately-owned companies providing equipment and services. We are aware of at least five other PRC-based companies that have received SFDA approval for marketing GTS systems, including Shenzhen MASEP Medical Science & Technology Development Co., Shanxi Haijitai Medical Machine Co., Shenzhen Holy Medical Technology Co., Shanghai GammaStar Medical Group, and OUR New Medical Technology. The market for LINAC systems is much more competitive in China given the lower price and less technological sophistication of these products. Many PRC-based and foreign firms offer LINAC systems in China, including Varian Medical Systems, Elekta, and Shinva Medical Co., Ltd.

The international market for radiotherapy devices is currently dominated by just a few companies, the leaders being Elekta and Accuray. GTS devices were first developed in Europe due in part to the presence of large multinational corporations such as Siemens that had the ability to make many of the complex components needed for such systems. Today, Europe maintains a strong broad base of GTS installations.

As we expand our product offering, we expect to encounter additional competition. For example, in the PRC, many companies provide sophisticated imaging devices, including MRI devices. GE Healthcare China, Hitachi Medical Systems (Beijing), Philips Medical Systems China and Beijing Wandong Medical Equipment Co., Ltd. are some of the key providers. In the global markets we will face competition from the large multi-national medical equipment companies as well as locally entrenched companies.

Intellectual Property

We have been issued 15 patents in China covering radiotherapy devices, switching devices, and various other aspects of the Gamma Treatment System. The first such Chinese patent will expire in 2010, with the remainder expiring at various times from 2013 through 2027. We have also been issued one patent in the United States and one patent in the European Union. These foreign patents expire between 2020 and 2027. We intend to patent our new inventions both in China and internationally and have filed a total of approximately 15 patent applications in the PRC, U.S. and EU.

Our patents cover the intellectual property we use in our products; we do not license patent rights from others for our products. Management is not aware of any current or previous infringement of the existing patents. If any infringement occurs, our management intends to vigorously prosecute actions to halt the infringement and recover damages if the value of the patent is judged at the time to be sufficient to justify that effort.

Properties

We currently operate our business out of two properties located in the PRC. Wuhan Kangqiao is headquartered in Wuhan, China where it owns a 287 square meter office building that houses management, research and development personnel, marketing, finance and administrative support staff. Shenzhen Hyper is headquartered in Shenzhen, China, where it leases office space of 4,000 square meters, with a monthly rental of RMB 160,000 (approximately $22,000 at current exchange rates) per month, that houses management, research and development personnel, marketing, finance and administrative support staff. This lease will expire at the end of 2027. We relocated to this space at the beginning of 2008.

Neither facility contains equipment or specialized improvements that would be difficult to move to a new location. If we decided to relocate, we believe that there are many facilities in these locations that would be suitable for our needs.

Employees

As of May 31, 2008, we had 98 employees, of which 69 were full-time employees and 29 were part-time employees. Of such employees, 52 were in research and development, 21 were in sales and customer support, and 25 were in finance and administration. We consider our relations with our employees to be good.

Legal Proceedings

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses. There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

Neither we nor any of our subsidiaries is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

Huiheng Medical’s Background

The Acquisition of Allied Moral by Mill Basin Technologies, Ltd.

On May 15, 2007, our predecessor company, Mill Basin Technologies, Ltd., entered into a Securities Exchange Agreement with the shareholders of Allied Moral Holdings, Ltd. under which Mill Basin agreed to acquire all of the issued and outstanding shares of common stock and Series A Preferred Stock of Allied Moral Holdings, Ltd. in exchange for 13,000,000 shares of our common stock and 266,666 shares of our Series A Preferred Stock. In anticipation of this transaction, Mill Basin was recapitalized such that there were 450,000 shares of our common stock issued and outstanding immediately prior to the share exchange. Upon completion of the share exchange, 13,450,000 shares of our common stock were issued and outstanding, of which 13,000,000 common shares (96.65%) were owned by Allied Moral’s former stockholders, with the balance owned by Mill Basin’s prior stockholders. In addition, following the completion of the share exchange, 266,666 shares of our Series A Preferred Stock were owned by former preferred shareholders of Allied Moral. In connection with the transaction, we agreed to change our name from “Mill Basin Technologies, Ltd.” to “Huiheng Medical, Inc.”

The share exchange was regarded as a reverse merger, since Allied Moral’s former stockholders obtained control of Mill Basin. As a result, Allied Moral was considered to be the acquirer for accounting purposes.

History of Allied Moral

Following the share exchange completed in May 2007, Huiheng Medical owned all of the issued and outstanding stock of Allied Moral. Allied Moral was incorporated in the British Virgin Islands on July 26, 2006 and its principal asset was 100% of the issued and outstanding stock of Changdu Huiheng.

Changdu Huiheng

Changdu Huiheng was founded in November 2004 as Tibet Changdu Shengfeng Industrial Development Co., Ltd. The name was changed in 2007. As a Tibet-based holding company, Changdu Huiheng enjoys certain financial subsidies from the local government in Tibet.

Changdu Huiheng was originally 90% owned by Shenzhen Jiancheng Investment Co, Ltd. (“Shenzhen Jiancheng”), a private Chinese investment company, and 10% owned by Shenzhen Huiheng Industry Co., Ltd. (“Huiheng Industry”), a private Chinese investment company owned entirely by Mr. Hui Xiaobing, our Chairman and CEO. In October 2005, Shenzhen Jiancheng sold 89% of the interests in Changdu Huiheng to Huiheng Industry and the remaining 1% to Mr. Hui Xiaobing. As a result of this transaction, Huiheng Industry became a 99% owner of Changdu Huiheng.

In order to move ownership of Changdu Huiheng offshore, on August 21, 2006, Huiheng Industry and Mr. Hui Xiaobing sold their respective 99% and 1% ownership interests in Changdu Huiheng to Allied Moral. Allied Moral was owned by Clear Honest Holdings Limited (“Clear Honest”), a British Virgin Island company 100% owned by Mr. Hui Xiaobing.

In October 2005, the ownership interests of our three operating subsidiaries, Shenzhen Hyper, Wuhan Kangqiao and Beijing Kbeta, were reorganized under Changdu Huiheng (the “Reorganization”). Upon the completion of the Reorganization, Changdu Huiheng owned 75% of the equity interest in Shenzhen Hyper, 100% of the equity interest of Wuhan Kangqiao and 50% of the equity interest of Beijing Kbeta. The remaining equity interests in Shenzhen Hyper and Beijing Kbeta are owned by unrelated and unaffiliated parties based in China.

Shenzhen Hyper

Shenzhen Hyper was founded in September 2001. Prior to the Reorganization in October 2005, Changdu Huiheng owned 20% of Shenzhen Hyper and the remaining 80% interest was held by three parties. Shenzhen Jiancheng owned 40% of Shenzhen Hyper, Mr. Huang Jian, our Vice President and Director, owned 15%, and Shenzhen OUR International Technology Development Co. Ltd. (“SZ OUR”) owned 25%. As part of the Reorganization in October 2005, Changdu Huiheng acquired the 40% and 15% equity interests held by Shenzhen Jiancheng and Mr. Huang Jian, respectively. Following the Reorganization, Changdu Huiheng and SZ OUR own 75% and 25% of the equity interest in Shenzhen Hyper, respectively.

Wuhan Kangqiao

Wuhan Kangqiao was founded in September 2001. Prior to the Reorganization in October 2005, Mr. Hui Xiaobing owned 36% of Wuhan Kangqiao and Huiheng Industry owned the remaining 64%. As part of the Reorganization, these ownership interests in Wuhan Kangqiao were sold to Changdu Huiheng making Wuhan Kangqiao a 100% owned subsidiary of Changdu Huiheng.

Beijing Kbeta

Beijing Kbeta was founded in December 2004. Prior to the Reorganization in October 2005, Changdu Huiheng owned 30% and Wuhan Kangqiao owned 20% of Beijing Kbeta. As part of the Reorganization in October 2005, Wuhan Kangqiao sold its 20% interest to Changdu Huiheng. Changdu Huiheng continues to own 50% of Beijing Kbeta and the remaining 50% is owned by two unaffiliated, private companies in the PRC, Beijing Shuangyuan Isotope Technology Co., Ltd. (30%) and Beijing Taihai Tonghui Culture Technology Co., Ltd. (20%).

Previous History of Mill Basin

Mill Basin Technologies, Ltd. was, prior to the share exchange with the stockholders of Allied Moral, an inactive company seeking merger opportunities or business operations. On September 5, 2006 Mill Basin had ceased operations and discontinued all previous business activities.

Mill Basin was formed under the name Pinewood Imports, Ltd. as a limited liability company in the State of Nevada in November 2002 and was converted into a Nevada corporation on August 29, 2005. As a limited liability company, the results of the company’s operations were, for tax purposes, passed through to its members. Mill Basin imported from Brazil molding and door component products, such as framing materials, made from pine wood and sold the imported products to retailers and/or distributors serving the residential building distribution industry throughout the United States and Canada.

On September 1, 2006, Keith S. Barton and Michelle M. Barton (the principal stockholders of Pinewood Imports) and 33 other stockholders, as sellers, entered into a Stock Purchase Agreement with Harborview Master Fund LP (“Harborview”) and Diverse Trading Ltd. The sellers sold an aggregate of 10,044,600 shares of the company’s common stock, representing 98.96% of the outstanding shares, to Harborview and Diverse Trading. All proceeds were paid to the sellers, with no proceeds going to the company. On September 1, 2006, Keith S. Barton and Michelle M. Barton, who had been officers and directors of Pinewood Imports, resigned from those positions and the principals of Harborview were elected as officers and directors of the company.

Pinewood Imports transferred the discontinued operations and the assets relating to those operations to Keith S. Barton, former officer, director and stockholder of the company, in consideration of Mr. Barton’s assuming all of the liabilities relating to such operations and assets. The transfer to Mr. Barton and his assumption of the liabilities were completed on September 5, 2006. Mr. Barton and his wife, Michelle M. Barton, a former officer and director of Pinewood Imports, agreed to indemnify Pinewood Imports against any loss or expense relating to the transferred operations or assets and also released Pinewood Imports from any claims which either of them may have had against the company. Among the assets transferred to Mr. Barton was the name “Pinewood Imports, Ltd.,” and Mr. Barton has the right to use that name or any similar name in the conduct of the transferred business operations. On September 6, 2006, Pinewood Imports filed an amendment to its certificate of incorporation changing its name to “Mill Basin Technologies, Ltd.” It then commenced its search for a business with which to merge or otherwise combine.

Prior to the share exchange, Mill Basin had not conducted any operations since September 2006. As a result of the share exchange, the operations of Allied Moral’s subsidiaries became our principal operations under the name Huiheng Medical, Inc., and therefore all of the information provided in this Business section relates to the operations of Allied Moral’s subsidiaries.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In connection with the share exchange, Mill Basin’s officers and directors resigned and were completely replaced with Allied Moral’s officers and directors.

The following table and text set forth the names and ages (as of May 31, 2008) of all of our directors and executive officers. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Except for Mr. Huang being the brother-in-law of Mr. Hui, there are no family relationships among directors and executive officers.

Each of our directors, other than Mr. Hui and Mr. Huang, is “independent” under the independence standards adopted by the Nasdaq Capital Market. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under United States Federal securities laws.

Name	Age	Position
Hui Xiaobing	54	Chairman and CEO
Huang Jian	51	Vice President and Director
Li Bo	36	Corporate Secretary
Richard Shen	42	Chief Financial Officer
Cui Zhi	38	Chief Technology Officer
Tang Shucheng	45	Director of Marketing
Joe Chang	43	Director
Kenneth Borow	60	Director
Edward Meng	40	Director
Li Daxi	60	Director
Peter Slate	41	Director

Hui Xiaobing, Chairman of the Board and Chief Executive Officer

Mr. Hui currently serves as Chairman of the Board and Chief Executive Officer of Huiheng, positions he has held (including with Allied Moral) since the inception of that company in 2006, and Chairman of the Board and Chief Executive Officer of Changdu Huiheng, positions he has held since 2005. In addition, Mr. Hui has been the Chief Executive Office of Huiheng Industry since 2004. Mr. Hui also served from 1999 to 2006 as the President and Chairman of the Board of Shenzhen OUR Technology Co., Ltd., the pioneer of the radiotherapy industry in China. He is the former CEO of Everbright Securities, a major Chinese financial institution. Mr. Hui holds a Masters degree in Regional Economics from Tongji University.

Huang Jian, Vice President and Director

Mr. Huang, a director since November 2007, has a background in business and management. He currently serves as the Vice President of the company, a position he assumed in 2007. Mr. Huang is also the President and Director of Wuhan Kangqiao, positions he has held since 2006. In addition, Mr. Huang has been a director of Shenzhen Hyper since 2006 and has been the President of Shenzhen Hyper since 2001. Mr. Huang has a degree from Beijing Broadcast and Television University.

Li Bo, Corporate Secretary

Mr. Li has a background in business and engineering and holds a Ph.D. in management from Huazhong University of Science and Technology. Since 2005, Mr. Li has served as the Assistant to the CEO of Huiheng. He was obtaining his Ph.D. degree from 2002 through 2004. Prior to that, from 1998 to 2001, Mr. Li was the Assistant to the President of Wuhan Huazhong Numerical Control System Co., Ltd.

Richard Shen, Chief Financial Officer

Mr. Shen serves as Chief Financial Officer of Huiheng. In addition, he is also a managing partner of Sunlight Investment Limited, an asset management and investment consultant business, where he has served since 2005. From 2002 through 2005, Mr. Shen was a Vice President and Director of New Tech & Telecom Investment Limited. Previously, he served as the General Manager of Touchstone Investment Limited. Mr. Shen received his MBA from York University in Toronto, Canada.

Cui Zhi, Chief Technology Officer

Mr. Cui oversees Changdu Huiheng’s research and development operations as the Chief Technology Officer, a position he has held since 2005. From 2002 to 2005, Mr. Cui was the Chief Engineer for Shenzhen Hyper, where he played a key role in the development of the Super Gamma System. Mr. Cui holds a Ph.D. in Physics from China Science and Technology University.

Tang Shucheng, Director of Marketing

Mr. Tang is responsible for the sales and marketing functions of Tibet Changdu as Director of Marketing, a position he has held since 2005. From 2000 to 2005, Mr. Tang was the Vice General Manager of SZ Jiancheng Investment Co., Ltd., a former affiliate of Huiheng. Mr. Tang studied at the Austria National Science and Technology Academy, where he earned a Ph.D. degree in physics.

Dr. Joe Chang, Director

Dr. Chang has been a director since November 2007 and is a member of the company’s Compensation Committee. He presently serves as Associate Professor and the Clinical Service Chief of Thoracic Radiation Oncology at the University of Texas M.D. Anderson Cancer Center in Houston, Texas, a position he has held since 2006, and is responsible for clinical operation for thoracic service. Dr. Chang has worked as an attending physician in the M.D. Anderson Cancer Center for the past six years. In recent years, he has received a Radiology Society of North America Research Scholar grant and the Career Development Award from the University of Texas M.D. Anderson Cancer Center lung cancer SPORE (NIH grant), among other research grants, honors and awards. He has published more than 110 papers and book chapters in the field of cancer biology and radiotherapy. Dr. Chang earned his medical degree at Shanghai Medical University in the PRC in 1985 and his Ph.D. from the University of Texas in 1997.

Dr. Kenneth Borow, Director

Dr. Borow has been a director since November 2007 and is Chairman of the company’s Compensation Committee. For the seven years beginning in 2000 he was President and Chief Executive Officer at Encorium Group, Inc., a Nasdaq listed company. He is currently Encorium’s President and Chief Medical and Strategic Development Officer. Dr. Borow is an internist, pediatrician, adult cardiologist and pediatric cardiologist with over 30 years of clinical research experience. He earned his medical degree at The Temple University School of Medicine in 1974. He completed his post doctoral training at the Brigham & Women’s Hospital, The Children’s Hospital Medical Center, and Harvard Medical School in Boston. Subsequently, he was Professor of Medicine and Pediatrics at the University of Chicago Medical Center. Dr. Borow has more than 100 medical/scientific publications. After completion of a 20 year academic career, Dr. Borow was responsible for Clinical Research Operations in the United States and Puerto Rico for Merck Research Laboratories. In this role, he oversaw clinical research studies for over 200 different protocols conducted at more than 2,500 investigative sites. Since coming to Encorium Group he has been involved in the design and conduct of more than 50 clinical trials, many of them multinational in scope. Dr. Borow has been a senior consultant to numerous pharmaceutical and biotechnology companies, medical imaging companies, and venture capital firms providing due diligence services for medical products as well as expertise in the design and conduct of clinical development programs in cardiovascular disease, hyperlipidemias, oncology, medical imaging, diabetes, pulmonary arterial hypertension, osteoporosis and multiple vaccines.

Edward Meng, Director

Mr. Meng has been a director since November 2007 and is Chairman of the company’s Audit Committee. He is the CFO and a director of NavStar Media Holdings, Inc. He has over ten years of experience in managing, leading and advising corporations through complex restructurings, international market expansion and capital markets transactions. Mr. Meng’s previous positions include Senior Financial Consultant at Shell (China) Limited; CFO of Koch Materials (China) Co., a subsidiary of Koch Industries, Inc.; and Director of Finance of Intelsat Global Services Co. Mr. Meng earned his MBA from Georgetown University.

Dr. Li Daxi, Director

Dr. Li has been a director since November 2007 and is a member of the company’s Audit Committee and Compensation Committee. He founded the Chinese Association of Science and Business, an organization devoted to bridging science with business and bridging China with the world, in 1997. Dr. Li has 14 years experience in investment banking and venture capital, including ten years on Wall Street with Salomon Brothers and Lehman Brothers. He is a director of the United Orient Bank where he oversees investments and auditing of the bank. In March 2005, he was invited as an overseas representative to participate in the China National Chinese People’s Political Consultative Conference. He is also a co-founder of the Shenzhen Overseas Chinese Student Venture Park, a joint-venture with the Shenzhen city government, which hosts 250 high-tech startup companies. Dr. Li is a member of the company’s Audit Committee. Dr. Li received a Ph.D. in high energy physics from the City University of New York.

Mr. Peter Slate, Director

Mr. Slate has been a director since November 2007 and is a member of the company’s Audit Committee. He is the President & CEO of International Orthopedic Alliance. Previously, Mr. Slate was the President & CEO of Arizona Technology Enterprises, LLC. Mr. Slate has extensive experience as an advisor and board member for emerging companies. He has held senior executive positions with both public and private companies including Baxter International, Inc. and Zenith Electronics, Inc. Mr. Slate was also a corporate attorney with Katten, Muchin & Zavis (now Katten Muchin Rosenman, LLP) specializing in mergers, acquisitions and securities and private equity transaction. Mr. Slate received his BA from University of Michigan, JD from George Washington University and MBA from Northwestern University.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

PRINCIPAL STOCKHOLDERS

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of May 31, 2008, we had a total of 13,800,137 shares of common stock outstanding and 233,333 shares of Series A Preferred Stock issued and outstanding. As a class in the Series A Preferred Stock is convertible into 2,450,976 shares of our common stock.

Common Stock

The following table sets forth, as of May 31, 2008: (a) the names of each beneficial owner of more than five percent of our common stock known to us, the number of shares and percentage of common stock beneficially owned by each such person, and the number and percentage of shares owned after the offering (assuming the sale of 4,000,000 shares in this offering and the conversion of all shares of Series A Preferred Stock at the closing of the offering); and (b) the names of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of each of our directors and executive offices is c/o Huiheng Medical, Inc., Huiheng Building, Gaoxin 7 Street South, Keyaunnan Road, Nanshan District, Shenzhen Guangdong, P.R. China 51807. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

	Before Offering		After Offering[1]
Name of Beneficial Owner	Shares Owned Beneficially	Percentage Ownership	Shares Owned Beneficially	Percentage Ownership
Hui Xiaobing	11,750,000	85.0%	11,750,000	58.0%
Huang Jian	0	*	0	*
Li Bo	0	*	0	*
Richard Shen	0	*	0	*
Cui Zhi	0	*	0	*
Tang Shucheng	0	*	0	*
Joe Chang	0	*	0	*
Kenneth Borow	0	*	0	*
Edward Meng	0	*	0	*
Li Daxi	0	*	0	*
Peter Slate	0	*	0	*
All Officers & Directors as a Group (12 persons)	11,750,000	85.0%	11,750,000	58.0%

* Individual owns less than 1% of our securities.
[1]
Ownership after the offering assumes 20,251,113 shares of our common stock will be outstanding following the conversion of all shares of Series A Preferred Stock and the issuance of 4,000,000 new shares by the company.

Preferred Stock

The following table sets forth, as of May 31, 2008: the names and addresses of each beneficial owner of more than five percent of our Series A Preferred Stock known to us, the number of shares of preferred stock beneficially owned by each such person, the percent of the preferred stock so owned, and the number of shares of common stock issuable upon conversion of the preferred stock. To our knowledge, none of our directors or executive officers have any direct or beneficial ownership interest in shares of preferred stock or shares of common stock issuable upon conversion of the preferred stock:

Name and Address	Series A Preferred Shares Beneficially Owned	Percentage Ownership of Series A Preferred Stock	Shares of Common Stock Issuable on Conversion	Percentage Ownership After Offering[4]
Chardan China Investments, LLC[1] 625 Broadway, Ste. 1111 San Diego, CA 92101	52,667	22.6%	553,225	2.7%

Platinum Partners Value Arbitrage Fund, L.P.[2] 152 West 57th St. New York, NY 10019	48,988	21.0%	514,580	2.5%

Kenneth Greif 240 Maple Street Englewood, NJ 07631	20,000	8.5%	210,084	1.0%

Atlas Master Fund, Ltd[3] 135 East 57th St. New York, NY 10022	15,087	6.5%	158,477	0.8%

1 Richard D. Propper exercises voting and investment control over the shares of Series A Preferred Stock held by Chardan China Investments, LLC.

2 Mark Nordlicht exercises voting and investment control over the shares of Series A Preferred Stock held by Platinum Partners Value Arbitrage Fund, L.P.

3 Scott Schroeder exercises voting and investment control over the shares of Series A Preferred Stock held by Atlas Master Fund, Ltd.

4 Ownership assumes 20,251,113 shares of our common stock will be outstanding after the offering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information, on an accrual basis, with respect to the compensation of our and Allied Moral’s executive officers for the two fiscal years ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
Hui Xiaobing,	2007	$19,200	$2,667						$21,867
Chief Executive Officer	2006	18,000	2,500						20,500

Huang Jian,	2007	$16,000	$1,333						$17,333
Vice President	2006	15,000	1,250						16,250

Richard Shen[1]	2007	$6,000							$6,000
Chief Financial Officer	2006	-							-

Cui Zhi,	2007	$13,440	$1,333						$14,773
Chief Technology Officer	2006	12,600	1,250						13,850

Tang Shucheng,	2007	$7,200	$1,200						$8,400
Director of Marketing	2006	6,750	1,125						7,875

Li Bo,	2007	$8,000	$1,333						$9,333
Secretary & Chairman’s Assistant	2006	7,500	1,250						8,750

1 Mr. Shen joined the company in October 2007.

Options/SAR Grants Table

During the last fiscal year, neither we nor Allied Moral have granted any stock options or Stock Appreciation Rights (“SARs”) to any executive officers or other individuals listed in the table above.

Aggregated Option/SAR exercised and Fiscal year-end Option/SAR value table

Neither our executive officers nor the other individuals listed in the tables above, exercised options or SARs during the last fiscal year.

Stock Option Plan

The company has adopted a stock option plan that reserves 1,566,666 shares for issuance upon the exercise of options. No options have been issued under the plan.

Long-term Incentive Plans

No long-term incentive awards were granted in the last fiscal year.

Defined benefit or actuarial plan disclosure

As required by Chinese law, our Chinese subsidiaries contribute 10% of an individual employee’s monthly salary to pension insurance.

Compensation of Directors

We have decided to compensate our outside directors for their service through a combination of cash and stock options, in addition to the reimbursement of their expenses incurred in performing their duties. Upon consummation of this offering, each director (other than the Chair of the Compensation Committee or Audit Committee) will receive $3,000 per month and a stock option to purchase 30,000 shares vesting quarterly over a period of three years. The Chair of the Compensation Committee will receive $3,500 per month and options for 36,000 shares (with the same vesting schedule as the other directors) and the Chair of the Audit Committee will receive $4,000 per month and options for 36,000 shares (with the same vesting schedule as the other directors). No directors received any compensation for their service as a director in 2007 or 2006.

Employment contracts and termination of employment and change-in-control arrangements

None of our officers or employees is under an employment contract or has contractual rights triggered by a change in control of the company.

Compensation Committee Interlocks and Insider Participation

Neither Mill Basin, Allied Moral, nor Huiheng had a compensation committee of its respective board of directors during fiscal 2006 or 2007. Mill Basin did not pay any salary or other compensation during fiscal 2006. Mr. Hui, in consultation with others, determined the compensation payable to officers and employees of Allied Moral and its subsidiaries during 2006 and in 2007.

No executive officer of Allied Moral or Huiheng served as a member of the compensation committee or the equivalent of another entity during 2006 or 2007. No executive officer of Allied Moral or Huiheng served as a director of another entity, other than affiliates of Allied Moral or Huiheng, during 2006 or 2007. No executive officer of Allied Moral or Huiheng served as a member of a compensation committee or equivalent of another entity, one of whose executive officers served as a director of the company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Management and Others

Mill Basin and Pinewood Imports

On September 1, 2006, Keith S. Barton and Michelle M. Barton, principal stockholders of Pinewood Imports, and 33 other stockholders, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Harborview Master Fund LP (“Harborview”) and Diverse Trading Ltd., as purchasers. Pursuant to the terms of the Stock Purchase Agreement, the sellers sold an aggregate of 10,044,600 shares of the company’s common stock, representing 98.96% of the outstanding shares, to the purchasers for a total of $685,000. All proceeds were paid to the sellers. No proceeds were paid to the company. On September 1, 2006, Keith S. Barton and Michelle M. Barton, who had been officers and directors of the company, resigned from those positions.

By Board action on September 1, 2006, Richard Rosenblum, who had been elected as a director of the company, was elected as President, Chief Executive Officer and Chief Financial Officer of the company, and David Stefansky was elected as Secretary of the company and as a director of the company. Richard Rosenblum and David Stefansky are principals of the general partner of Harborview, one of the purchasers. Neither had an employment agreement with the company.

The Board of Directors authorized the company to discontinue its business operations as conducted prior to the sale to Harborview and Diverse Trading and to transfer such operations and the assets relating thereto to Keith S. Barton in consideration of Mr. Barton’s assuming all of the liabilities relating to such operations and assets. The transfer to Mr. Barton and his assumption of the liabilities were effected on September 5, 2006. Mr. Barton and his wife, Michelle M. Barton, a former officer and director of the company, indemnified the company against any loss or expense relating to the transferred operations or assets and also released the company from any claims which either of them may have had against the company. Mr. Barton will have the right to use the name “Pinewood Imports, Ltd.” or any similar name in the conduct of the transferred business operations.

Allied Moral and its Subsidiaries

Clear Honest International, Ltd. (“Clear Honest”), a corporation owned and controlled by Mr. Hui Xiaobing became a holder of more than 5% of our outstanding shares as a result of the share exchange with Allied Moral in May 2007. As discussed more fully under the caption “Business-Huiheng Medical’s Background,” the previous holders of Allied Moral capital stock exchanged their shares for shares of our capital stock. Clear Honest, is entitled to receive approximately 96.9% of the incentive shares that may be issued pursuant to the Allied Moral Securities Exchange Agreement. This incentive share program was negotiated as part of the Securities Exchange Agreement to provide the stockholders who controlled Allied Moral with an incentive to achieve or exceed the stated growth in the company earnings, which will benefit all of our stockholders.

In April 2006, Changdu Huiheng (our subsidiary) was owned by Mr. Hui Xiaobing (1%) and Huiheng Industry (99%), an entity owned by Mr. Hui Xiaobing. In April 2006, Changdu Huiheng paid a total of $1,537,653 to Huiheng Industry as part of the consideration owed for the acquisition of Huiheng Industry’s 64% interest in Wuhan Kangqiao in September 2005. The remaining balance owed to Huiheng Industry and Mr. Hui Xiaobing was paid in full by Shenzhen Jiancheng to offset an existing liability of the same amount owed by Shenzhen Jiancheng to Changdu Huiheng.

In August 2006, Allied Moral (our subsidiary, which was controlled by Mr. Hui Xiaobing) acquired the equity interests in Changdu Huiheng from Huiheng Industry (99%) and Mr. Hui Xiaobing (1%) for $6,207,002 and $62,697 respectively. The total of $6,269,699 was fully paid in 2007 from the proceeds of the Series A Preferred Stock offering. This payment is reflected in the financial statements as a payment of $6,854,386, with the difference being the results of changing exchange rates, since the underlying obligation was denominated in RMB.

As of December 31, 2006, Huiheng Industry, which is owned by Mr. Hui Xiaobing, owed Changdu Huiheng, a subsidiary of the company, a total of $688,100. This consisted of (i) an interest free and unsecured advance of $47,410 to Huiheng Industry for working capital, and (ii) $640,690 associated with the acquisition of its equity interest in Changdu Huiheng in 2004. These amounts due from Huiheng Industry had increased to $685,438 and $60,045, respectively, as of December 31, 2007, due to exchange rate differences on amounts denominated in RMB. The amounts are payable three months following demand by Changdu Huiheng.

Immediately following the sale of Series A Preferred Stock in February of 2007, Allied Moral (our subsidiary) redeemed 957,265 shares of its common stock held by Clear Honest for $3,589,744, of which a total of $3,494,836 was paid by Allied Moral to Clear Honest in February 2007. As a result, a balance of $94,908 is owed by Allied Moral to Clear Honest as of December 31, 2007 in connection with the redemption.

In addition to the outstanding balance owed to Clear Honest in connection with the redemption, as of December 31, 2007 there is an additional outstanding balance of $21,160 owed to Clear Honest by Allied Moral as a result of advances related to the acquisition of Changdu Huiheng in August 2006. The amounts are payable three months following demand by Clear Honest.

Indebtedness of Management

There have been no borrowings by management from the company.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, each underwriter has severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares of our common stock set forth opposite their respective names below. Roth Capital Partners, LLC and Chardan Capital Markets, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Roth Capital Partners, LLC	2,000,000
Chardan Capital Markets, LLC	2,000,000
Total	4,000,000

Over-allotment Option

We have granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 600,000 additional shares for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise the over-allotment option if the underwriters sell more shares than the total number set forth in the table above. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Commissions and Discounts

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $______ per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $______ per share on sales to other dealers. The representatives of the underwriters have advised us that the underwriters do not intend to make sales to discretionary accounts.

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the representatives of the underwriters of the over-allotment option.

	Per Share	Without Over- allotment option	With Over- allotment Option
Public offering price	$
Discount payable on closing	$
Non-accountable expense allowance[1]	$
Proceeds before expenses	$

1 The underwriters are entitled to receive a non-accountable expense allowance equal to 1% ($0.____) of each share sold in the offering.

Determination of Offering Price

Although our common stock is listed on the Over-the-Counter Bulletin Board, an active trading market for our common stock has not yet developed. Hence, our current share price may not reflect the actual value of our company. Accordingly, the public offering price for our common stock was negotiated between us and the underwriters. Factors considered in determining the offering price include:

•	prevailing market and general economic conditions;

•	the history of, and prospects for, the industry in which we compete;

•	our past and present results of operations;

•	our prospects for future sale and earnings; and

•	the recent market prices of securities of generally comparable companies.

The factors described above were not assigned any particular weight, and these and other factors were considered in establishing the public offering price of our common stock.

Lock-up Agreements

We, and our officers and directors and the holders of a total of 14,551,013 of our shares of common stock and all holders of Series A Preferred Stock whom we expect to agree under lock-up agreements, subject to specific limited exception for bona fide estate and tax planning, that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell, transfer, encumber, dispose of or hedge, directly or indirectly, any of our shares or any other securities convertible into or exchangeable for our shares. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. For our officers and directors, the 90-day lock-up period will be automatically extended if:

•	during the last 17 days of the 90-day period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period,

in which case the restrictions will continue to apply until the expiration of the 90-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

Price Stabilization, Short Positions and Penalty Bids

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions.    The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our securities, so long as stabilizing bids do not exceed the offering price of $____.

•
Over-Allotments and Syndicate Coverage Transactions.  In connection with the offering, the underwriters may make short sales of the company’s shares and may purchase the company’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of the our stock may be higher than the price that might otherwise exist in the open market.

•
Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the shares. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

The restricted period under Regulation M for this offering will have ended when all of the shares have been distributed and after any over-allotment and stabilization arrangements and trading restrictions in connection with the offering have been terminated.

Other Terms

In connection with the offering, we have agreed to sell to the representatives and/or their designees, for nominal consideration, warrants to purchase up to an aggregate of 322,000 shares of common stock (equal to 7% of the total number of shares being sold in the offering, including the over-allotment option). The representatives’ warrants are exercisable initially at a price of $__________ per share (115% of the per share offering price paid by investors) for a period of five years commencing six months from the date of this prospectus. The warrants are non-transferable, except to the representatives and the selected dealers and their officers, managers or members. The representatives’ warrants will provide for a cashless exercise and will contain provisions for certain demand rights and unlimited “piggyback” rights with respect to the registration under the Securities Act of the shares of common stock issuable upon the exercise of the warrants.

We have agreed to enter into a non-exclusive financial advisory agreement with Chardan Capital Markets upon completion of the offering for a period of twenty-four months whereby we will retain Chardan Capital Markets as its investment banker and financial advisor. Huiheng will pay Chardan Capital Markets a $10,000 monthly retainer for its advisory services.

In addition, we have agreed to grant to Chardan Capital Markets a right of first refusal to manage or co-manage any public underwriting or private placement of debt or equity securities with certain specified exclusions.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares are subject to the following material conditions: the registration statement of which this prospectus forms a part being effective, delivery of legal opinions, the accuracy of the representations and warranties made by the company in the underwriting agreement, delivery of an accountant’s “comfort letter,” FINRA approval of the underwriters’ compensation arrangements, listing of our securities on the Nasdaq Capital Market and the execution and delivery of certain agreements including those to be filed as exhibits to the registration statement, which can be waived by the underwriters in their sole discretion. The underwriters are obligated to purchase all of the shares (other than those covered by the underwriters’ over-allotment option described above) if they purchase any of the shares. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a very limited public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Shares Issuable

A total of 2,450,976 shares of common stock are issuable upon conversion of our Series A Preferred Stock. We do not have any stock options or warrants currently outstanding. Additionally, a total of up to 1,600,000 shares are issuable as incentive shares of our common stock pursuant to the Allied Moral Securities Exchange Agreement.

Sale of Restricted Shares

Upon the closing of this offering, we will have outstanding an aggregate of 20,251,113 shares of common stock (assuming the conversion of our outstanding Series A Preferred Stock and the issuance of 4,000,000 shares in this offering). Of these shares, the 4,000,000 shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares held by our existing stockholders were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

As a result of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) will be available for sale in the public market as follows:

•  1,700,100 shares will be eligible for sale on the date of this prospectus; and

•  14,551,013 shares will be eligible for sale 90 days after the date of this prospectus.

Lock-up Agreements

We, and our officers and directors and the holders of a total of 14,551,013 of our shares of common stock and all holders of Series A Preferred Stock whom we expect to agree under lock-up agreements, subject to specific limited exception for bona fide estate and tax planning, that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell, transfer, encumber, dispose of or hedge, directly or indirectly, any of our shares or any other securities convertible into or exchangeable for our shares. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 90-day period. When determining whether or not to release shares from the lock-up agreements, the representatives will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

In general, under Rule 144 as currently in effect, a person who is one of our affiliates or has purchased “restricted securities” and has beneficially owned those shares of common stock for at least six months, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•
1% of the total number of our shares of common stock then outstanding, which is expected to equal approximately 202,510 shares of common stock immediately after the closing of this offering, (or approximately 208,510 shares of common stock assuming full exercise of the underwriter’s over-allotment option); or

•	the average weekly trading volume of our shares of common stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

A person who is not an affiliate of ours, has not been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned our shares of common stock for at least six months, including the holding period of any owner other than an affiliate, is entitled to sell those shares without regard to volume limitations, manner of sale provisions or information requirements under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, these shares may be sold immediately upon the closing of this offering.

Stock Plans

We intend to file a registration statement on Form S-8 under the Securities Act to register 1,566,666 shares of our common stock reserved for issuance under our option plan. We expect to file the S-8 promptly after we are eligible to use that form. Accordingly, shares registered under that registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

DESCRIPTION OF CAPITAL STOCK

Huiheng Medical, Inc. is a Nevada corporation. It is authorized to issue 74,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Huiheng’s articles of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Our Board of Directors has created a series of preferred stock with rights and preferences described below. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 700,000 additional shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any additional shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;

•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any additional shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A Preferred Stock

On May 14, 2007, the Board of Directors designated the Series A Preferred Stock, consisting of 300,000 shares, par value $.001 per share. We amended the rights and preferences of the Series A Preferred Stock in January 2008. These terms can be amended further with the consent of the holders of a majority of the Series A Preferred Stock. There are 233,333 shares of Series A Preferred Stock outstanding.

The stated value of each share of the Series A Preferred Stock is $37.50. Those shares accrue dividends at the rate of 7% per annum, which dividends are payable on the occurrence of a liquidation event.

Each share of Series A Preferred Stock is convertible at the election of the holder into 10.5042 shares of common stock of the company. This ratio is subject to equitable adjustment in the event of a stock split or stock dividend of the company’s common stock. The ratio will also be adjusted for certain issuances of equity securities at a price less than $3.57 per share, including if the shares offered by this prospectus are sold at less than $3.57 per share. Any outstanding shares of the Series A Preferred Stock will be automatically converted into common stock at the same ratio if one of the following conditions is satisfied: (i) the holders of a majority of such outstanding shares consent in writing to such conversion, (ii) there is a closing of an underwritten public offering of shares of common stock with gross proceeds of not less than $24 million (reduced by the gross amount of any private placements consummated by the company after the filing of the Certificate of Designations and prior to such public offering) at a public offering price of not less than $6.43 per share (subject to adjustment for stock splits, dividends or similar reclassifications), or (iii) there is a merger or business combination with a publicly traded company whose securities are listed or quoted on one of certain specified markets.

The company is required to have on reserve at all times a number of shares of common stock equal to 125% of the number of shares which would be issuable on the conversion of all of the then outstanding shares of Series A Preferred Stock. If necessary, the company will undertake to obtain the appropriate approvals necessary to increase the authorized shares of the company’s common stock.

In the event of certain “liquidation events” (such as, but not limited to, a bankruptcy or similar event, an assignment for the benefit of its creditors, the sale or transfer of all or substantially all of the company’s assets in one transaction or in a series of related transactions, or a merger or consolidation of the company in which the stockholders of the company immediately before the transaction thereafter own less than 50% of voting securities of the combined or surviving entity), the shares of the Series A Preferred Stock have a preference over holders of other common or preferred shares in the allocation of the company’s assets which are distributable to stockholders of the company.

The holders of Series A Preferred Stock will vote separately as a class on all matters which may adversely alter, reduce or affect any of the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Series A Preferred Stock or which increase or decrease the number of authorized shares of the Series A Preferred Stock.

The company may not take certain actions without the affirmative consent of a majority in interest of the then outstanding shares of Series A Preferred Stock. Such actions include, but are not limited to: (i) selling, transferring or disposing of all or substantially all of the company’s undertakings or assets; (ii) entering into any partnership or joint venture with any person to which the company devotes or commits a majority of its assets or resources; (iii) the declaration and payment of any dividend with respect to any other shares; (iv) passing any resolution for the company’s winding up or dissolution; (v) the licensing by the company of its technology or other rights in such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the company; (vii) the making or permitting of any material alteration (including cessation) to the general nature of the company’s business; (viii) authorizing and approving any issuance of shares that have rights, preferences or privileges that are senior to those of the shares of Series A Preferred Stock; or (ix) the repurchase by the company of any of its issued and outstanding shares (with certain limited exceptions).

Common Stock

Our articles of incorporation authorize the issuance of 74,000,000 shares of common stock. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the Nasdaq Capital Market, which would apply only if our common stock were listed on the Nasdaq Capital Market, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of Huiheng, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Stockholder Matters

As a Nevada corporation, we are subject to the Nevada Revised Statutes (“NRS” or “Nevada law”). Certain provisions of Nevada law create rights that might be deemed material to our stockholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our stockholders may believe to be in their best interests.

Directors’ Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and stockholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection.

Amendments to Bylaws - Our articles of incorporation provide that our board of directors may adopt, alter, amend, or repeal our bylaws. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our stockholders and the ability of any stockholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation and stockholders may alter, amend, or repeal bylaws made by our board of directors at any meeting called or held for that purpose.

Listing

We have applied to list our common stock on the Nasdaq Capital Market.

Transfer Agent

The Transfer Agent for our common stock is Action Stock Transfer Company, 7069 S. Highland Drive, Suite 30, Salt Lake City, UT 84121. Its telephone number is 801-274-1088.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nevada counsel.

Loeb & Loeb LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements of Huiheng Medical as of December 31, 2007 and the years ended December 31, 2006 and 2007, included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of UHY ZTHZ HK CPA Limited given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As noted above, to date, we have not registered securities pursuant to Section 12 of the Exchange Act. However, we are required by Section 15(d) of the Exchange Act to continue filing periodic reports. Until we register our securities under Section 12, we will not be required to follow the SEC’s proxy rules or to distribute an annual report to our securities holders. We intend to become a Section 12 registrant upon the effective date of the registration statement containing this prospectus, which will subject us to the Exchange Act periodic reporting obligations (including, without limitation, the requirement to file annual reports) and the SEC proxy and annual report requirements, with which we will comply. You may read or obtain a copy of the registration statement to be filed or any other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC web site at www.sec.gov, which contains our reports, and other information we file electronically with the SEC.

HUIHENG MEDICAL, INC.

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Income	F-4

Consolidated Statements of Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6 - F-7

Notes to the Consolidated Financial Statements	F-8 - F-37

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
QUARTER ENDED MARCH 31, 2008

Contents	Page(s)

Consolidated Balance Sheets	F-39

Consolidated Statements of Income for the Three Months Ended March 31, 2008 and 2007	F-40

Consolidated Statement of Stockholders’ Equity for the Three Months Ended March 31, 2008	F-41

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 and 2007	F-42

Notes to the Consolidated Financial Statements	F-43 - F-55

HUIHENG MEDICAL, INC.

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

HUIHENG MEDICAL, INC.
REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

CONTENTS

Pages

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Income	F-4

Consolidated Statements of Stockholders' Equity	F-5

Consolidated Statements of Cash Flows	F-6 - F-7

Notes to the Consolidated Financial Statements	F-8 - F-37

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
HUIHENG MEDICAL INC.

We have audited the accompanying consolidated balance sheets of Huiheng Medical Inc. (the “Company”) and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Huiheng Medical Inc. and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

UHY VOCATION HK CPA LIMITED
(Formerly known as UHY ZTHZ HK CPA Limited)
Hong Kong, the People’s Republic of China,
July 3, 2008

HUIHENG MEDICAL, INC.
CONSOLIDATED BALANCE SHEETS

		2007	2006
	Notes	December 31	December 31
		USD	USD
Assets

Current assets
Cash	3(b) & 4	866,585	338,039
Accounts receivable	3(c)&	8,040,015	2,649,300
Prepayments and other receivables	6	3,478,518	2,786,518
Amount due from a related party	15(b)	745,483	688,100
Inventories	3(d) & 7	1,071,613	1,624,675
Deferred income tax assets	14	20,630	18,879

Total current assets		14,222,844	8,105,511

Property, plant and equipment	3(e) & 8	3,701,692	435,705
Intangible assets	3(f) & 9	881,738	896,363
Investment in affiliate	3(g)	48,326	63,689
Deferred income tax assets	14	5,753	5,377

Total assets		18,860,353	9,506,645

Liabilities, minority interest and stockholders' equity

Current liabilities
Accounts payable		714,837	637,984
Income tax payable		207,660	827,828
Accrued liabilities and other payables	10	2,109,287	1,588,264
Amount due to related parties	15(c)	117,162	6,407,912

Total current liabilities		3,148,946	9,461,988

Minority interest	11	1,353,511	940,630

Stockholders' equity / (deficit)	12
Preferred stock, $0.001 par value; 1,000,000 shares authorized;
Designated Series A convertible preferred stock, $0.001 par value;
300,000 shares authorized; 266,666 shares issued and oustanding
with liquidation preference of $9,999,975		267	-
Common stock, $0.001 par value; 74,000,000 shares authorized;
23,150,000 shares issued and 13,450,000 shares outstanding		13,450	13,000
Additional paid-in capital		7,498,086	(1,616,554)
Retained earnings		6,147,877	712,279
Accumulated other comprehensive income
Foreign currency translation gain / (loss)		698,216	(4,698)

Total stockholders' equity / (deficit)		14,357,896	(895,973)

Total liabilities, minority interest and
stockholders' equity		18,860,353	9,506,645

See accompanying notes to the consolidated financial statements.

HUIHENG MEDICAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Note	2007	2006
		USD	USD

Revenues	13	16,203,566	12,669,866

Cost of revenues		(4,028,029)	(2,975,889)

Gross profit		12,175,537	9,693,977

General and administrative expenses		(1,530,074)	(1,276,910)
Sales and marketing expenses		(81,199)	(123,308)
Research and development costs		(263,314)	(124,283)

Operating income		10,300,950	8,169,476

Interest income		5,269	1,175
Equity in (loss)/income of affiliate		(19,023)	5,942

Income before income taxes and minority interest	13	10,287,196	8,176,593

Income taxes	14	(938,078)	(1,395,786)

Net income before minority interest		9,349,118	6,780,807

Minority interest		(333,349)	35,667

Net income		9,015,769	6,816,474

Translation adjustments		702,914	3,992

Comprehensive income		9,718,683	6,820,466

Earnings per share
- Basic	3q	0.68	0.52

- Diluted		0.61	0.52

Weighted common shares outstanding
- Basic		13,243,750	13,000,000	*

- Diluted		14,761,020	13,000,000	*

* As restated to reflect the reverse merger acquisition.

See accompanying notes to the consolidated financial statements.

HUIHENG MEDICAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Series A Preferred Stock $0.001 Par Value		Common Stock, $.001 Par Value		Additional		Accumulated Other	Total
	Number of		Number of		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Equity

Balance, December 31, 2005	-	-	13,000,000	$13,000	$(1,616,554)	$3,060,671	$(8,690)	$1,448,427

Comprehensive income:
Net income						6,816,474		6,816,474
Foreign currency translation gain							3,992	3,992

Total comprehensive income								6,820,466

Dividends declared						(9,164,866)		(9,164,866)

Balance, December 31, 2006	-	-	13,000,000	13,000	(1,616,554)	712,279	(4,698)	(895,973)

Recapitalization - reverse merger	266,666	267	450,000	450	(717)			-

Comprehensive income:
Net income						9,015,769		9,015,769
Foreign currency translation gain							702,914	702,914

Total comprehensive income								9,718,683

Contribution to capital, net					9,115,357			9,115,357

Payment for redemption of
common shares						(3,580,171)		(3,580,171)

Balance, December 31, 2007	266,666	$267	13,450,000	$13,450	$7,498,086	$6,147,877	$698,216	$14,357,896

See accompanying notes to the consolidated financial statements

HUIHENG MEDICAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
	USD	USD

Cash flows from operating activities:

Net income	9,015,769	6,816,474

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	79,399	152,082
Amortization of intangible assets	91,758	175,049
Minority interest	333,349	(35,667)
Equity in losses/(earnings) of affiliate	19,023	(5,942)
Deferred taxes	(415)	2,637

Changes in assets and liabilities:
Accounts receivable	(5,390,715)	4,727,915
Prepayments and other receivables	(692,000)	(123,618)
Inventories	553,062	(184,542)
Accounts payable	76,853	(90,015)
Income tax payable	(620,168)	556,852
Amount due to related parties	116,068	-
Accrued liabilities and other payables	521,023	(1,672,898)

Net cash provided by operating activities	4,103,006	10,318,327

HUIHENG MEDICAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
	USD	USD

Cash flows from investing activities:
Investment in affiliated company	-	7,958
Capital expenditures on addition of Property, plant and equipment	(3,371,037)	(78,019)
Advances to related parties	(12,635)	(47,410)
Advances from related parties	-	1,023
Payment of the acquisition of subsidiary	(6,854,386)	(1,537,653)
Repayment of advances to third parties	-	675,266
Advances to third parties	-	(194,770)

Net cash used in investing activities	(10,238,058)	(1,173,605)

Cash flows from financing activities:
Contribution to capital	9,115,357	-
Payment for redemption of common shares	(3,494,836)	-
Dividend paid	-	(9,164,866)

Net cash from / (used in) financing activities	5,620,521	(9,164,866)

Effect on change of exchange rates	1,043,077	221,575

Net increase in cash	528,546	201,431

Cash as of January 1	338,039	136,608

Cash as of December 31	866,585	338,039

Supplemental disclosures of cash flow and non-cash information:

Interest paid	-	-
Income tax paid	1,558,246	856,120

See accompanying notes to the consolidated financial statements.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	Organization and Operations

Huiheng Medical, Inc. ("the Company" or "Huiheng"), formerly known as Mill Basin Technologies Limited ("Mill Basin"), is a China-based medical device company that, through its subsidiaries, designs, develops and markets radiation therapy systems used for the treatment of cancer. The Company is a Nevada holding company and conducts all of its business through operating subsidiaries.

In 2005, the ownership interests of Shenzhen Hyper Technology Company, Ltd. (“Shenzhen Hyper”), Wuhan Kangqiao Medical New Technology Company, Ltd. (“Wuhan Kangqiao”) and Beijing Yuankang Kbeta Nuclear Technology Company, Ltd. (“Beijing Kbeta”) were reorganized under Tibet Changdu Huiheng Industry Development Company, Ltd. (“Changdu Huiheng”), a Chinese holding company established in Tibet. Upon the completion of the reorganization, Changdu Huiheng owned 75% of the equity interest in Shenzhen Hyper, 100% of the equity interest of Wuhan Kangqiao and 50% of the equity interest of Beijing Kbeta. Remaining equity interests in Shenzhen Hyper and Beijing Kbeta are owned by unrelated and unaffiliated parties (or “by an unrelated and unaffiliated party”).

In 2006, Mr. Hui Xiaobing, the sole owner of Changdu Huiheng, established Allied Moral Holdings, Ltd. ("the Allied Moral') in the British Virgin Islands as a holding company and transferred 100% of the ownership interests of Changdu Huiheng to Allied Moral as part of an ownership restructuring to facilitate investments by foreign investors.

In May 2007, Mill Basin entered into a share exchange agreement to acquire (i) all of the issued and outstanding shares of the common stock of Allied Moral in exchange for 13,000,000 shares of Mill Basin’s common stock, and (ii) all of the issued and outstanding Series A Convertible Preferred Stock of Allied Moral in exchange for 266,666 shares of Mill Basin’s Series A Preferred Stock. In connection with the share exchange, Mill Basin agreed to change its name to “Huiheng Medical, Inc.” Prior to the share exchange, Mill Basin had 10,150,000 shares of its common stock outstanding. In contemplation of the share exchange, Mill Basin shareholders contributed 9,700,000 common shares to treasury, resulting in 450,000 shares of Mill Basin's common stock outstanding immediately prior to the share exchange. Taking into account the 13,000,000 shares of Mill Basin common stock issued for the exchange with Allied Moral's shareholders, Mill Basin then had 13,450,000 shares of common stock issued and outstanding, of which 13,000,000 (96.65%) shares were held by Allied Moral's former shareholders, with the balance being held by Mill Basin shareholders. In addition, following the completion of the share exchange, 266,666 shares of Series A Preferred Stock were issued and outstanding, all of which were held by former holders of Allied Moral's Series A Convertible Preferred Stock.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	Organization and Operations (…/Cont'd)

As a result of the share exchange, Huiheng owns all of the issued and outstanding stock of Allied Moral, which was incorporated in the British Virgin Islands on July 26, 2006. Allied Moral, holds all of the issued and outstanding stock of Changdu Huiheng Development Co., Ltd. (“Changdu Huiheng”), which in turn owns 100% of the issued and outstanding stock of Wuhan Kangqiao Medical New Technology Co., Ltd. (“Wuhan Kangqiao”), 75% of the issued and outstanding stock of Shenzhen Hyper Technology Co., Ltd (“Shenzhen Hyper”) and 50% of the issued and outstanding stock of Beijing Yuankang Kbeta Nuclear Technology Co., Ltd. (“Beijing Kbeta”). Remaining equity interests in Shenzhen Hyper and Beijing Kbeta are still owned by unrelated and unaffiliated parties.

2.	Basis of Presentation and summary of significant accounting policies

The Company's consolidated financial statements for the years ended December 31, 2007 and 2006 are presented in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for the interest of the investors.

Because the Company, Changdu Huiheng, Wuhan Kangqiao and Shenzhen Hyper were under common control, the Company's acquisition of Changdu Huiheng and Changdu Huiheng's acquisition of Wuhan Kangqiao and Shenzhen Hyper has been accounted for in a manner similar to a pooling of interests. Accordingly, the assets and liabilities of Changdu Huiheng and its subsidiaries transferred to the Company have been recognized at their historical carrying amount.

The share exchange with Allied Moral was regarded as a reverse merger, since Allied Moral's former shareholders obtained control of Huiheng Medical, Inc. (formerly known as Mill Basin). As a result, Allied Moral was considered to be the acquirer for accounting purposes.

In a reverse acquisition all accounting history becomes, that of the accounting acquirer, therefore all historical information prior to the acquisition is that of Allied Moral. The shares issued to the shareholders of Allied Moral have been stated retroactively. The reverse merger adjustment is therefore all the shares held by Mill Basin shareholders prior to the acquisition.

The consolidated financial statements include all accounts of the Company and its wholly-owned and majority-owned subsidiaries. All material inter-company balances and transactions have been eliminated.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

2.	Basis of Presentation and summary of significant accounting policies (…/Cont'd)

Reverse Acquisition Merger

Prior to the May 2007 share exchange, Allied Moral was a non-reporting privately held company. The post-acquisition Company is accounted for as a recapitalization using accounting principles applicable to reverse acquisitions with Allied Moral being treated as the accounting parent (acquirer) and Huiheng, the legal parent, being treated as the accounting subsidiary (acquiree). Prior to the consummation of the acquisition in May 2007, Mill Basin was an inactive public shell with no material assets, liabilities, or net stockholders' equity. In accordance with the provisions governing the accounting for reverse acquisitions, the historical figures presented are those of the Allied Moral.

			Additional Paid-In
	Common Stock
	Shares	Amount	Capital
Discount on capital issuance	-	-	(1,577,555)

Public company shares already outstanding on date of Merger (May 15, 2007), par value $0.001	10,150,000	10,150	-

Treasury stock	(9,700,000)	(9,700)	9,700

Shares issued on date of Merger (May 15, 2007), par value $0.001
- Common stock	13,000,000	13,000	(13,000)
- Series A convertible preferred stock	-	-	(267)

Contribution to capital, net
- Share premium	-	-	9,973,333
- Less: Transactions cost	-	-	(1,014,642)
- Elimination of Allied Moral	-	-	156,666

Absorb balances from Mill Basin	-	-	(36,149)

Reverse acquisition recapitalization adjustment, net	13,450,000	13,450	7,498,086

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consists of cash on hand and in the bank.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts, sales returns, trade discounts and value added tax. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company performs ongoing credit evaluations of its customers' financial conditions. The Company provided an allowance of $5,059 and $4,446 for doubtful accounts respectively as of December 31, 2007 and 2006.

Outstanding account balances are reviewed individually for collectibility. Account balance~~s~~ are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(d)	Inventories

The Company values inventories, consisting of work in process and raw materials, at the lower of cost or market. Cost of material is determined on the weighted average cost method. Cost of work in progress includes direct materials, direct production cost and an allocated portion of production overhead.

The final steps of assembly of our products, including installation of radioactive service materials, are completed at customer locations. Accordingly, the Company generally does not carry finished goods (inventory held for sale in the ordinary course of business) inventory.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(e)	Property, Plant, and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three to twenty years. Building improvements are amortized on a straight-line basis over the estimated useful life. Depreciation of property, plant and equipment are stated at cost less accumulated depreciation. Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Construction in progress represents the costs of property, plant and equipment under construction or installation . The accumulated costs are reclassified as property, plant and equipment when installation or construction is completed. All borrowing costs, which include interest and foreign exchange differences incurred that are attributable to qualifying assets, are capitalized as cost of construction in progress. Capitalization of borrowing costs ceases when the construction is completed and the constructed or installed asset is ready for its intended use.

The estimated useful lives of the assets are as follows:

Estimated Life

Building improvements	3 to 5
Buildings	20
Production equipment	3 to 5
Furniture, fixtures and office equipment	3 to 5
Motor vehicles	5 to 10

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(f)	Intangible Assets

Intangible assets are stated at cost, representing the fair value at the time such intangibles were contributed to the Company by the minority owner of a subsidiary in exchange for equity interests. Fair value was supported by cash contributed contemporaneously by another investor. Intangible assets are carried net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Estimated Life

Patented technology	20
Software	5

(g)	Investment in Affiliate

The Company owns a 50% equity interest of Beijing Kbeta and accounts for the investment using the equity method of accounting. The equity method is utilized as the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the Company’s investment in Beijing Kbeta may not be recoverable, the Company would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(h)	Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, if any, are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

No impairment loss was recognized in 2006 and 2007.

(i)	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, current income tax assets, prepayments and other current assets, accounts payable, income taxes payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(j)	Revenue Recognition

The Company generates revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

Sales of medical equipment

The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training services, which generally take about 1 month. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As training services do not have separately determinable fair values, the Company recognizes revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, value added tax ("VAT") of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the Company’s products, the Company recognizes the VAT refund at the time the product is sold. The amount is included in the line item "Revenues" in the consolidated statements of income and is recorded on an accrual basis.

The medical equipment sold by the Company has embedded self-developed software which can also be sold on a standalone basis.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(j)	Revenue Recognition (…/Cont'd)

Provision of maintenance and support services

The Company also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. In accordance with the agreements, the Company provides comprehensive services including exchange of cobalt, additional training to users of the medical equipment, maintenance of medical equipment, software upgrades and consulting. Fees for these services are recognized over the life of the contract on a monthly basis.

Government subsidies

Pursuant to the document dated December 16, 2004 with No.173 issued by Tibet Finance Bureau, the profits tax payment of Changdu Huiheng in excess of RMB 900,000 for a year will be refundable by Tibet Finance Bureau. The 31% of business tax payment will be refundable by Tibet Finance Bureau provided that the business tax payment exceeds RMB 1.0 million for a year. The 38.75% of value added tax payment will be refundable by Tibet Finance Bureau provided that the value added tax payment exceeds RMB 1.5 million for a year. All tax incentive policies will be valid for five (5) years from the year of commencement of tax refund, starting from September 2006.

(k)	Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for the research and development staff and material costs for research and development. The Company incurred $263,314 and $124,283 for the years ended December 31, 2007 and 2006, respectively.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(l)	Income Taxes

The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the year that includes the enactment date.

(m)	Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to consolidated statements of operations as and when the related employee service is provided.

(n)	Warranty

The Company provides a product warranty to its customers to repair any product defects that occur generally within twelve months from the date of sale. The Company's purchase contracts generally allow the customer to withhold up to 10% of the total purchase price for the duration of the warranty period. Based on the limited number of actual warranty claims and the historically low cost of such repairs, the Company has not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

(o)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(p)	Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related transaction adjustments are reflected in "Accumulated other comprehensive income / (loss)" in the stockholders' equity section of the Company consolidated balance sheet.

The average monthly exchange rates for 2007 and the closing rate of December 31, 2007 were Rmb 7.5973 and Rmb 7.2946 to one USD, respectively. The average monthly exchange rates for 2006 and the closing rate as of December 31, 2006 were Rmb 7.9579 and Rmb 7.8041 to one USD, respectively.

(q)	Earnings Per Share

Basic earnings per share are computed on the basis of the weighted-average number of shares of the Company common stock outstanding during the year. Diluted earnings per share is computed on the basis of the weighted-average number of shares of the Company common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method. Dilutive potential common shares include Series A Convertible Preferred Stock.

The following table sets forth the computation of basic and diluted net income per share:

	December 31,
	2007	2006

Net income	$9,015,769	$6,816,474

Weighted average outstanding shares of common stock	13,243,750	13,000,000
Dilutive effect of Convertible Preferred Stock	1,517,270	-
Diluted weighted average outstanding shares	14,761,020	13,000,000

Earnings per share:
Basic	$0.68	$0.52
Diluted	$0.61	$0.52

The weighted-average number of common shares outstanding during the period from January 1, 2006 through the May 2007 share exchange is based on the number of shares of Allied Moral multiplied by the exchange ratio in the merger agreement. The weighted-average number of common shares outstanding from the acquisition date through December 31, 2007 is based upon the actual number of shares outstanding during the period.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(r)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(s)	Segment Reporting

SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, establishes standards for reporting information on operating segments in interim and annual financial statements. The Company operates in two segments (i) selling the medical equipment and, (ii) providing the consultancy, repairs and maintenance services for the customers. The chief operating decision-makers review the Company's operation results on an aggregate basis and manage the operations as two operating segments as disclosed in note 13.

(t)	Deferred Offering Costs

Deferred offering costs are those costs directly attributable to the Company's proposed public offering. Such costs consist principally of professional fees and will be charged to stockholders' equity upon receipt of the capital raised. Should the proposed offering prove to be unsuccessful, the deferred costs will be charged to operations.

(u)	Comprehensive Income

The Company has adopted SFAS No. 130 Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Income and the Consolidated Statement of Stockholders’ Equity.

(v)	Financial Instruments with Characteristics of both Liabilities and Equity

The Company accounts for its Series A Preferred Stock in accordance with SFAS Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150) and SFAS Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). We have determined that our Series A Preferred Stock is not mandatorily redeemable. Accordingly, the Company accounts for the Preferred stock as permanent equity.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

(w)	Impact of New Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is "more-likely-than-not" that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5, Accounting for Contingencies. The Company adopted the provisions of this statement on July 1, 2007. The adoption of this statement did not have a material effect on the Company's financial condition and results of operations.

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's financial condition and results of operations.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

 (w) Impact of New Accounting Standards (…/Cont'd)

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the Company's fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company's financial condition, results of operations and cash flows.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (.../Cont'd)

 (w) Impact of New Accounting Standards (…/Cont'd)

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority interests in consolidated subsidiaries from total liabilities to a separate component of stockholder's equity.

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

4.	Cash

Cash represents cash in the bank and cash on hand. There were no cash equivalents as of December 31, 2006 and 2007.

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

5.	Derivative Financial Instruments and Hedging Activities

The Company did not enter into any derivative financial instruments for any purpose during the years presented. The Company does not hedge risk exposures or speculate using derivative instruments.

6.	Prepayments and Other Receivables

	2007	2006
	USD	USD
Prepayments to suppliers	2,333,901	1,568,007
Advances to third parties (a)	866,669	810,087
Other receivables
- VAT tax refund	102,523	95,830
- loan or advance to staff for business travelling	91,496	69,666
- utilities and rental deposits	12,394	12,336
- prepayment made to Jilin University for research	41,126	-
- prepaid expenses made by director	6,854	-
- tax deposit	-	216,433
- prepayment made to Shanghai Measuring and Testing Institute	-	10,892
- others	23,555	3,267
	3,478,518	2,786,518

(a)
Advances to third parties represent unsecured, interest-free advances due from Shenzhen Hui Xin Nano Technology Development Company Limited (Hui Xin) and advances due from Shenzhen Jiancheng Investment Co., Limited ("Jiancheng").

The balances due at December 31, 2007 and 2006 of $181,230 and $169,398, respectively, resulted from advances made during prior periods in contemplation of a business acquisition of Hui Xin which has since been abandoned. Payments received on the advances during 2006 approximated $311,119 (none in 2007). All the advances outstanding at December 31, 2007 are repayable to the Company in accordance with a fixed repayment schedule beginning in June 2008.

The balances due at December 31, 2007 and 2006 of $685,439 and $640,689, respectively, resulted from advances made to Jiancheng, a distributor of the Company's products, in prior periods also in contemplation of a business acquisition which has since been abandoned. Pursuant to an agreement, Jiancheng has agreed to repay the advances during the periods from June to December 2008.

During 2006, additional advances $194,770 was made to a third party, Shenzhen Hui Si Rui Technology Development Company Limited (Hui Si Rui). Such advances were unsecured and interest-free. Payments received on the advances during 2006 were $364,147 representing the repayment of the 2006 advances as well as advances made in periods prior to 2006.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

7.	Inventories

 Inventories as of December 31, 2006 and 2007 consisted of the following:

	2007	2006
	USD	USD

Raw materials	338,637	844,835
Work-in-progress	732,976	779,840
	1,071,613	1,624,675

Final assembly of our products, including installation of radioactive source materials, is conducted on site at our customer locations. Our products are not considered to be finished good (available for sale in the normal course of business) until such time as the source material is installed in the units.

8.	Property, Plant and Equipment

	2007	2006
	USD	USD

Building improvements	161,192	150,668
Buildings	103,316	96,570
Production equipment	531,506	364,952
Furniture, fixtures and office equipment	182,002	148,761
Motor vehicles	175,301	124,997
	1,153,317	885,948
Accumulated depreciation	(617,175)	(450,243)
	536,142	435,705

Construction in progress	3,165,550	-
	3,701,692	435,705

Depreciation expense is included in the consolidated statements of income. For the year ended December 31, 2007 and 2006, depreciation expenses were $79,399 and $164,810, respectively.

Construction in progress included costs associated with the refurbishment of the new office. Building which was completed in early 2008.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

9.	Intangible Assets

The following table summarizes the Company's net amortized carrying value of its intangible assets as of December 31, 2006 and 2007.

	Patented technology USD	Software USD	Total USD

Balance as of January 1, 2006	936,616	102,804	1,039,420
Amortization	(57,856)	(85,201)	(143,057)
Balance as of December 31, 2006	878,760	17,603	896,363
Foreign currency translation gain	77,133	-	77,133
Amortization	(74,155)	(17,603)	(91,758)
Balance as of December 31, 2007	881,738	-	881,738

Patented technology represents a patent for the production of a component of the radiation treatment system. The patent was applied prior to its injection to Shenzhen Hyper as a capital contribution. Pursuant to the patent certificate, the patent was valid for 20 years from the application date, May 1999. Therefore it was amortized over the rest of the valid patent period, which is the estimated remaining useful life.

Software is utilized in the production of medical equipment and is amortized over its estimated useful life.

 Estimated amortization expenses for the years ending 2008 - 2012 is $74,155 per year, based on the average exchange rate in 2007.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

10.	Accrued Liabilities and Other Payables

 Accrued liabilities and other payables as of December 31, 2006 and 2007 consist of the following:

	2007	2006
	USD	USD

VAT, other taxes payable and surcharges	1,136,565	859,073
Accrued expenses	364,503	99,858
Accrued payroll and welfare	264,391	159,872
Customer deposits	343,828	300,558
Advance from third party	-	168,903
	2,109,287	1,588,264

Advance from third party represented unsecured, interest-free advances which are repayable on demand.

11.	Minority interest

Minority interest represents the share of 25% equity interest of Shenzhen Hyper owned by Shenzhen OUR International Limited.

12.	Stockholders' Equity

(a) Stockholders' Capital

The Company has authorized 74,000,000 shares of Common stock. As of December 31, 2007, 23,150,000 shares were issued and 13,450,000 shares were outstanding.

The Company has authorized 1,000,000 shares of Preferred stock, with 300,000 shares designated as Series A convertible preferred stock. As of December 31, 2007, 266,666 shares were issued and outstanding with liquidation preference of $9,999,975.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

12.	Stockholders' Equity (…/Cont'd)

(a)	Stockholders' Capital (…/Cont'd)

During 2008, the Company modified the terms of its Series A Convertible Preferred Stock. The modifications:

-	removed the redemption provisions,

-
revised the dividend provisions whereby dividends are only payable on a liquidation event and would not be payable in the event of a voluntary conversion or an automatic conversion on a qualifying public offering,

-	authorized stock dividends as long as the preferred stock conversion ratio is adjusted’ and

-	removed the requirement for an automatic conversion in the event of a public offering.

The Company has classified the preferred stock as permanent equity.

Acquisition of Changdu Huiheng

In July 2006, Mr. Hui Xiaobing, the sole owner of Changdu Huiheng, established Allied Moral Holdings, Ltd. ("Allied Moral") in the British Virgin Islands as a holding company to facilitate investments by foreign investors. Allied Moral then purchased 100% of the ownership interests of Changdu Huiheng.

Private placement

In February 2007, Allied Moral issued 2,666,666 shares of its Series A preferred stock at stated value of $3.75 per share for gross proceeds of approximately $10,000,000. Net proceeds to the Company after deducting offering expenses, resulted in a capital contribution of $9,115,357.

Redemption of shares

In January, 2007, 957,265 shares were redeemed by Allied Moral at $3.75 per share resulting in 13,000,000 common shares left outstanding.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

12.	Stockholders' Equity (…/Cont'd)

Reverse merger

Prior to the share exchange, Mill Basin had 10,150,000 shares of its common stock outstanding. In contemplation of the share exchange, Mill Basin shareholders contributed 9,700,000 common shares to treasury, resulting in 450,000 shares of Mill Basin's common stock outstanding immediately prior to the share exchange. Taking into account the 13,000,000 shares of Mill Basin common stock issued for the exchange with Allied Moral's shareholders, Mill Basin then had 13,450,000 shares of common stock issued and outstanding, of which 13,000,000 (96.65%) shares were held by Allied Moral's former shareholders, with the balance being held by Mill Basin shareholders. In addition, following the completion of the share exchange, 266,666 shares of Series A Preferred Stock were issued and outstanding, all of which were held by former holders of Allied Moral's Series A Convertible Preferred Stock.

Preferred stock - Certificate of Correction

In September 2007, Huiheng filed a Certificate of Correction to correct the Certificate of Designation of the Series A Preferred Stock. The filing corrected the initial Conversion Price of the Preferred Stock from $3.75 to $3.57 per share and corrected the initial conversion rate from 10.0 to 10.5042 shares of common stock for each share of Series A Preferred Stock.

Series A Conversion

In February 2008, certain shareholders of the Series A Preferred Stock converted a total of 33,333 shares into common stock, at a rate of 1 share Series A Preferred stock to 10.5042 shares common stock resulting in the issuance of 350,137 shares of common stock.

(b) Retained earnings

Retained earnings at December 31, 2006 and December 31, 2007 include a General Reserve Fund of $1,310,516. The General Reserve Fund includes statutory surplus reserve and statutory public welfare reserve.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

12.	Stockholders' Equity (…/Cont'd)

(b) Retained earnings (…/Cont'd)

Statutory Surplus Reserve

In accordance with PRC Company Law, Changdu Huiheng is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by Changdu Huiheng is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by Changdu Huiheng in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the stockholders' capital. This statutory surplus reserve is not distributable in the form of cash dividends.

Statutory Public Welfare Reserve

In accordance with PRC Company Law, Changdu Huiheng appropriated 5% of the profit for each year to the statutory public welfare reserve prior to December 31, 2005. No statutory public welfare reserve is mandatory after December 31, 2005.

The statutory public welfare reserve fund can only be utilized for capital items for the collective benefit of Changdu Huiheng's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

According to PRC Company Law, a Foreign Investment Enterprise is not required to make a provision for statutory public welfare reserve.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

12.	Stockholders' Equity (…/Cont'd)

(c)	Dividend

Pursuant to the resolution passed at the Board of Directors' meeting in 2006, total dividends of $9,164,866 were declared and paid to Changdu Huiheng's equity owner prior to the restructuring. The dividend is based on retained earnings arrived at under PRC accounting standards for business enterprise and was paid prior to the recapitalization of the Company.

13.	Segment Reporting

The Group has two reportable segments: products and services.

The following table presents information about the Company's operating segments for the years ended December 31, 2006 and 2007:

	2007	2006	Annual % change
	USD	USD

Revenues:
Products	9,530,071	6,605,273	44.28%
Services	5,034,683	4,681,669	7.54%
Other	1,638,812	1,382,924	18.50%
	16,203,566	12,669,866	27.89%

Operating income:
Products	5,796,585	3,937,843	47.20%
Services	4,600,109	4,337,419	6.06%
Other	1,638,812	1,382,924	18.50%
	12,035,506	9,658,186	24.61%

Corporate expenses	(1,734,556)	(1,488,710)	16.51%

Operating income	10,300,950	8,169,476	26.09%

Other revenue consists principally of government financial subsidies to Changdu Huiheng.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

14.	Income Taxes

All of the Company's income is generated in the PRC.

Income tax expense for the years ended December 31, 2006 and 2007:

	2007	2006
	USD	USD

Current income tax expense	938,493	1,393,149
Deferred income tax (benefit) / expense	(415)	2,637
Total income tax expense	938,078	1,395,786

As Changdu Huiheng is located in the western area in the PRC and is within the industry specified by relevant laws and regulations of the PRC, the tax rate applicable to the Company is Changdu Huiheng is 10% in 2007 and 15% in 2006.

Wuhan Kangqiao is a high-tech enterprise with operations in an economic-technological development area in the PRC. Therefore, the applicable tax rate is 15%.

Shenzhen Hyper is a high-tech manufacturing company located in the Shenzhen special economic region. Therefore, the applicable tax rate is also 15%. According to local tax regulation, Shenzhen Hyper is entitled to a tax-free period for the first two years, commencing from the first profit-making year and a 50% reduction in state income tax rate for the next six years.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

14.	Income Taxes (…/Cont'd)

A reconciliation of the expected income tax expense to the actual income tax expense for the years ended December, 2006 and 2007 are as follows:

	2007	2006
	USD	USD

Income before income taxes and minority interest	10,287,196	8,176,593

Expected PRC income tax expense at statutory tax rate of 33%	3,394,775	2,698,276

Non-deductible expenses
- Non-deductible entertainment expenses	(116,450)	-
- Others	(49,385)	31,893
Non-taxable income	-	(35,855)
Temporary difference	(415)	2,637
Others	52,020	170,622
Tax rate differences	(2,342,467)	(1,471,787)
Actual income tax expense	938,078	1,395,786

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes. The interpretation and enforcement of which are also uncertain. The Company remains open to examination by the major jurisdictions to which the Company is subject to, in this case the PRC tax authorities.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2006 and 2007 are presented below.

	2007	2006
	USD	USD
Current deferred tax assets:
Provision for other receivables	20,630	18,879
Current deferred tax assets	20,630	18,879

Non-current deferred tax assets:
Deferred expenses	5,753	5,377
Non-current deferred tax assets	5,753	5,377

Total deferred tax assets	26,383	24,256

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

14.	Income Taxes (…/Cont'd)

Management considers many factors when assessing the likelihood of future realization of deferred tax assets, including but not limited to future reversals of temporary differences, recent cumulative earnings experience and expectations of future taxable income, tax planning opportunities and other relevant factors. Based on management's assessment, it is more likely than not that deferred tax assets will be realized and a valuation allowance is not necessary.

15.	Related Party Transactions

(a) A summary of significant related party transactions during 2007 and 2006 follows:

Shenzhen Huiheng Industry Co., Ltd. ("Huiheng Industry")

During 2007 and 2006, the Company advanced, for working capital purposes, $12,635 and $47,410 to Huiheng Industry. Huiheng industry is owned by Mr. Hui Xiaobing.

Changdu Huiheng Acquisition

In August 2006, the Company acquired its ownership interest in Changdu Huiheng from Huiheng Industry and Mr. Hui Xiaobing for total consideration of $6,269,699 based upon the exchange rate on the acquisition date. The purchase consideration was paid during 2007 and amounted to $6,854,386 (as adjusted for exchange rates in effect as of the date paid).

Wuhan Kangqiao Acquisition

During 2005, the Company acquired Wuhan Kangqiao from Huiheng Industry. The balance of the consideration for the acquisition was paid during 2006 and amounted to $1,537,653.

Share Redemption

In February 2007, prior to the share exchange with Mill Basin, the Company redeemed 957,265 common shares held by Clear Honest International, Ltd. ("Clear Honest"), an entity owned by Mr. Hui Xiaobing, for $3,589,744. Amounts paid during 2007 related to the redemption totalled $3,494,836.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

15.	Related Party Transactions (…/Cont'd)

(b) A summary of related party receivables at December 31, 2007 and 2006 follows:

Amounts due from a related party at December 31, 2007 and 2006 includes amounts due from Huiheng Industry related to the original acquisition of Changdu Huiheng in 2004 together with working capital advances (described above) during 2007 and 2006. Amounts due from Huiheng Industry are payable pursuant to contractual agreements.

(c) A summary of related party payables at December 31, 2007 and 2006 follows:

	2007	2006
	USD	USD

Huiheng Industry (i)	-	6,342,820
Hui Xiaobing	1,094	65,092
Clear Honest International Limited (ii)	116,068	-
	117,162	6,407,912

(i)
Due to Huiheng Industry at December 31, 2006 represents the amounts due (as adjusted for exchange rate differences) related to the 2006 Changdu Huiheng acquisition. As described above, such amounts were repaid during 2007.

(ii)	Amounts due to Clear Honest at December 31, 2007 represent the remaining balance due pursuant to the 2007 share redemption ($94,908), as well as advances related to the acquisition of Changdu Huiheng.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

16.	Pension and Other Postretirement Benefits

Pursuant to the relevant laws and regulation in the PRC, the Company participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the consolidated statements of operations on an accrual basis. The Company's contributions totalled $52,526 and $55,103 for the years ended December 31, 2006 and 2007 respectively.

The Company has no other obligation to make payments in respect to retirement benefits of its employees.

17.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as accounts receivable, other receivables, accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

18.	Concentration of Credit Risk

(a)	Customers Concentrations

Two customers accounted for 76% and three customers accounted for 89% of Revenue for the years ended December 31, 2007 and 2006 respectively. These customers also accounted for 79% and 82% of accounts receivable as of December 31, 2007 and 2006, respectively. As a result, a termination in relationship with or a reduction in orders from any of these customers could have a material impact on the Company’s results of operations and financial condition.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

18.	Concentration of credit risk (…/Cont'd)

(b)	Other Credit Risks

As of December 31, 2007, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, none of which were insured or collateralized. However, management believes those financial institutions are of high credit quality and has assessed the loss arising from the non-insured cash and cash equivalents from those financial institutions to be immaterial to the consolidated financial statements. Therefore, no loss in respect of the cash and cash equivalent were recognized as of December 31, 2007.

19.	Foreign operations

(a)	Operations

All of the Company’s operations are carried out and all of its assets are located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

(b)	Dividends and Reserves

Under laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years' losses, if any; (ii) allocations to the "Statutory Surplus Reserve" of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's stockholders' equity; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory Common Welfare Fund", which is established for the purpose of providing employee facilities and other collective benefits to employees in China; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

As of December 31, 2007, the Company established and segregated in retained earnings an aggregate amount for the Statutory Surplus Reserve and the Statutory Common Welfare Fund of $1,310,516.

HUIHENG MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

20.	Operating lease commitments

Rental expense for obligations under operating leases was $43,880 (RMB349,200) and $50,413 (RMB383,000) for the years ended December 31, 2006 and 2007, respectively. As of December 31, 2007, the total future minimum lease payments under non-cancellable operating leases in respect of premises which was based on the average rate in 2007. The amounts payable are as follows:

USD

December 31
2008	252,722
2009	252,722
2010	252,722
2011	252,722
2012	252,722
Thereafter	3,748,697
5,012,307

HUIHENG MEDICAL, INC.

MARCH 31, 2008

(UNAUDITED)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page(s)

Consolidated Balance Sheets	F-39

Consolidated Statements of Income for the Three Months Ended March 31, 2008 and 2007	F-40

Consolidated Statement of Stockholders’ Equity for the Three Months Ended March 31, 2008	F-41

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 and 2007	F-42

Notes to the Consolidated Financial Statements	F-43 to F-55

HUIHENG MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

		March 31, 2008	December 31, 2007
		(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	Note	$625,027	$866,585
Accounts receivable		8,451,397	8,040,015
Prepayments and other receivables	4	4,756,400	3,478,518
Inventories	3	1,237,001	1,071,613
Amount due from a related party	9	775,528	745,483
Deferred income tax assets	12	21,461	20,630

Total Current Assets		15,866,814	14,222,844

INVESTMENT IN AFFILIATE		62,107	48,326

PROPERTY, PLANT AND EQUIPMENT	5	2,688,608	3,701,692

INTANGIBLE ASSETS	6	897,188	881,738

DEFERRED OFFERING COSTS		189,407	-

DEFERRED INCOME TAX ASSETS, net of current portion	12	5,985	5,753

Total Assets		$19,710,109	$18,860,353

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable		$534,730	$714,837
Amount due to related parties	9	121,884	117,162
Income tax payable		340,106	207,660
Accrued liabilities and other payables	7	1,655,909	2,109,287

Total Current Liabilities		2,652,629	3,148,946

MINORITY INTEREST	8	1,326,011	1,353,511

Total Liabilities		3,978,640	4,502,457

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 1,000,000 shares authorized;	10
Designated 300,000 shares of Series A convertible preferred stock; 233,333 and 266,666 shares issued and outstanding with liquidation preference of $8,749,988 at March 31, 2008		234	267
Common stock, $0.001 par value; 74,000,000 shares authorized; 23,500,137 shares issued, 13,800,137 and 13,450,000 shares outstanding		13,800	13,450
Additional paid-in capital		7,498,086	7,498,086
Retained earnings		6,921,230	6,147,877
Accumulated other comprehensive income
Foreign currency translation gain		1,298,119	698,216

Total Stockholders' Equity		15,731,469	14,357,896

Total Liabilities, Minority Interest and Stockholders' Equity		$19,710,109	$18,860,353

See accompanying notes to the consolidated financial statements.

HUIHENG MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

		For The Three Months Ended
		March 31,
	Note	2008	2007

REVENUES	11	$1,428,142	$4,122,904

COST OF REVENUES		101,067	1,310,447

GROSS PROFIT		1,327,075	2,812,457

OPERATING EXPENSES:
Sales and marketing expenses		21,888	12,262
General and administrative expenses		405,765	321,577
Research and development costs		96,520	31,285

Total Operating Expenses		524,173	365,124

OPERATING INCOME		802,902	2,447,333

OTHER INCOME (EXPENSE):
Interest income		344	1,138
Equity in income of affiliate		11,590	2,293

Total Other Income		11,934	3,431

NET INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	11	814,836	2,450,764

INCOME TAXES	12	121,530	287,247

NET INCOME BEFORE MINORITY INTEREST		693,306	2,163,517

MINORITY INTEREST		80,364	12,503

NET INCOME		773,670	2,176,020

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain		599,903	36,591

COMPREHENSIVE INCOME		$1,373,573	$2,212,611

EARNINGS PER SHARE
- Basic		$0.06	$0.17

- Diluted		$0.05	$0.17

Weighted Common Shares Outstanding
- Basic		13,596,217	13,000,000	*

- Diluted		16,047,193	13,000,000	*

* As restated to reflect the reverse merger acquisition.

See accompanying notes to the consolidated financial statements.

HUIHENG MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Three Months Ended March 31, 2008

(Unaudited)

	Series A Preferred Stock
	$0.001 Par Value		Common Stock, $0.001 Par Value		Additional		Accumulated Other	Total
	Number of		Number of		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Equity

Balance, December 31, 2007	266,666	267	13,450,000	13,450	7,498,086	6,147,877	698,216	14,357,896

Comprehensive income:
Net income	-	-	-	-	-	773,670	-	773,670
Foreign currency translation gain	-	-	-	-	-	-	599,903	599,903

Total comprehensive income	-	-	-	-	-	-	-	1,373,573

Conversion of stock	(33,333)	(33)	350,137	350	-	(317)	-	-

Balance, March 31, 2008	233,333	$234	13,800,137	$13,800	$7,498,086	$6,921,230	$1,298,119	$15,731,469

See accompanying notes to the consolidated financial statements

HUIHENG MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For The Three Months Ended
	March 31,
	2008	2007

Cash flows from operating activities:

Net income	$773,670	$2,176,020

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	41,660	38,191
Amortization of intangible assets	19,674	18,191
Minority interest	(80,364)	(12,503)
Equity in income of affiliate	(11,590)	(2,293)
Deferred taxes	-	(29,339)

Changes in assets and liabilities:
Accounts receivable	(411,382)	(1,772,905)
Prepayments and other receivables	(119,005)	(758,932)
Inventories	(165,388)	611,465
Accounts payable	(180,107)	72,575
Income tax payable	132,446	317,478
Amounts due from/to related parties	-	44,886
Accrued liabilities and other payables	(453,378)	(224,969)

Net cash (used in ) / provided by operating activities	(453,764)	477,865

Cash flows from investing activities:
Capital expenditures on addition of Property, plant and equipment	(58,396)	(395)
Advances to related parties	-	(8,805)
Deferred offering costs	(189,407)	-
Payment of the acquisition of a subsidiary	-	(6,409,260)

Net cash used in investing activities	(247,803)	(6,418,460)

Cash flows from financing activities:
Proceeds of issue of common shares	-	139,572
Net proceeds of issued of preferred shares	-	9,780,202
Payment for redemption of common shares	-	(3,494,836)

Net cash from financing activities	-	6,424,938

Net (decrease) / increase in cash	(701,567)	484,343

Effect on change of exchange rates	460,009	(45,639)

Cash as of January 1	866,585	338,039

Cash as of March 31	$625,027	$776,743

Supplemental disclosures of non-cash information:

Interest paid	$-	$-
Income tax paid	$-	$-

During the three months ended March 31, 2008, an amount of $1,158,877 was transferred from Property, Plant and Equipment to Other Receivables, representing amounts paid on construction in progress on behalf of the landlord in 2007 that will now be offset against future lease payments.

See accompanying notes to the consolidated financial statements.

HUIHENG MEDICAL, INC.
Notes to the Consolidated Financial Statements
March 31, 2008
(UNAUDITED)

NOTE 1 - ORGANIZATION AND OPERATIONS

Huiheng Medical, Inc. (“the Company” or “Huiheng”), formerly known as Mill Basin Technologies, Limited (“Mill Basin”), is a China-based medical device company that, through its subsidiaries, designs, develops and markets radiation therapy systems used for the treatment of cancer. The Company is a Nevada holding company and conducts all of its business through operating subsidiaries.

In 2005, the ownership interests of Shenzhen Hyper Technology Company, Ltd. (“Shenzhen Hyper”), Wuhan Kangqiao Medical New Technology Company, Ltd. (“Wuhan Kangqiao”) and Beijing Yuankang Kbeta Nuclear Technology Company, Ltd. (“Beijing Kbeta”) were reorganized under Tibet Changdu Huiheng Industry Development Company, Ltd. (“Changdu Huiheng”), a Chinese holding company established in Tibet. Upon the completion of the reorganization, Changdu Huiheng owned 75% of the equity interest in Shenzhen Hyper, 100% of the equity interest of Wuhan Kangqiao and 50% of the equity interest of Beijing Kbeta. Remaining equity interests in Shenzhen Hyper and Beijing Kbeta are owned by unrelated and unaffiliated parties.

In 2006, Mr. Hui Xiaobing, the sole owner of Changdu Huiheng, established Allied Moral Holdings, Ltd. (the “Allied Moral”) in the British Virgin Islands as a holding company and transferred 100% of the ownership interests of Changdu Huiheng to Allied Moral as part of an ownership restructuring to facilitate investments by foreign investors.

In May 2007, Mill Basin entered into a share exchange agreement to acquire (i) all of the issued and outstanding shares of the common stock of Allied Moral in exchange for 13,000,000 shares of Mill Basin’s common stock, and (ii) all of the issued and outstanding Series A Convertible Preferred Stock of Allied Moral in exchange for 266,666 shares of Mill Basin’s Series A Preferred Stock. In connection with the share exchange, Mill Basin agreed to change its name to “Huiheng Medical, Inc.” Prior to the share exchange, Mill Basin had 10,150,000 shares of its common stock outstanding. In contemplation of the share exchange, Mill Basin shareholders contributed 9,700,000 common shares to treasury, resulting in 450,000 shares of Mill Basin's common stock outstanding immediately prior to the share exchange. Taking into account the 13,000,000 shares of Mill Basin common stock issued for the exchange with Allied Moral's shareholders, Mill Basin then had 13,450,000 shares of common stock issued and outstanding, of which 13,000,000 (96.65%) shares were held by Allied Moral's former shareholders, with the balance being held by Mill Basin shareholders. In addition, following the completion of the share exchange, 266,666 shares of Series A Preferred Stock were issued and outstanding, all of which were held by former holders of Allied Moral's Series A Convertible Preferred Stock.

As a result of the share exchange, Huiheng owns all of the issued and outstanding stock of Allied Moral, which was incorporated in the British Virgin Islands on July 26, 2006. Allied Moral, holds all of the issued and outstanding stock of Changdu Huiheng Development Co., Ltd. (“Changdu Huiheng”), which in turn owns 100% of the issued and outstanding stock of Wuhan Kangqiao Medical New Technology Co., Ltd. (“Wuhan Kangqiao”), 75% of the issued and outstanding stock of Shenzhen Hyper Technology Co., Ltd (“Shenzhen Hyper”) and 50% of the issued and outstanding stock of Beijing Yuankang Kbeta Nuclear Technology Co., Ltd. (“Beijing Kbeta”). Remaining equity interests in Shenzhen Hyper and Beijing Kbeta are still owned by unrelated and unaffiliated parties.

In February 2008, certain shareholders of the Series A Preferred Stock converted a total of 33,333 shares into common stock, at a rate of 1 share Series A Preferred stock to 10.5042 shares common stock resulting in the issuance of 350,137 shares of common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) for interim financial information and with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. These consolidated financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2007 and notes thereto contained in Form 10-KSB/A as filed with the Securities and Exchange Commission on May 23, 2008. Interim results are not necessarily indicative of the results for the full year.

The share exchange was regarded as a reverse merger, since Allied Moral's former shareholders obtained control of Huiheng Medical, Inc. (formerly known as Mill Basin). As a result, Allied Moral was considered to be the acquirer for accounting purposes.

In a reverse acquisition all accounting history becomes, that of the accounting acquirer, therefore all historical information prior to the acquisition is that of Allied Moral. The shares issued to the shareholders of Allied Moral have been stated retroactively. The reverse merger adjustment is therefore all the shares held by Mill Basin shareholders prior to the acquisition.

The consolidated financial statements include all accounts of the Company and its wholly-owned and majority-owned subsidiaries. All material inter-company balances and transactions have been eliminated.

Reverse Acquisition Merger

Prior to the May 2007 share exchange, Allied Moral was a non-reporting privately held company. The post-acquisition Company is accounted for as a recapitalization using accounting principles applicable to reverse acquisitions with Allied Moral being treated as the accounting parent (acquirer) and Huiheng, the legal parent, being treated as the accounting subsidiary (acquiree). Prior to the consummation of the acquisition in May 2007, Mill Basin was an inactive public shell with no material assets, liabilities, or net stockholders' equity. In accordance with the provisions governing the accounting for reverse acquisitions, the historical figures presented are those of the Allied Moral.

	Common Stock		Additional Paid-in
	Shares	Amount	Capital
Discount on capital issuance	-	$-	$(1,577,555)

Public company shares already outstanding on date of Merger (May 15, 2007), par value $0.001	10,150,000	10,150	-

Treasury stock	(9,700,000)	(9,700)	9,700

Shares issued on date of Merger (May 15, 2007), par value $0.001
- Common stock	13,000,000	13,000	(13,000)
- Series A convertible preferred stock	-	-	(267)

Contribution to capital, net
- Share premium	-	-	9,973,333
- Less: Transactions cost	-	-	(1,014,642)
- Elimination of Allied Moral	-	-	156,666

Absorb balances from Mill Basin	-	-	(36,149)
Reverse acquisition recapitalization adjustment, net as at December 31, 2007	13,450,000	13,450	7,498,086

Summary of significant accounting policies

Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts, sales returns, trade discounts and value added tax. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial conditions. The Company provided an allowance of $5,263 for doubtful accounts as at March 31, 2008.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

The Company values inventories, consisting of work in process and raw materials, at the lower of cost or market. Cost of material is determined on the weighted average cost method. Cost of work in progress includes direct materials, direct production cost and an allocated portion of production overhead.

The final steps of assembly of our products, including installation of radioactive service materials, are completed at customer locations. Accordingly, the Company generally does not carry finished goods (inventory held for sale in the ordinary course of business) inventory.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three to twenty years. Building improvements are amortized on a straight-line basis over the estimated useful life. Depreciation of property, plant and equipment are stated at cost less accumulated depreciation. Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. The estimated useful lives of the assets are as follows:

Estimated Life
Building improvements	3 to 5
Buildings	20
Production equipment	3 to 5
Furniture fixtures and office equipment	3 to 5
Motor vehicles	5 to 10

Intangible assets

Intangible assets are stated at cost, representing the fair value at the time such intangibles were contributed to the Company by the minority owner of a subsidiary in exchange for equity interests. Fair value was supported by cash contributed contemporaneously by another investor. Intangible assets are carried net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Estimated Life
Patented technology	20
Software	5

Investment in affiliate

The Company owns a 50% equity interest of Beijing Kbeta and accounts for the investment using the equity method of accounting. The equity method is utilized as the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the Company’s investment in Beijing Kbeta may not be recoverable, the Company would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, if any, are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. At March 31, 2008 and 2007, the Company determined that there was no impairment of value.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, current income tax assets, prepayments and other current assets, accounts payable, income taxes payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

Revenue recognition

The Company generates revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

(i) Sales of medical equipment

The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training services, which generally take about 1 month. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As training services do not have separately determinable fair values, the Company recognizes revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, value added tax ("VAT") of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the Company’s products, the Company recognizes the VAT refund at the time the product is sold. The amount is included in the line item "Revenues" in the consolidated statements of income and is recorded on an accrual basis.

The medical equipment sold by the Company has embedded self-developed software which can also be sold on a standalone basis.

(ii) Provision of maintenance and support services

The Company also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. In accordance with the agreements, the Company provides comprehensive services including exchange of cobalt, additional training to users of the medical equipment, maintenance of medical equipment, software upgrades and consulting. Fees for these services are recognized over the life of the contract on a monthly basis.

Government subsidies

Pursuant to the document dated December 16, 2004 with No.173 issued by Tibet Finance Bureau, the profits tax payment of Changdu Huiheng in excess of RMB 900,000 for a year will be refundable by Tibet Finance Bureau. The 31% of business tax payment will be refundable by Tibet Finance Bureau provided that the business tax payment exceeds RMB 1.0 million for a year. The 38.75% of value added tax payment will be refundable by Tibet Finance Bureau provided that the value added tax payment exceeds RMB 1.5 million for a year. All tax incentive policies will be valid for five (5) years from the year of commencement of tax refund, starting from September 2006.

Warranty

The Company provides a product warranty to its customers to repair any product defects that occur generally within twelve months from the date of sale. The Company's purchase contracts generally allow the customer to withhold up to 10% of the total purchase price for the duration of the warranty period. Based on the limited number of actual warranty claims and the historically low cost of such repairs, the Company has not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

Research and development costs

Research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for the research and development staff and material costs for research and development. The Company incurred $96,520 and $31,285 for the three months ended March 31, 2008 and 2007, respectively.

Income taxes

The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.
Foreign currency translation

Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the period. The related transaction adjustments are reflected in "Accumulated other comprehensive income / (loss)" in the stockholders' equity section of our consolidated balance sheet.

The average monthly exchange rates for three months ended March 31, 2008 and the closing rate as of March 31, 2008 were Rmb 7.1590 and Rmb 7.0120 to one USD, respectively. The average monthly exchange rates for three months ended March 31, 2007 and the closing rate as of March 31, 2007 were Rmb 7.7452 and Rmb 7.7232 to one USD, respectively.

Comprehensive income

The Company has adopted SFAS No. 130 Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Income and the Consolidated Statement of Stockholders’ Equity.

Earnings per share

Basic earnings per share are computed on the basis of the weighted-average number of shares of our common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted-average number of shares of our common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method. Dilutive potential common shares include Series A Convertible Preferred Stock.

The following table sets forth the computation of basic and diluted net income per share:

	For the Three Months Ended March 31
	2008	2007

Net income	773,670	2,176,020

Weighted average outstanding shares of common stock	13,596,217	13,000,000
Dilutive effect of Convertible Preferred Stock	2,450,976	-
Diluted weighted average outstanding shares	16,047,193	13,000,000

Earnings per share:
Basic	0.06	0.17
Diluted	0.05	0.17

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Segment reporting

SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, establishes standards for reporting information on operating segments in interim and annual financial statements. The Company operates in two segments (i) selling the medical equipment and, (ii) providing the consultancy, repairs and maintenance services for the customers. The chief operating decision-makers review the Company's operation results on an aggregate basis and manage the operations as two operating segments as disclosed in note 11.

Deferred offering costs

Deferred offering costs are those costs directly attributable to the Company’s proposed public offering. Such costs consist principally of professional fees and will be charged to stockholders’ equity upon receipt of the capital raised. Should the proposed offering prove to be unsuccessful, the deferred costs will be charged to operations.

Financial instruments with characteristics of both liabilities and equity

The Company accounts for its Series A Preferred Stock in accordance with SFAS Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150) and SFAS Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). We have determined that our Series A Preferred Stock is not mandatorily redeemable. Accordingly, the Company accounts for the Preferred stock as permanent equity.

Impact of New Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5, Accounting for Contingencies. The Company adopted the provisions of this statement on July 1, 2007. The adoption of this statement did not have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157").  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The adoption of this statement did not have a material effect on the Company’s financial condition and results of operations.
In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141, SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of any entity's fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company's financial condition, results of operations and cash flows.

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority interests in consolidated subsidiaries from total liabilities to a separate component of stockholder's equity.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – INVENTORIES

At March 31, 2008, inventories consisted of the following:

Raw materials	$353,841
Work-in-progress	883,160
$1,237,001

Final assembly of our products, including installation of radioactive source materials, is conducted on site at our customer locations. Our products are not considered to be finished good (available for sale in the normal course of business) until such time as the source material is installed in the units.

NOTE 4 – PREPAYMENTS AND OTHER RECEIVABLES

At March 31, 2008, prepayments and other current assets consisted of the following:

Prepayments to suppliers	$2,309,586
Advances to third parties (a)	901,597
Other receivables (b)
- construction in progress paid on behalf of landlord	1,158,877
- VAT tax refund	106,655
- loan or advance to staff for business traveling	198,844
- utilities and rental deposits	2,210
- prepayment of made to Jilin University for research	42,784
- prepaid expenses made by director	2,852
- others	32,995
$4,756,400

(a)
Advances to third parties represent unsecured, interest-free advances due from Shenzhen Hui Xin Nano Technology Development Company Limited (“Hui Xin”) and advances due from Shenzhen Jiancheng Investment Co., Ltd ("Jiancheng").

The balance due at March 31, 2008 of $188,534 resulted from advances made during prior periods in contemplation of a business acquisition of Hui Xin which has since been abandoned. All the advances outstanding at March 31, 2008 are repayable to the Company in accordance with a fixed repayment schedule beginning in June 2008.

The balance due at March 31, 2008 of $713,063 resulted from advances made to Jiancheng, a distributor of the Company’s products, in prior periods also in contemplation of a business acquisition which has since been abandoned. Pursuant to an agreement, Jiancheng has agreed to repay the advances during the periods from June to December 2008.

(b)
During the three months ended March 31, 2008, an amount of $1,158,877 was transferred from Property, Plant and Equipment to Other Receivables, representing amounts paid on construction in progress on behalf of the landlord in 2007 that will now be offset against future lease payments.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

At March 31, 2008, property, plant and equipment consisted of the following:

Building improvements	$167,688
Buildings	2,246,669
Production equipment	581,164
Furniture, fixture and office equipment	214,557
Motor vehicles	182,366
$3,392,444
Less: Accumulated depreciation	(703,836)
$2,688,608

Depreciation expense is included in the consolidated statements of income. For the three months ended March 31, 2008 and 2007, depreciation expenses were $41,660 and $38,191, respectively.

NOTE 6 – INTANGIBLE ASSETS

Patented technology represents a patent for the production of a component of the radiation treatment system. The patent was applied prior to its injection to Shenzhen Hyper as a capital contribution. Pursuant to the patent certificate, the patent was valid for 20 years from the application date, May 1999. Therefore it was amortized over the rest of the valid patent period, which is the estimated remaining useful life.

Software is utilized in the production of medical equipment and is amortized over its estimated useful life.

For the three months ended March 31, 2008 and 2007, amortization expense was $19,674 and $18,191.

NOTE 7 – ACCRUED LIABILITIES AND OTHER PAYABLES

At March 31, 2008 accrued liabilities and other payables consisted of the following:

Accrued expenses	$385,689
Accrued payroll and welfare	318,777
Value added tax, other taxes payable	577,150
Deposits	374,293
$1,655,909

NOTE 8 – MINORITY INTEREST

Minority interest represents the share of 25% equity interest of Shenzhen Hyper owned by Shenzhen OUR International Limited.

NOTE 9 –AMOUNTS DUE FROM/TO RELATED PARTIES

A summary of related party receivables at March 31, 2008 is as follows:

Amounts due from a related party at March 31, 2008 includes amounts due from Huiheng Industry related to the original acquisition of Changdu Huiheng in 2004 together with working capital advances (described above) during 2008. Amounts due from Huiheng Industry are payable pursuant to contractual agreements which provide for working capital purpose.

A summary of related party payables at March 31, 2008 is as follows:

Hui Xiaobing	$1,139
Clear Honest International Limited (i)	120,745
$121,884

(i) Amounts due to Clear Honest at March 31, 2008 represent the remaining balance due pursuant to the 2008 share redemption ($94,908), as well as advances related to the acquisition of Changdu Huiheng.

NOTE 10 –STOCKHOLDERS' EQUITY AND RETAINED EARNINGS

(a)	Stockholders’ Capital

The Company has authorized 74,000,000 shares of Common stock. As at March 31, 2008, 23,150,000 shares were issued and 13,450,000 shares were outstanding.

The Company has authorized 1,000,000 shares of Preferred stock, with 300,000 shares designated as Series A convertible preferred stock. As of March 31, 2008, 233,333 shares were issued and outstanding with liquidation preference of $8,749,988.

During 2008, the Company modified the terms of its Series A Convertible Preferred Stock. The modifications:

-	removed the redemption provisions,
-
revised the dividend provisions whereby dividends are only payable on a liquidation event and would not be payable in the event of a voluntary conversion or an automatic conversion on a qualifying public offering,

-	authorized stock dividends as long as the preferred stock conversion ratio is adjusted, and
-	removed the requirement for an automatic conversion in the event of a public offering

The Company has classified the preferred stock as permanent equity.

Acquisition of Changdu Huiheng

In July 2006, Mr. Hui Xiaobing, the sole owner of Changdu Huiheng, established Allied Moral Holdings, Ltd. ("Allied Moral”) in the British Virgin Islands as a holding company to facilitate investments by foreign investors. Allied Moral then purchased 100% of the ownership interests of Changdu Huiheng.

Private placement

In February 2007, Allied Moral issued 2,666,666 shares of its Series A preferred stock at stated value of $3.75 per share for gross proceeds of approximately $10,000,000. Net proceeds to the Company after deducting offering expenses, resulted in a capital contribution of $9,115,357.

Redemption of shares

In January, 2007, 957,265 shares were redeemed by Allied Moral at $3.75 per share resulting in 13,000,000 common shares left outstanding.

Reverse merger

Prior to the share exchange, Mill Basin had 10,150,000 shares of its common stock outstanding. In contemplation of the share exchange, Mill Basin shareholders contributed 9,700,000 common shares to treasury, resulting in 450,000 shares of Mill Basin's common stock outstanding immediately prior to the share exchange. Taking into account the 13,000,000 shares of Mill Basin common stock issued for the exchange with Allied Moral's shareholders, Mill Basin then had 13,450,000 shares of common stock issued and outstanding, of which 13,000,000 (96.65%) shares were held by Allied Moral's former shareholders, with the balance being held by Mill Basin shareholders. In addition, following the completion of the share exchange, 266,666 shares of Series A Preferred Stock were issued and outstanding, all of which were held by former holders of Allied Moral's Series A Convertible Preferred Stock.

Preferred stock - Certificate of correction

In September 2007, Huiheng filed a Certificate of Correction to correct the Certificate of Designation of the Series A Preferred Stock. The filing corrected the initial Conversion Price of the Preferred Stock from $3.75 to $3.57 per share and corrected the initial conversion rate from 10.0 to 10.5042 shares of common stock for each share of Series A Preferred Stock.

(b) Retained Earnings

As of March 31, 2008, the Company established and segregated in retained earnings an aggregate amount for the Statutory Surplus Reserve and the Statutory Common Welfare Fund of $1,310,516.

Statutory surplus reserve

In accordance with PRC Company Law, Changdu Huiheng is required to appropriate at least 10% of profits to the statutory surplus reserve. Appropriation to the statutory surplus reserve by Changdu Huiheng is based on profits arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by Changdu Huiheng in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the stockholders’ equity. This statutory surplus reserve is not distributable in the form of cash dividends.

NOTE 11 - SEGMENT REPORTING

The Group has two reportable segments: products and services.

The following table presents information about the Company's operating segments for the periods ended March 31, 2008 and 2007:

	March 31, 2008	March 31, 2007	Annual % change
Revenues:
Products	$-	$2,801,847	-
Services	1,335,732	1,234,636	8.19%
Other	92,410	86,421	6.93%
	$1,428,142	$4,122,904	(65.36)%

	March 31, 2008	March 31, 2007	Annual % change
Operating income:
Products	$-	$1,554,591	-
Services	1,216,039	1,125,250	8.07%
Other	92,410	86,421	6.93%
	$1,308,449	$2,766,262	(52.70)%
Corporate expenses	505,547	318,929	58.51%
Operating income	802,902	2,447,333	(67.19)%

Other revenue consists principally of government financial subsidies to Changdu Huiheng.

NOTE 12 – INCOME TAXES

Huiheng Medical, Inc. is a non-operating holding company. All of the Company’s income before income taxes and related tax expenses are from PRC sources. The Company's PRC subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws.

Income tax expense for the three months ended March 31, 2008 and 2007 were $121,530 and $287,247, respectively.

As Changdu Huiheng, Huiheng’s subsidiary, is located in the western area in the PRC and is within the industry specified by relevant laws and regulations of the PRC, the tax rate applicable to Changdu Huiheng is 10%.

Wuhan Kangqiao is a high-tech enterprise with operations in an economic-technological development area in the PRC. Therefore, the applicable tax rate is 15%.

Shenzhen Hyper is a high-tech manufacturing company located in the Shenzhen special economic region. Therefore, the applicable tax rate is also 15%. According to local tax regulation, Shenzhen Hyper is entitled to a tax-free period for the first two years, commencing from the first profit-making year and a 50% reduction in state income tax rate for the next six years.

A reconciliation of the expected income tax expense to the actual income tax expense for the three months ended March 31, 2008 and 2007 are as follows:

	Three Months Ended March 31,
	2008	2007
Income before income taxes and minority interest	$814,836	$2,450,764

Expected PRC income tax expense at statutory tax rate of 33%	268,896	808,752
Non-deductible expenses	67,227	16,936
Others	(1,739)	(17,913)
Tax rate differences	(212,854)	(520,528)

Actual income tax expense	$121,530	$287,247

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes. The interpretation and enforcement of which are also uncertain. The Company remains open to examination by the major jurisdictions to which the Company is subject to, in this case, the PRC tax authorities.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of March 31, 2008 are presented below.

Current deferred tax assets:
Provision for doubtful accounts	$3,381
Provision for other receivables	18,080
Current deferred tax assets	$21,461

Non-current deferred tax assets:
Deferred expenses	$5,985
Non-current deferred tax assets	$5,985

Total deferred tax assets	$27,446

Management considers many factors when assessing the likelihood of future realization of deferred tax assets, including but not limited to future reversals of temporary differences, recent cumulative earnings experience and expectations of future taxable income, tax planning opportunities and other relevant factors. Based on management's assessment, it is more likely than not that deferred tax assets will be realized and a valuation allowance is not necessary.

NOTE 13 – CONCENTRATION OF CREDIT RISK

Customers concentrations

Two customers accounted for 98% and two customers accounted for 79% of net sales for the three months ended March 31, 2008 and 2007 respectively. These customers also accounted for 87% and 91% of accounts receivable as of March 31, 2008 and 2007, respectively. As a result, a termination in relationship with or a reduction in orders from any of these customers could have a material impact on the Company’s results of operations and financial condition.

Other credit risks

As of March 31, 2008, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, none of which were insured or collateralized. However, management believes those financial institutions are of high credit quality and has assessed the loss arising from the non-insured cash and cash equivalents from those financial institutions to be immaterial to the consolidated financial statements. Therefore, no loss in respect of the cash and cash equivalent were recognized as of March 31, 2008.

NOTE 14 - FOREIGN OPERATIONS

Operations

All of the Company’s operations are carried out and all of its assets are located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

Dividends and reserves

Under laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years' losses, if any; (ii) allocations to the "Statutory Surplus Reserve" of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's stockholders’ equity; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory Common Welfare Fund", which is established for the purpose of providing employee facilities and other collective benefits to employees in China; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

NOTE 15 - OPERATING LEASE COMMITMENTS

As of March 31, 2008, the total future minimum lease payments under non-cancellable operating leases in respect of premises are $5.36 million (RMB37.6 million) which was based on the average rate in the three month period ended March 31, 2008. The amounts payable are as follows:

March 31
2009	$268,193
2010	268,193
2011	268,193
2012	268,193
2013	268,193
Thereafter	3,911,165
TOTAL	$5,252,130

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The company has a provision in its Articles of Incorporation at Article XI thereof providing for indemnification of its officers and directors as follows.

“The corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended.

The corporation shall indemnify each present and future director, officer, employee, or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed, or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys = fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement. Estimated expenses payable by the Registrant in connection with the registration and distribution of the common stock registered hereby are as follows:

SEC Registration fee	$1,267
FINRA filing fee	$5,000
Nasdaq listing fee	$25,000
* Non-accountable underwriters expense allowance	$320,000
* Accounting fees and expenses	$300,000
* Legal fees and expenses	$675,000
* Transfer agent fees	$2,000
* Blue sky fees and expenses	$5,000
*Printing fees	$60,000
Financial advisory fee	$200,000
Premium on director and officer insurance	$58,000
* Miscellaneous expenses	$49,793

Total	$1,700,000

* Indicates expenses that have been estimated for filing purposes.

ITEM 26

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this amendment on Form S-1, we issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

To accomplish the Share Exchange with Allied Moral’s stockholders, we issued on May 15, 2007 an aggregate of 13,000,000 shares of our common stock in exchange for all of Allied Moral’s issued and outstanding common stock and we issued 266,666 shares of our Series A Preferred Stock in exchange for 2,666,667 shares of Allied Moral’s Series A Preferred Stock. The shares were issued to eight accredited investors. This issuance was pursuant to the exemption from registration under Section 4(2) of the Securities Act for issuances not involving any public offering.

In February 2008, the holders of 33,333 shares of our Series A Preferred Stock elected to convert those shares into an aggregate of 350,137 shares of common stock. This conversion was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) since no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On August 29, 2005, 9,500,000 shares of common stock were issued the company’s President in exchange for all outstanding membership units of Pinewood Imports, LLC, in effect converting the company from a limited liability company to a C corporation. On December 2, 2005, an additional 700,000 common shares were issued to 39 additional stockholders at $.001 per share for $700 in cash. These stockholders had an opportunity to ask questions of and receive answers from executive officers of Registrant and were provided with access to Registrant’s documents and records in order to verify the information provided. Each of these 39 stockholders who was not an accredited investor either alone or with his purchaser representative(s), if any, represented that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and the Issuer had grounds to reasonably believe immediately prior to making any sale that such purchaser comes within this description. All transactions were negotiated in face-to-face or telephone discussions between executives of Registrant and the individual purchaser, each of whom, or their respective representative, indicated that they met the definition of “sophisticated” investor as defined in Regulation D, and Pinewood has made a determination that each of such investors are “sophisticated investors.” Because of sophistication of each investor as well as, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Pinewood. In addition to providing proof that each stockholder paid for their shares as indicated in their respective investment letters, such letters also verify that each stockholder was told prior to and at the time of his or her investment, that he or she would be required to act independently with regard to the disposition of shares owned by them and each stockholder agreed to act independently. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend, and stop transfer instructions are noted on the stock transfer records of the Registrant.

The foregoing issuances of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933.

ITEM 27
EXHIBITS
**	1.1	Underwriting Agreement

	3.1	Articles of Incorporation as revised (incorporated by reference to company’s annual report on Form 10-KSB filed on April 10, 2008)

	3.2	Amended and Restated By-Laws (incorporated by reference to company’s annual report on Form 10-KSB filed on April 10, 2008)

	4.1	Amended and Restated Certificate of Designations for Series A Preferred Stock (incorporated by reference to the exhibit to the company’s Current Report on Form 8-K filed on January 16, 2008)

**	4.2	Form of Representatives Warrant

**	5.1	Opinion of Nevada counsel

	10.1	Securities Exchange Agreement dated May 15, 2007 (incorporated by reference to company’s Current Report on Form 8-K filed on May 15, 2007)

*	10.2	Huiheng 2007 Share Plan

	10.3	Stock Purchase Agreement dated September 1, 2006 (incorporated by reference to company’s Form 10-KSB filed on February 28, 2007)

*	10.4	Office Lease

	10.5	Investors’ Right Agreement among Allied Moral Holdings and the purchasers of Series A Preferred Stock

	10.6	Amendment to Investors’ Rights Agreement

*	10.7	Sample Form of Equipment Sales Contract

	10.8	Sample Form of Purchase Contract for Cobalt-60 Radiation Sources

	10.9	Sample Form of Contract for Commissioned Manufacturing of Parts

	10.10	Sample Form of Contract for Commissioned Manufacturing

*	10.11	Capital Contribution Transfer Agreement between Shenzhen Huiheng Industry Co., Ltd. and Allied Moral Holdings Limited dated August 21, 2006

*	10.13	Creditor’s Rights and Liability Confirmation Agreement

	10.14	Letter Agreement between Allied Moral Holdings Limited and Clear Honest International Co. Ltd., dated January 5, 2008

	10.15	Letter Agreement between Shenzhen Huiheng Industry Co., Ltd. And Tibet Changdu Huiheng Development Co., Ltd. dated January 5, 2008

	10.16	Capital Contribution Transfer Agreement between Shenzhen Huiheng Industry Co., Ltd. and Tibet Changdu Huiheng Development Co., Ltd. dated February 25, 2006

	10.17	Capital Contribution Transfer Agreement between Hui Xiaobing and Tibet Changdu Huiheng Development Co., Ltd. dated February 25, 2006

	21.	Subsidiaries

	23.1	Consent of UHY Vocation HK CPA Limited (formerly known as UHY ZTHZ HK CPA Limited)

**	23.2	Consent of Nevada Counsel

*	99.1	Tax Notice

*	99.2	Original Certificate of Designations for Series A Preferred Stock for Mill Basin Technologies, Inc.

* Previously filed

** To be filed by amendment

ITEM 28

UNDERTAKINGS

The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

2. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

3. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

5. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(v) That for the purpose of determining liability under the Securities Act to any purchaser:

6. Since the small business issuer is subject to Rule 430C

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

7. Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

“Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Shenzhen, China on July 3, 2008.

Huiheng Medical, Inc.

/s/ Hui Xiaobing
By: Hui Xiaobing, Chairman and CEO

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature(s)	Title(s)	Date

/s/ Hui Xiaobing	Chairman and CEO	July 3, 2008
Hui Xiaobing	(Principal Executive Officer)

/s/ Richard Shen	Chief Financial Officer	July 3, 2008
Richard Shen	(Principal Financial and Accounting Officer)

Jian Huang*	Director	July 3, 2008
Jian Huang

Daxi Li*	Director	July 3, 2008
Daxi Li

Joe Y. Chang*	Director	July 3, 2008
Joe Y. Chang

Kenneth Borow*	Director	July 3, 2008
Kenneth Borow

Peter Slate*	Director	July 3, 2008
Peter Slate

Edward Meng*	Director	July 3, 2008
Edward Meng

* By	/s/ Hui Xiaobing
Hui Xiaobing
Attorney-in-fact